Filed Pursuant to Rule 424(b)(5)
Registration Nos.
333-101164
333-101164-01
333-101164-03
333-101164-05
333-101164-06
333-101164-07
333-101164-08
333-101164-09
333-101164-10
333-101164-11
333-101164-12
333-101164-13

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission under the Securities Act of 1933. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 11, 2003

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 10, 2003)

6,500,000 Shares

Xerox Corporation

    % Series C Mandatory Convertible Preferred Stock

We are offering all the 6,500,000 shares of our Series C mandatory convertible preferred stock offered by this prospectus supplement. We will receive all the net proceeds from the sale of such shares of our Series C mandatory convertible preferred stock.

We will pay annual dividends on each share of our Series C mandatory convertible preferred stock in the amount of $            . Dividends will be cumulative from the date of issuance and to the extent that dividends are not prohibited or restricted under our debt agreements, assets are legally available to pay dividends and our board of directors declares a dividend payable, we will pay dividends in cash, shares of our common stock or a combination thereof, in our sole discretion, after every quarter. Shares of our common stock used to pay dividends will be delivered to the transfer agent to be sold on the holders’ behalf, resulting in net cash proceeds to be distributed to the holders in an amount equal to the cash dividends otherwise payable. The first dividend payment will be made on October 1, 2003.

(Continued on following page)

Investing in our Series C mandatory convertible preferred stock involves risks. See “ Risk Factors,” beginning on page S-14 of this prospectus supplement and on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Xerox Corporation (before expenses)	$	$

To the extent the underwriters sell more than 6,500,000 shares of Series C mandatory convertible preferred stock, the underwriters have the option to purchase up to 975,000 additional shares of Series C mandatory convertible preferred stock from us to cover over-allotments at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares to purchasers on or about June     , 2003.

Joint Book-Running Managers

Citigroup

Merrill Lynch & Co.

Goldman, Sachs & Co.

JPMorgan

Co-Lead Managers

Deutsche Bank Securities	UBS Investment Bank

  Co-Managers

Danske Markets	Credit Suisse First Boston

Global Coordinator

JPMorgan

June     , 2003

(Continued from cover)

On July 1, 2006, each share of our Series C mandatory convertible preferred stock will automatically convert, subject to adjustments described in this prospectus supplement, into between          and          shares of our common stock, depending on the then 20-day average market price of our common stock. At any time prior to July 1, 2006, holders may elect to convert each share of their Series C mandatory convertible preferred stock, subject to adjustments described in this prospectus supplement, into          shares of our common stock. If at any time prior to July 1, 2006, the closing price per share of our common stock exceeds $         for at least 20 trading days within a period of 30 consecutive trading days, we may elect, subject to certain limitations described in this prospectus supplement, to cause the conversion of all, but not less than all, the shares of Series C mandatory convertible preferred stock then outstanding for shares of our common stock at a conversion rate of          shares of our common stock for each share of our Series C mandatory convertible preferred stock.

Prior to this offering, there has been no public market for our Series C mandatory convertible preferred stock. We intend to apply to list our Series C mandatory convertible preferred stock on the New York Stock Exchange. Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “XRX.” On June 9, 2003, the last reported sale price of our common stock was $10.84 per share.

In connection with a larger financing plan of which this offering is a part, we are offering, by means of separate prospectus supplements, (1) 40,000,000 shares of our common stock (or 46,000,000 shares if the underwriters exercise their option to purchase additional shares in full) and (2) $1 billion aggregate principal amount of senior notes comprised of $             million aggregate principal amount of our     % Senior Notes due 2010 and $             million aggregate principal amount of our     % Senior Notes due 2013. In addition, we intend to enter into a new $1.0 billion credit facility contemporaneously with these offerings that will replace our existing credit facility under which $3.3 billion was outstanding as of March 31, 2003. The closing of this offering, the common stock offering and the offering of the Senior Notes due 2010 and the Senior Notes due 2013 is not contingent on the closing of any of the other offerings or the execution of the new credit facility. However, the effectiveness of the new credit facility is contingent upon our raising additional funds in the capital markets. This condition would be satisfied upon the successful completion of this offering, the Senior Notes offering and the common stock offering. See “Prospectus Supplement Summary—Financing Plan.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance imply that the information in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained in the accompanying prospectus is correct as of any date subsequent to the date on the cover of the accompanying prospectus.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference” in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC file number is 1-4471. You can read and copy this information at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You can also obtain copies of these materials from this public reference room, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents they incorporate by reference may contain certain statements that are not historical fact and which are deemed to be forward-looking. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, intended or expected. We do not intend to update these forward-looking statements.

ii

We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Such events and factors include, but are not limited to, those discussed in the section that follows the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as those listed under “Forward Looking Statements” in the documents enumerated under “Incorporation of Certain Documents by Reference” including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on Form 10-Q for the three months ended March 31, 2003, our Current Report on Form 8-K dated April 30, 2003 and under similarly captioned sections in future filings that we make with the SEC under the Exchange Act.

MARKET AND INDUSTRY DATA

Certain market and industry data included or incorporated by reference in this prospectus supplement and in the accompanying prospectus has been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors and the financial data and related notes, before making an investment decision. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise the over-allotment option we have granted them.

We are The Document Company, and a leader in the global document market, developing, manufacturing, marketing, servicing and financing a complete range of document equipment, software, solutions and services. We operate in over 130 countries worldwide, and distribute our products in the Western Hemisphere directly and through third-party distributors. In Europe, Africa, the Middle East, India and parts of Asia, we distribute our products through Xerox Limited and related companies, which we refer to collectively as Xerox Limited. We had approximately 64,700 employees at March 31, 2003.

We provide the industry’s broadest range of document products, solutions and services. Our products include printing and publishing systems, digital multi-function devices (which can print, copy, scan and fax), digital copiers, laser and solid ink printers, fax machines, document-management software, and supplies such as toner, paper and ink. We also provide software and solutions that can improve document access for mobile workers and help businesses easily print books or create personalized documents for their customers. In addition, we provide a range of comprehensive document management services, such as operating in-house production centers, developing online document repositories and analyzing how customers can most efficiently create and share documents in the office.

We develop document technologies, systems, solutions and services intended to improve our customers’ work processes and business results. We deliver value to customers by leveraging our core competencies in technology, document knowledge, global sales and service, brand reputation and value added solutions across our three core markets: high-end production environments, small-to-large networked offices and services.

Business Strategy

The document industry is undergoing a fundamental transformation, including the continued transition from older light-lens devices to digital technology, the transition from black and white to color, the management of publishing and printing jobs over the internet, the use of variable data to create customized documents, increased reliance on outsourcing and the increase in mobile workers utilizing hand-held devices. Documents are increasingly created and stored in digital electronic form and the internet is increasing the amount of information that can be accessed in the form of electronic documents. We believe these trends play to the strengths of our product and service offerings. Our business model is based mainly on bundled contract lease arrangements, which typically include equipment, service, supplies and financing components. The portion attributed to the service, supplies and financing components of each sale are recognized over time and there is typically a lag between an increase in equipment sales and when we realize the associated increase in post sale revenues. Our strategy is to lead and respond to market trends by targeting our investments to the faster growing color and digital markets while maximizing profitability and cash flows from declining light lens revenues.

We have responded to the changing nature of the industry by introducing a total of 17 new digital and color products in 2002. During the first four months of 2003, we introduced a total of an additional 12 new digital and color products, primarily in the small-to-large office market.

Our 2002 new product introductions in our Production segment included:

•	the DocuColor iGen3 Digital Production Press, at a base list price of $500,000, which produces photographic quality output indistinguishable from offset printing at 100 pages per minute with an operating cost of approximately 5 cents per page;

•	the DocuColor 6060 Digital Color Press, which complements the successful DocuColor 2000 family by offering a more advanced set of features, productivity and capabilities;

•	the DocuSP Color Controller; and

•	the Xerox 1010, our new 101 page per minute digital device for the light production market.

Our 2002 new product introductions in our Office segment included:

•	the Document Centre 500 series, which brings unparalleled productivity and features to small and mid-sized workgroups at significantly lower prices;

•	an expanded WorkCentre Pro family of products targeted at lower-volume, cost-conscious customers;

•	the DocuColor 1632 and 2240 midrange color printers/copiers, which deliver affordability and speed with a benchmark cost for color pages of less than 10 cents a page; and

•	the Phaser 8200 solid ink color printer and the Phaser 6200 and 7300 laser color printers, all of which use single pass color technology and are among the fastest in their respective classes.

On April 30, 2003, we announced a suite of 21 new and enhanced office products, including nine new digital copiers, basic multi-function products that print and copy and advanced multi-function products that print, copy, fax, scan and e-mail. The new line includes black and white and color-enabled devices with speeds ranging from 16 to 90 pages per minute and is offered at what we believe is some of the most competitive pricing for such products in our history. We also announced software solutions developed by eight industry partners using the open architecture of Xerox multi-function systems, and focused on innovative people-based services designed to help customers reduce document costs and increase worker productivity.

As part of our April 30, 2003 announcement, we presented an action plan to grow profitable revenue and reclaim market share by better positioning ourselves as a one-stop provider for all office product and services needs, from stand-alone digital copiers and printers to top-of-the-line, networked multi-function systems in black-and-white and color. Features previously bundled with higher-priced products are now available in new entry-level configurations so customers can purchase only what they need.

At the same time, we are expanding our range of office services, including Office Document Assessments, which can result in significant savings by streamlining document work processes.

To make it easier to buy from Xerox, we are expanding our worldwide distribution channels, such as TeleWeb operations (a combination of telephone and internet selling), resellers, dealers, agents and concessionaires, in addition to direct sales. For the first time in the United States, as of May 1, 2003, we now offer selected office multi-function systems through key distributors and resellers in a pilot program aimed at providing a wider range of products to resellers who previously only sold Xerox printers. And in a break with standard practice in the multi-function market, we will start to post product pricing on our web site.

The marketing and selling of our products and solutions are organized according to geography and channel types. Our products and solutions are principally sold directly to customers by our worldwide sales force totaling approximately 10,000 employees and through a network of independent agents, dealers, value-added resellers and systems integrators. We are expanding our use of cost-effective indirect distribution channels (such as Teleweb) for basic product offerings, and increasingly utilizing our direct sales force to address our customers’ more advanced technology, solutions and services requirements.

Business Segments

Our reportable segments are as follows:

Production (29% of 2002 revenues)

We provide monochrome and color systems for three main customer environments: production publishing, transaction printing and enterprise-wide printing. We are the only manufacturer in the market that offers a complete family of production publishing systems from 65 to 180 impressions per minute. In addition, we continue to support analog devices currently installed at customer locations. We offer total document solutions and services that can scan, view, manage and produce documents, as well as a variety of pre-press and post-press options to fully meet customer demands.

In 2002 we achieved our goals in this segment of improving our market coverage, stabilizing our sales force and implementing a program that we call the “New Business of Printing,” which included introducing innovative production systems and solutions to expand our leadership position and focusing on the higher growth digital color opportunities. Based on our analysis of independent equipment installation projections, production digital color revenues are expected to have a compound annual growth rate of more than 30% through 2006. This “New Business of Printing” responds to increasing customer requirements for fast turnaround times, precise quantities, personalization and customization and is built on the solid foundation of the digital production print on demand market, which we created in 1990 with the introduction of our first DocuTech Production Publisher. The DocuColor iGen3, launched in October 2002, utilizes advanced color technology, which we expect will expand the digital color print on demand market, as its speed, image quality, personalization and cost advantages enable the device to capture valuable pages from the offset printing market. We provide content creation and management, production and fulfillment solutions and services to improve our customers’ work processes and business results. Our digital technology enables personalization and printing on demand that can eliminate inventory and warehousing costs.

Office (47% of 2002 revenues)

Our Office segment serves global, national and small to medium sized commercial customers as well as government, education and other public sector customers. Office systems and services encompass monochrome devices at speeds up to 90 pages per minute, including our family of Document Centre digital multi-function products; color laser, LED (light emitting diode), solid ink and monochrome laser desktop printers; digital copiers; light-lens copiers and facsimile products. In 2003, we reclassified our mid-range color copiers and printers (11-40 pages per minute) from the Production segment to the Office segment to reflect the changing user-base of these products and to align our segment reporting with the marketplace.

In 2002 we achieved our goals in this segment of improving the competitiveness of our cost structure, increasing our market coverage through indirect channel expansion and capturing growth opportunities in this market. Our strategy to capture growth in the Office segment remains centered around three key areas: color, digital multi-function devices and solutions. We will drive the market to color printing and copying by making color as easy, fast and affordable as traditional black and white. We continue to lead the transition from single-function machines to multi-function devices by ensuring that multi-function devices continue to be more cost-effective. We provide further value to our customers by offering a range of solutions including wireless document access for mobile workers and the Office Document Assessment in which we analyze a business’ workflow and document needs, and then identify the most efficient, productive mix of office equipment and software for that business, thereby helping to reduce the customer’s document related costs.

Developing Markets Operations (“DMO”) (11% of 2002 Revenues)

DMO includes marketing, direct sales, distribution programs and service operations for Xerox products, supplies and services in Latin America, the Middle East, India, Eurasia, Russia and Africa. Over 120 countries are included in DMO, with Brazil representing approximately 40% of total DMO revenues in 2002. DMO operations are managed as a separate segment due to the political and economic volatility and unique nature of the geographic markets involved in our DMO segment. Our 2002 DMO goals included improving liquidity and revenue generation as well as reducing business risk while reducing costs to enable a return to profitability. Our 2002 results included a return to profitability in DMO due to accelerated cost reductions as well as our refocused efforts on limiting aggressively priced low margin contracts and only selling to customers at higher and more acceptable margins. In addition, improved operating cash generation and our transition to third party vendor financing or cash sales have allowed DMO to reduce debt levels.

Other (13% of 2002 Revenues)

The segment classified as Other includes several units, none of which meet the thresholds for separate segment reporting. This group primarily includes Xerox Supplies Group (predominately paper), Small Office/Home Office (“SOHO”), Xerox Engineering Systems (“XES”), Xerox Global Services, Inc. (formerly Xerox Connect), Xerox Technology Enterprises (“XTE”) and consulting services, royalty and license revenues. SOHO, a business we exited in 2001, consists primarily of sales of profitable consumables for inkjet printers and personal copiers that were previously sold through retail channels in North America and Europe. XES is a business that sells equipment used for special engineering applications. Xerox Global Services, Inc. is a network service business aimed at optimizing office efficiency and providing solutions. XTE consists of a collection of high technology start-up entities. The Other segment operating results include the profit (loss) from the previously mentioned sources, equity income from Fuji Xerox and certain costs which have not been allocated to the other reportable segments including non-financing and other corporate expenses.

Fuji Xerox

Fuji Xerox Co., Limited is an unconsolidated entity in which Xerox Limited currently owns 25% and Fuji Photo Film Co., Ltd. owns 75%. Fuji Xerox develops, manufactures and distributes document processing products in Japan, China, Hong Kong and other areas of the Pacific Rim, Australia and New Zealand. Our technology licensing agreements with Fuji Xerox ensure that the two companies retain uninterrupted access to each other’s portfolio of patents, technology and products. We retain significant rights as a minority shareholder and account for our interest in Fuji Xerox under the equity method. We have arrangements with Fuji Xerox whereby we purchase inventory from and sell inventory to Fuji Xerox. These purchase commitments with Fuji Xerox are in the normal course of business and typically have a lead time of three months or less.

Manufacturing

In order to improve our cost competitiveness, in the fourth quarter of 2001 we entered into purchase and supply agreements with Flextronics, a global electronics manufacturing services company. Under these agreements, Flextronics purchased inventory, property and equipment related to certain manufacturing locations supporting our Office segment. Pursuant to the agreements, we sold our operations in Toronto, Canada; Aguascalientes, Mexico; Penang, Malaysia; Venray, The Netherlands and Resende, Brazil to Flextronics in a series of transactions that were completed in 2002. In total, approximately 4,100 Xerox employees in certain of these operations transferred to Flextronics. Under the supply agreement, Flextronics manufactures and supplies equipment and components, including electronics components, for our Office segment, which represented approximately 50% of our manufacturing operations. As expected, we are benefiting from the economies of scale and focus on productivity that Flextronics brings to the relationship. Our remaining manufacturing operations are primarily located in Rochester, New York for our high-end products and consumables (for example, toner) and in Wilsonville, Oregon for consumable supplies and components.

Research & Development (“R&D”)

Investment in R&D is crucial to drive future growth and we have directed our investments to the fastest growing segments of the market. Our goal is to continue to create innovative technologies that will expand current and future markets. Our R&D expenditures employ three key themes:

•	driving the New Business of Printing;

•	accelerating color adoption; and

•	digitizing the office.

Our R&D is strategically coordinated with that of Fuji Xerox. Fuji Xerox invested $580 million in R&D in 2002 which, together with our 2002 R&D expenditures, resulted in a combined total of $1.5 billion. To maximize the synergies of our relationship, Xerox R&D expenditures are focused primarily on the Production segment while Fuji Xerox R&D expenditures are principally focused on the Office segment.

Customer Financing

As part of our business model we provide financing on a significant portion of our equipment sales. Prior to 2002, we financed approximately 80% of our equipment sales by accessing the credit markets and using cash generated from operations. Our finance receivables securitization strategy is intended to increase the proportion of our debt which is secured by finance receivables and create a self-funding mechanism for financing equipment sales. We expect to securitize approximately 60% of our finance receivables by the end of 2003. As of March 31, 2003, approximately 54% of our finance receivables have been securitized. The largest portion of our secured borrowing is under an eight-year agreement (subject to renewal) we completed with General Electric Capital Corporation (“GECC”) in the U.S. This agreement calls for GECC to provide funding on new lease originations of up to $5 billion outstanding at any time during the eight-year term. The $5 billion limit may be increased to $8 billion subject to agreement between the parties. Under this agreement, we expect GECC to securitize approximately 70% of new U.S. lease originations at over-collateralization rates, which will vary over time but are expected to be approximately 10% of the net finance receivables balance. See “Description of Certain Debt—Description of Senior Secured Loan Agreement with GECC.” We have entered into secured borrowing arrangements in a number of other markets (including the U.K., Canada, France and Germany) and are working to complete long-term funding agreements in the U.K. and Canada. As we collect cash from our securitized finance receivables, we pay down the related secured debt.

Recent Results

2002 Performance

In 2002, we returned to profitability, significantly strengthened our balance sheet and launched 17 new products, making the year one of our strongest ever for new products. Our results demonstrate effective execution to-date of our Turnaround Program, which we announced in October 2000. Our Turnaround Program has focused on improving liquidity, stabilizing our operations and significantly reducing our cost base in order to improve our competitiveness. In November 2002, we accelerated additional cost reductions by initiating our Fourth Quarter 2002 Restructuring Program. This program includes additional cost reductions in manufacturing and administrative operations, streamlining our sales and service efforts by transitioning to an indirect model in our Office segment in Europe, outsourcing work not related to our core business operations and reducing middle and upper management headcount in the U.S. By the end of 2002, we had sold assets under the Turnaround Program totaling approximately $2.7 billion, implemented actions under the Turnaround Program and the Fourth Quarter 2002 Restructuring Program to reduce 2003 annualized costs by approximately $1.7 billion from 2000 levels and returned each of our core business segments to profitability. During this period we also transitioned a portion of our equipment financing to third parties in some geographies and implemented a strategy to securitize our finance receivables. We strengthened our balance sheet and liquidity by generating operating cash flows of $1.9 billion, repaying debt of $3.2 billion, negotiating a new credit facility and securitizing approximately half our finance receivables.

Although the worldwide economic environment and information technology spending remained weak, throughout 2002 our equipment sales and revenue declines moderated, reflecting the success of our new products launched during the year. Improved gross margins and reduced selling, administrative and general expenses, reflect benefits from our cost base reductions, our focus on more profitable revenue and our exit from certain businesses. While we reduced our overall cost base, we continued to invest in research and development, prioritizing our investments in the faster growing areas of our market.

First Quarter 2003 Performance

Total first quarter 2003 revenues of $3.8 billion declined 3% from $3.9 billion in the 2002 first quarter, including a 4 percentage point benefit from currency. Despite continued economic weakness and competitive pressures, the first quarter 2003 year over year revenue decline continued to moderate from previous quarters. The majority of the revenue decline reflects reductions in our DMO segment as our focus on profitable revenue and transition to third party financing has resulted in substantial year over year declines, which we believe will continue to moderate during 2003. Strong demand for our recently launched color and office monochrome multi-function products, as well as increased print volumes, led to growth in these revenues, which largely offset declines in older technology light lens revenue. Equipment sales grew 3%, including a 6 percentage point benefit from currency, and reflected the success of the numerous 2002 product launches mentioned above. Post sale and other revenue declined 4%, as a 5 percentage point benefit from currency was more than offset by DMO declines, a reduction in the number of light lens copiers at customer locations and related page volume declines. Finance income declined 5%, including a 5 percentage point benefit from currency. The finance income decline reflected reduced equipment sales, the 2002 sale of our financing business in Italy as well as our partial exit from the leasing business in Germany, the Netherlands and several DMO countries.

Gross margins for the quarter were up 0.9 percentage points to 41.9%. Selling, administrative and general expenses were 27.1% of revenue, a decrease of 3.2 percentage points year over year. During the quarter, we generated $159 million of operating cash and received $354 million in net proceeds from securitized financings. We ended the period with $3.0 billion in cash and cash equivalents.

The first quarter 2003 net loss of $65 million, or 10 cents per diluted share, included a $183 million after-tax charge ($300 million pre-tax) related to the Berger v. Retirement Income Guarantee Plan (“RIGP”) litigation, after-tax restructuring charges of $5 million ($8 million pre-tax), and certain non-recurring net foreign tax benefits of $13 million. Our underlying financial results include the effective implementation of cost and expense actions, which were accelerated in the fourth quarter 2002 and have resulted in increased gross margins and reduced selling, administrative and general expenses.

The RIGP litigation is a case brought against our primary U.S. pension plan for salaried employees. RIGP is appealing a ruling made in September 2002 by the United States District Court for the Southern District of Illinois. RIGP and its counsel continue to believe that the district court’s judgment should be overturned. However, following the oral argument of the RIGP’s appeal to the Seventh Circuit Court of Appeals on April 9, 2003, RIGP and its counsel reassessed the level of probability for a favorable outcome, which resulted in our recording a charge for the amount of the judgment. If the district court ruling is upheld on appeal, any final judgment would be paid from RIGP assets. Should we need to make a cash contribution to compensate for any potential shortfall in the plan related to this litigation, we would not be required to begin doing so until 2005.

If we complete our financing plan as described below, we expect to record a $70 million pre-tax charge in the second quarter 2003 to recognize the remaining unamortized fees associated with the 2002 Credit Facility. Excluding this charge, we continue to expect that second quarter 2003 earnings will be in the range of 9 cents to 12 cents per share although actual results may differ from our expectations.

Financing Plan

This offering is part of a financing plan which is expected to significantly de-lever and strengthen our balance sheet, extend our debt maturity profile and provide us with added operational and financial flexibility. As part of this financing plan, concurrent with this offering, we are offering to sell 40,000,000 shares of our common stock (or 46,000,000 shares if the underwriters exercise their option to purchase additional shares in full) and $1 billion of senior notes comprised of $             million aggregate principal amount of our         % Senior Notes due 2010 and $             million aggregate principal amount of our       % Senior Notes due 2013.

We also intend to enter into a new $1.0 billion credit facility consisting of a $300 million term loan and a $700 million revolving credit facility (the “2003 Credit Facility”) that will replace our existing credit facility (the “2002 Credit Facility”). As of the date of this prospectus supplement, we have received commitments for the entire 2003 Credit Facility from a group of lenders, including affiliates of the underwriters of this offering. These commitments are subject to satisfactory final documentation, the conditions described below and certain other customary conditions. For purposes of this prospectus supplement, we have assumed that we will borrow $300 million under the 2003 Credit Facility, but we could decide to substantially increase our borrowings thereunder up to the maximum amount available under the facility.

The net proceeds from this offering, the common stock offering, the offering of the Senior Notes due 2010 and the Senior Notes due 2013, the borrowings under the 2003 Credit Facility, together with existing cash on our balance sheet, will be used to repay the then-outstanding balance under our 2002 Credit Facility ($3.3 billion as of March 31, 2003 and $3.1 billion as of May 31, 2003).

The closing of this offering, the common stock offering and the offering of the Senior Notes due 2010 and the Senior Notes due 2013 is not contingent on the closing of any of the other offerings or the execution of the 2003 Credit Facility. Offers for our common stock and our Senior Notes due 2010 and our Senior Notes due 2013 are only being made by delivery of the prospectus supplement relating to such offering. We could decide not to sell our common stock or our Senior Notes due 2010 and our Senior Notes due 2013, or sell more or less of our common stock or our Senior Notes due 2010 or our Senior Notes due 2013 than we presently are offering. The effectiveness of the 2003 Credit Facility is contingent, however, upon our raising at least $1.5 billion in the capital markets, of which at least $500 million must consist of equity or equity-linked securities. This condition would be satisfied upon successful completion of this offering, the Senior Notes offering and the common stock offering. If the effectiveness of the 2003 Credit Facility does not occur, then the 2002 Credit Facility will remain in place. See “Description of Certain Debt.”

This offering, the common stock offering, the offering of the Senior Notes due 2010 and the Senior Notes due 2013, the execution of the 2003 Credit Facility and the application of proceeds from these transactions are collectively referred to in this prospectus supplement as the “Financing Plan.”

Recent Developments

Securities and Exchange Commission (“SEC”) Investigation

On April 1, 2002, we announced that we had reached a settlement with the SEC on specific accounting methodology and financial disclosure matters previously disclosed that had been under investigation by the SEC since June 2000. As a result, on April 11, 2002, the SEC filed a complaint against us, which we simultaneously settled by consenting to the entry of an Order enjoining us from future violations of Section 17(a) of the Securities Act of 1933, Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 13b2-1 thereunder, requiring payment of a civil penalty of $10 million, and imposing other ancillary relief. We neither admitted nor denied the allegations of the complaint. The $10 million civil penalty is included in “Other Expenses, net “ in 2002 in our Consolidated Statement of Income. Under the terms of the settlement, in 2002 we restated our financial statements for the years 1997 through 2000.

In addition, as part of the settlement, a special committee of our Board of Directors retained Michael H. Sutton, former Chief Accountant of the SEC, as an independent consultant to review our material accounting controls and policies. Mr. Sutton commenced his review in July 2002. On February 21, 2003, Mr. Sutton delivered his final report (“Sutton Report”), together with observations and recommendations, to members of the special committee. On April 18, 2003 a copy of the Sutton Report and the Audit Committee’s recommendation to the Board of Directors regarding such Report was delivered to the Board of Directors and to the SEC. The Board of Directors must report to the SEC the decisions taken by our Board of Directors as a result of the Sutton Report by June 17, 2003.

We have a comprehensive ongoing program addressing continued progress in enterprise risk management as well as our process and systems management. We are devoting significant additional resources to this end.

SEC Settlement Reached with Individual Defendants

The SEC announced on June 5, 2003 that it had reached a settlement with several individuals who are former officers of Xerox regarding the same accounting and disclosure matters involved in its investigation of Xerox. Just as we had done in our settlement with the SEC, these individuals neither admitted nor denied wrongdoing and have agreed to pay fines, disgorgement and interest.

Because all of the individuals who settled were officers of Xerox, we are required to pay the disgorgement amounts ($19.4 million including prejudgment interest) and legal fees associated with their settlements. Under the terms of our by-laws, we are required to indemnify officers and directors, including former officers and directors, against any costs, expenses or liabilities that result from acting as an officer or director, including payments made in settlement of proceedings, unless the officers or directors are found guilty of wrongdoing in a court of law. However, the individuals have agreed to pay their own fines. We accrued our indemnification expenses during the second half of 2002.

Other Litigation

Reference is made to the “Legal Matters” portion of Note 8 to our Condensed Consolidated Financial Statements (“Litigation, Regulatory Matters and Other Contingencies”) contained in our Quarterly Report on Form 10-Q for the three months ended March 31, 2003 for a discussion of the securities law actions and derivative suits concerning our accounting methodology, accounting practices and related financial and other disclosure matters.

Summary Consolidated Financial Data

The summary historical financial data for the years ended December 31, 2002, 2001 and 2000 has been derived from our audited consolidated financial statements which are incorporated by reference in this prospectus supplement. The summary historical financial data for the three months ended March 31, 2003 and 2002 has been derived from our unaudited condensed consolidated financial statements which are incorporated by reference in this prospectus supplement and which, in the opinion of our management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods. The “As Adjusted for the Financing Plan” data gives effect to this offering, the offering of $1 billion aggregate principle amount of senior notes comprised of $             aggregate principal amount of our Senior Notes due 2010 and $             aggregate principal amount of our Senior Notes due 2013, the offering of 40,000,000 shares of our common stock at a purchase price of $10.84 per share, the borrowing of $300 million under the 2003 Credit Facility and the application of the net proceeds from the three offerings and such borrowings, as if each transaction were consummated on March 31, 2003. We may decide to substantially increase our initial borrowing under the 2003 Credit Facility, up to the maximum amount available thereunder, and apply these funds toward repayment of the 2002 Credit Facility. This would require us to use less existing cash and would reduce the amount available for future borrowings under the 2003 Credit Facility. The “As Adjusted for the Financing Plan” data also reflects (i) charges related to the write-off of previously capitalized debt issuance costs associated with the 2002 Credit Facility ($80 million as of March 31, 2003, which are shown as an after-tax reduction of retained earnings of $49 million) and (ii) payments of $84 million for transaction fees and expenses that we will incur related to the offerings and the 2003 Credit Facility. You should read the information in this table together with our consolidated financial statements and the related notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000
	(Dollars in millions, except per share data)
Statement of Operations Data:
Revenues:
Sales	$1,589	$1,583	$6,752	$7,443	$8,839
Service, outsourcing and rentals	1,917	2,011	8,097	8,436	8,750
Finance income	251	264	1,000	1,129	1,162

Total revenues	$3,757	$3,858	$15,849	$17,008	$18,751

Net (loss) income	$(65)	$(114)	$91	$(94)	$(273)
Preferred stock dividends, net	(10)	—	(73)	(12)	(46)

(Loss) income available to common shareholders	$(75)	$(114)	$18	$(106)	$(319)

Per Share Data:
Basic and diluted (loss) income per share	$(0.10)	$(0.16)	$0.02	$(0.15)	$(0.48)
Weighted average common shares (in thousands)
Basic	741,505	725,639	731,280	704,181	667,581
Diluted	741,505	725,639	807,144	704,181	667,581

	As of March 31, 2003
	Actual	As Adjusted for the Financing Plan
	(Dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$3,035	$2,072

Long-term debt including current portion	$14,315	$12,352
Minorities’ interests in equity of subsidiaries	73	73
Mandatory redeemable preferred securities(1)	1,708	1,708
Preferred securities(2)	494	1,123
Common shareholders’ equity(3)	1,771	2,138

Total capitalization	$18,361	$17,394

(1)	Refers to the caption “Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company” on our Condensed Consolidated Balance Sheet.
(2)	Actual amount includes preferred stock of $536 million net of the related Deferred ESOP benefits of $42 million included in our Condensed Consolidated Balance Sheet and the “As Adjusted for the Financing Plan” amount includes preferred stock of $536 million net of the related Deferred ESOP benefits of $42 million and mandatory convertible preferred stock of $629 million.
(3)	Actual amount includes common stock, including additional paid-in-capital of $2,757 million, retained earnings of $950 million and accumulated other comprehensive loss of $1,936 million included in our Condensed Consolidated Balance Sheet and the “As Adjusted for the Financing Plan” amount includes common stock, including additional paid-in capital of $3,173 million, retained earnings of $901 million and accumulated other comprehensive loss of $1,936 million.

The Offering

Issuer	Xerox Corporation.

Securities offered	6,500,000 shares of Series C mandatory convertible preferred stock.

Initial price	$100.00 for each share of Series C mandatory convertible preferred stock.

Over-allotment option

To the extent the underwriters sell more than 6,500,000 shares of Series C mandatory convertible preferred stock, the underwriters have the option to purchase up to 975,000 additional shares of Series C mandatory convertible preferred stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. If the underwriters exercise their over-allotment option in full, we will offer an aggregate of 7,475,000 shares and we will have approximately 7,475,000 million shares of Series C mandatory convertible preferred stock outstanding.

Dividends

$         for each share of Series C mandatory convertible preferred stock per year. Dividends will be cumulative from the date of issuance and to the extent that dividends are not prohibited or restricted under our debt agreements, assets are legally available to pay dividends and our board of directors declares a dividend payable, we will pay dividends in cash, shares of our common stock or a combination thereof, in our sole discretion, after every quarter. Shares of our common stock used to pay dividends will be delivered to the transfer agent to be sold on the holders’ behalf, resulting in net cash proceeds to be distributed to the holders in an amount equal to the cash dividends otherwise payable. See “Risk Factors—Our debt agreements currently restrict us from paying cash dividends on our Series C mandatory convertible preferred stock” and “—We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our Series C mandatory convertible preferred stock in shares of our common stock.”

Dividend payment dates	The first calendar day (or the following business day if the first is not a business day) of each January, April, July and October, commencing on October 1, 2003.

Redemption	The Series C mandatory convertible preferred stock will not be redeemable.

Automatic conversion date	July 1, 2006, which we call the automatic conversion date.

Automatic conversion

On the automatic conversion date, each share of Series C mandatory convertible preferred stock will automatically convert into shares of our common stock, based on the conversion rate as described below.

The holders of our Series C mandatory convertible preferred stock on the automatic conversion date will have the right to receive a dividend of cash, shares of our common stock or a combination thereof, as we determine in our sole discretion, in an amount equal to the accrued and unpaid dividends on our Series C mandatory convertible preferred stock as of the conversion date, whether or not declared, out of legally available assets.

Conversion rate

The conversion rate for each share of Series C mandatory convertible preferred stock will not be more than                  shares and not less than shares of our common stock, depending on the 20-day average market price of our common stock, as described below.

The “20-day average market price” is the arithmetic average of the daily volume-weighted average price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the applicable conversion date. It will be calculated as described under “Description of Series C Mandatory Convertible Preferred Stock—Automatic Conversion.”

The conversion rate is subject to certain adjustments, including those described under “Description of Series C Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

The following table illustrates the conversion rate per share of Series C mandatory convertible preferred stock and the value of our common stock issuable upon conversion on the conversion date, at the 20-day average market price shown, subject to certain adjustments described under “Description of Series C Mandatory Convertible Preferred Stock—Anti-dilution Adjustments”:

20-day average market price on conversion date	Conversion rate
less than or equal to $
between $ and $	to
equal to or greater than $

Optional conversion

At any time prior to July 1, 2006, you may elect to convert each of your shares of Series C mandatory convertible preferred stock into                  shares of our common stock. This conversion rate is subject to certain adjustments as described under “Description of Series C Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Provisional conversion at our option

If at any time prior to July 1, 2006, the closing price per share of our common stock exceeds $         for at least 20 trading days within a period of 30 consecutive trading days, we may elect to cause the conversion of all, but not less than all, of the shares of Series C mandatory convertible preferred stock then outstanding for shares of our common stock at a conversion rate of              shares of our common stock for each share of Series C mandatory convertible preferred stock, subject to certain adjustments as described under

“Description of Series C Mandatory Convertible Preferred Stock—Anti-dilution Adjustments,” only if, in addition to issuing you such shares of common stock, we pay you in cash the present value of all the remaining dividend payments through and including July 1, 2006, on the Series C mandatory convertible preferred stock, computed using a discount rate equal to the Treasury Yield, plus any accrued and unpaid dividend payments on our Series C mandatory convertible preferred stock, whether or not declared, in each case, out of legally available assets. See “Description of Series C Mandatory Convertible Preferred Stock—Provisional Conversion at Our Option.”

Early conversion upon cash merger

Prior to the automatic conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as the “cash merger,” then on or prior to the date of the cash merger, each holder of our Series C mandatory convertible preferred stock will have the right to accelerate and convert their Series C mandatory convertible preferred stock at the conversion rate, determined in accordance with “Automatic Conversion” above, in effect immediately prior to the cash merger. See “Description of Series C Mandatory Convertible Preferred Stock—Early Conversion upon Cash Merger.”

Anti-dilution adjustments

The formula for determining the conversion rate on the automatic conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted if certain events occur. See “Description of Series C Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Liquidation preference	$100.00 per share of Series C mandatory convertible preferred stock, plus an amount equal to the sum of all accrued and unpaid dividends.

Voting rights

Holders of Series C mandatory convertible preferred stock will not be entitled to any voting rights, except as required by applicable state law and as described under “Description of Series C Mandatory Convertible Preferred Stock—Voting Rights.”

Ranking

Our Series C mandatory convertible preferred stock will rank senior in right of payment to all our common stock and class B common stock, now outstanding or to be issued in the future, and pari passu with all our cumulative preferred stock, now outstanding or to be issued in the future, including our Series B convertible preferred stock. As of May 31, 2003, there were 6,685,500 shares of our Series B convertible preferred stock outstanding, with an aggregate liquidation preference of approximately $523 million.

Use of proceeds

We will use the net proceeds from this offering to repay a portion of our indebtedness under our 2002 Credit Facility along with related transaction fees and expenses. See “Use of Proceeds.” This offering is part of the Financing Plan. See “Prospectus Supplement Summary—Financing Plan.”

RISK FACTORS

You should carefully consider the risks described below, the risks set forth in the accompanying prospectus and the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below, or the risk factors in the accompanying prospectus, will not occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities, including the Series C mandatory convertible preferred stock, could decline and you might lose all or part of your investment.

Risks related to this offering

The trading prices for our Series C mandatory convertible preferred stock will be directly affected by the trading prices for our common stock.

Prior to this offering, there has been no public market for our Series C mandatory convertible preferred stock. We intend to apply to list our Series C mandatory convertible preferred stock on the New York Stock Exchange. Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “XRX.” We believe that the trading prices of our Series C mandatory convertible preferred stock will be directly affected by the trading prices of our common stock. We cannot predict how our common stock will trade. Trading prices of our common stock will be influenced by our consolidated operating results and financial condition and by economic, financial and other factors and market conditions that can affect the capital markets generally. These include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our Series C mandatory convertible preferred stock in the market at the same time as or subsequent to this offering, or the perception that these sales may occur.

Our common stock price may be volatile and, if our stock price declines, it may negatively impact your investment.

The trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. Our common stock price may fluctuate in response to a number of events and factors, including, but not limited to:

•	the possible withdrawal of one or more of the contemplated offerings in our Financing Plan, including our inability to refinance and replace our 2002 Credit Facility;

•	the outcome of litigation and regulatory proceedings to which we may be a party;

•	quarterly or cyclical variations in financial results;

•	future announcements concerning our business;

•	changes in financial estimates and recommendations by securities analysts;

•	actions of competitors;

•	operating and stock price performance of companies that investors deem comparable to us;

•	market and industry perceptions of our success, or lack thereof, in pursuing our business strategy;

•	prevailing interest rates;

•	changes in government regulation;

•	changes and developments affecting our industry;

•	general market conditions; and

•	natural disasters, terrorist attacks or acts of war.

Shares eligible for future issuance or sale may cause our common stock price to decline, which may negatively impact your investment.

Issuances or sales of substantial numbers of additional shares of our common stock or any additional shares of our cumulative preferred stock (whether or not convertible into common stock), including in connection with future acquisitions, or the perception that such issuances or sales could occur, may cause prevailing market prices for our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. As of the date of this prospectus supplement, our restated certificate of incorporation, as amended, provides that we have authority to issue up to 1,750,000,000 shares of common stock and 600,000 shares of class B common stock. As of May 31, 2003, 743,184,838 shares of common stock were outstanding. Also, as of such date, there were 344,180,192 shares of common stock authorized, but reserved for issuance and 662,634,970 shares of common stock authorized and available for issue or reserve and no shares of class B common stock were outstanding or reserved for issuance. Concurrently with this offering, we are offering to sell to the public 40,000,000 shares of common stock (or 46,000,000 shares if the underwriters exercise their option to purchase additional shares in full) and an additional              to              shares of common stock will be issuable upon conversion of the Series C mandatory convertible preferred stock (or an additional              to              shares of common stock if the underwriters exercise their over-allotment option in full). See “Description of the Series C Mandatory Convertible Preferred Stock.” We and our executive officers and directors have entered into the lock-up agreements described under the caption “Underwriting.”

Purchasers of Series C mandatory convertible preferred stock who convert their shares into common stock will incur immediate dilution.

Persons purchasing our Series C mandatory convertible preferred stock who convert their shares into our common stock will incur immediate and substantial net tangible book value dilution. In addition, the terms of our Series C mandatory convertible preferred stock do not restrict our ability to offer a new series of cumulative preferred stock that is on parity with the Series C mandatory convertible preferred stock in the future or to engage in other transactions that could dilute our Series C mandatory convertible preferred stock. We have no obligation to consider the interests of the holders of our Series C mandatory convertible preferred stock in engaging in any such offering or transaction.

Provisions in our charter documents and our shareholders’ rights plan could make it more difficult to acquire our company.

Our restated certificate of incorporation, as amended, and by-laws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our shareholders. Our by-laws limit who may call special meetings of shareholders to the board of directors or a specifically authorized committee of the board and establish advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings. Our by-laws provide that the by-laws may be altered, amended or repealed by our board of directors or by a majority vote of the shareholders.

Pursuant to our restated certificate of incorporation, as amended, our board of directors may by resolution establish one or more series of cumulative preferred stock, having such number of shares, designation, relative voting rights, dividend rates, conversion rights, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of us.

We have also entered into a shareholder rights plan pursuant to which our existing holders of common stock have the right to purchase shares of our Series A cumulative preferred stock in the event a person or group acquires 20% or more of our outstanding voting common stock. These rights are commonly referred to as “poison pills” because the rights may cause substantial dilution to a person or group that acquires 20% or more of our outstanding voting common stock unless the rights are first redeemed or terminated by our board of directors.

See “Description of Common Stock—Preferred Stock Purchase Rights” in the accompanying prospectus. As a result, the rights may discourage certain types of transactions involving an actual or potential change in control. They may also limit the ability of our shareholders to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

The market value of our common stock may decline.

The market value of our common stock on July 1, 2006 may be less than $         per share, which we call the initial price. If that market value is less than the initial price, then holders of our Series C mandatory convertible preferred stock will receive shares of our common stock on July 1, 2006 with a market value that is less than the initial price. Accordingly, a holder of Series C mandatory convertible preferred stock assumes the entire risk that the market value of our common stock may decline. Any decline in the market value of our common stock may be substantial.

The opportunity for equity appreciation provided by an investment in the shares of our Series C mandatory convertible preferred stock is less than that provided by a direct investment in our common stock.

The number of shares of our common stock that are issuable upon mandatory conversion on the conversion date of our Series C mandatory convertible preferred stock will decrease if the 20-day average market price per share of our common stock increases to $            . Therefore, the opportunity for equity appreciation provided by an investment in our Series C mandatory convertible preferred stock is less than that provided by a direct investment in our common stock. Assuming the initial price accurately reflects fair market value, the market price of our common stock on July 1, 2006 must exceed the threshold appreciation price of $         before a holder of our Series C mandatory convertible preferred stock will realize any equity appreciation.

Holders of our Series C mandatory convertible preferred stock will have no rights as a common shareholder until they acquire our common stock.

Until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law or our restated certificate of incorporation, as amended, and as described under “Description of the Series C Mandatory Convertible Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date.

Our Series C mandatory convertible preferred stock has never been publicly traded and an active trading market for such stock may not develop.

Prior to this offering, there has been no public market for our Series C mandatory convertible preferred stock. Although we intend to apply to list our Series C mandatory convertible preferred stock on the New York Stock Exchange, there can be no assurance that an active trading market will develop, or, if developed, will be maintained. Also, the underwriters have advised us that they intend to facilitate secondary market trading by making a market in our Series C mandatory convertible preferred stock. However, the underwriters are not obligated to make a market in our Series C mandatory convertible preferred stock and may discontinue market making activities at any time.

Our debt agreements currently restrict us from paying cash dividends on our Series C mandatory convertible preferred stock.

We will pay dividends on the Series C mandatory convertible preferred stock after every quarter, in cash, shares of our common stock or a combination thereof, in our sole discretion, only to the extent that payment of dividends is not prohibited or restricted under our debt agreements, assets are legally available to pay dividends and our board of directors declares a dividend payable. The terms of our 2002 Credit Facility and indentures governing our 9¾% Senior Notes due 2009 currently restrict, and our 2003 Credit Facility and the indenture governing our new senior notes are expected to restrict, our ability to pay cash dividends on our Series C mandatory convertible preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default. We cannot assure you that the agreements governing our current and future indebtedness, including our 2003 Credit Facility and the indenture governing our new senior notes, will permit us to pay cash dividends on our Series C mandatory convertible preferred stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, the terms of our 2002 Credit Facility currently prohibit us from paying cash dividends on our common stock. The terms of the 2003 Credit Facility are expected to prohibit us from paying cash dividends on our common stock. The terms of our indentures also restrict us from paying cash dividends on our common stock. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay cash dividends on our common stock. In addition, under the terms of our Series B convertible preferred stock and any Series C mandatory convertible preferred stock sold as part of this offering, we are restricted from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to such preferred stock.

We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our Series C mandatory convertible preferred stock in shares of our common stock.

We are permitted to pay dividends on our Series C mandatory convertible preferred stock by delivering shares of our common stock to the transfer agent to be sold on behalf of the holders of our Series C mandatory convertible preferred stock. We may pay dividends in this manner, however, only if there is an effective registration statement permitting the transfer agent to sell our common stock in the public market. We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, such registration statement.

Our issuance of preferred stock could adversely affect holders of our common stock.

Our board of directors is authorized to issue additional series of shares of cumulative preferred stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of shares of cumulative preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue cumulative preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our Series C mandatory convertible preferred stock will rank junior to all our and our subsidiaries’ liabilities and pari passu with our Series B convertible preferred stock in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Series C mandatory convertible preferred stock only after all our liabilities have been paid and only on a pari passu basis with our Series B convertible preferred stock and any other pari passu preferred stock we may issue hereafter. In addition, our Series C mandatory convertible preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of our subsidiaries held by third parties. The rights of holders of our Series C mandatory convertible preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. As of March 31, 2003, we had $14,315 million of total debt (including debt of our subsidiaries) and $1,708 million of mandatorily redeemable preferred securities outstanding. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our Series C mandatory convertible preferred stock then outstanding. To the extent we have assets remaining after paying our and our subsidiaries’ liabilities, we are obligated to pay amounts due on any or all our Series B convertible preferred stock then outstanding on a pari passu basis with amounts due on any or all our Series C mandatory convertible preferred stock then outstanding.

Risks related to our business

We need to successfully develop and market new product lines in order to maintain our market share.

Presently, black and white light-lens copiers represent between 15-20% of our revenues. This segment of the market is mature with anticipated declining industry revenues as the market transitions to digital technology. Some of our new digital products replace or compete with our current light-lens equipment. Changes in the mix of products from light-lens to digital, and the pace of that change, as well as competitive developments, could cause actual results to vary from those expected.

Color printing and copying represent an important and growing segment of the market. Printing from computers has both facilitated and increased the demand for color. A significant part of our strategy and ultimate success in this changing market is our ability to develop and market technology that produces color prints and copies quickly, easily and at reduced cost. Our continuing success in this strategy depends on our ability to make the investments and commit the necessary resources in this highly competitive market, as well as the pace of color adoption by our existing and prospective customers. If we are unable to develop and market alternative offerings in digital and color technologies, we may lose market share which could have a material adverse effect on our operating results.

We face significant challenges as we complete previously announced restructuring initiatives, and our failure to meet those challenges can harm both our performance and the value of our securities.

Since early 2000, we have engaged in a series of restructuring programs related to downsizing our employee base, exiting certain businesses, outsourcing some internal functions and engaging in other actions designed to reduce our cost structure. These initiatives have resulted in more than $1 billion in annualized cost savings in 2002 compared to 2000 levels. The Fourth Quarter 2002 Restructuring Program included additional plans to generate cash and more profitable revenue, as well as pay down debt, and, together with 2002 actions taken under the Turnaround Program, is expected to contribute up to an additional $400 million of annualized cost savings. There can be no assurance that we will be able to realize these additional cost savings. The primary challenge we face in realizing these cost savings is maintaining our cost structure to support ongoing operations as planned at the time such actions were taken. If we fail to meet these challenges and fail to realize these cost savings, our results of operations may be adversely affected.

If we are unable to continue to sustain our cost base at or below the current level, transition customer equipment financing to third parties and maintain process and systems changes resulting from restructuring actions, there could be a material adverse effect on our operating results.

We face significant competition and our failure to compete successfully could adversely affect our results of operations and financial condition.

We operate in an environment of significant competition, driven by rapid technological advances and the demands of customers to become more efficient. Our competitors range from large international companies to relatively small firms. Some of the large international companies have significant financial resources and compete with us globally to provide document processing products and services in each of the markets we serve. We compete primarily on the basis of technology, performance, price, quality, reliability, brand, distribution and customer service and support. Our success in future performance is largely dependent upon our ability to compete successfully in the markets we currently serve and to expand into additional market segments. To remain competitive, we must develop new products and services and periodically enhance our existing offerings. If we are unable to compete successfully, we could lose market share and important customers to our competitors and that could adversely affect our results of operations and financial condition.

Our profitability is dependent upon our ability to obtain adequate pricing for our products and to maintain an efficient operation.

Our success depends on our ability to obtain adequate pricing for our products and services which provides a reasonable return to our shareholders. Depending on competitive market factors, future prices we obtain for our products and services may decline from historical levels. In addition, pricing actions to offset the effect of currency devaluations may not prove sufficient to offset further devaluations or may not hold in the face of customer resistance and/or competition.

Our ability to sustain and improve profit margins is largely dependent on our ability to continue to improve the cost efficiency of our operations. If we are unable to achieve productivity improvements through process re-engineering, design efficiency and supplier and manufacturing cost improvements, our ability to offset labor cost inflation, potential materials cost increases and competitive price pressures would be impaired, all of which could materially adversely affect the profitability of our business.

Our substantial debt could adversely affect our financial health and pose challenges for conducting our business.

We have a substantial amount of debt and other obligations. As of March 31, 2003, we had $14,315 million of total debt (including debt of our subsidiaries) and $1,708 million of mandatorily redeemable preferred securities outstanding, and cash and cash equivalents of $3,035 million.

Our substantial debt and other obligations could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other general corporate requirements;

•	increase our vulnerability to interest rate fluctuations because a significant portion of our debt has variable interest rates;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and other obligations thereby reducing the availability of our cash flow from operations for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	become due and payable upon a change in control.

If new debt is added to our current debt levels, these related risks could increase.

The indentures governing our senior notes, and certain of our future financing agreements, including the 2003 Credit Facility and the indenture governing the notes offered as part of the Financing Plan, are expected to contain various covenants which limit the discretion of our management in operating our business and could prevent us from engaging in some beneficial activities.

The indentures governing our outstanding senior notes limit, and we expect that the 2003 Credit Facility and the indenture governing the notes offered as part of the Financing Plan will limit, our ability to, among other things, issue debt and preferred stock, retire debt early, make investments and acquisitions, merge, engage in certain transactions with affiliates, create or permit to exist liens, transfer assets, enter into hedging transactions, and pay dividends on our common stock. The 2003 Credit Facility will not affect our ability to continue to monetize finance receivables under the agreements with GECC and others.

Although the terms of the indentures governing our senior notes restrict, and the indenture governing the notes offered as part of the Financing Plan is expected to restrict, our ability to incur additional debt to fund significant acquisitions and restricted payments, the indentures permit us and certain of our subsidiaries to incur debt in the ordinary course and in other circumstances. The indentures prohibit us from refinancing the 7 1/2% convertible trust preferred securities that we issued in the trust preferred offering in November 2001 if these securities are put to us in December 2004, other than with our equity or junior subordinated debentures or with cash that may be available pursuant to the restricted payments covenant. Although the notes offered as part of the Financing Plan provide additional operational flexibility to us, we are required to comply with the covenants in our outstanding senior notes.

Our current credit ratings allow us only limited access to capital markets, which may impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Prior to 2002, we financed approximately 80% of our equipment sales. To fund these arrangements, we accessed the credit markets and used cash generated from operations. The long-term viability and profitability of our customer financing activities is dependent, in part, on our ability to borrow and the cost of borrowing in the credit markets. This ability and cost, in turn, is dependent on our credit ratings. We are currently funding our customer financing activity from an eight-year agreement we completed with GECC in the U.S., other third-party financing arrangements, cash generated from operations, as well as from cash on hand, unregistered capital markets offerings and securitizations. There is no assurance that we will be able to continue to fund our customer financing activity at present levels. We continue to negotiate and implement third-party vendor financing programs and securitizations of portions of our existing finance receivable portfolios and we continue to actively pursue alternative forms of financing including securitizations and secured borrowings. These initiatives are expected to improve our liquidity going forward. Our ability to continue to offer customer financing and be successful in the placement of equipment with customers is largely dependent upon successful completion of our third party financing initiatives.

The adequacy of our liquidity depends on our ability to successfully generate positive cash flow from an appropriate combination of operating improvements, financing from third parties, access to capital markets and additional asset sales, including sales or securitizations of our receivables portfolios. We believe our liquidity (including operating and other cash flows that we expect to generate) will be sufficient to meet operating cash flow requirements as they occur and to satisfy all scheduled debt maturities for at least the next twelve months; however, our ability to maintain positive liquidity going forward is highly dependent on achieving our expected operating results, including capturing the benefits from restructuring activities, and continuing to complete announced vendor financing and other initiatives. There is no assurance that these initiatives will be successful. Failure to successfully complete these initiatives could have a material adverse effect on our liquidity and our operations, and could require us to consider further measures, including deferring planned capital expenditures, reducing discretionary spending, selling additional assets and if necessary, restructuring existing debt. Failure to successfully complete these initiatives could also negatively impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Any failure to be in compliance with any material provision or covenant of our credit facility or the indentures governing our senior notes could have a material adverse effect on our liquidity and our operations.

The 2002 Credit Facility contains, and the 2003 Credit Facility is expected to contain, affirmative and negative covenants including limitations on issuance of debt and preferred stock; certain fundamental changes; investments and acquisitions; mergers; certain transactions with affiliates; creation of liens; asset transfers; hedging transactions; payment of dividends and certain other payments; inter-company loans; and, in the case of the 2002 Credit Facility only, a requirement to transfer excess foreign cash, as defined, and excess cash of Xerox Credit Corporation to us in certain circumstances. The 2002 Credit Facility contains, and we expect that the 2003 Credit Facility will contain, additional financial maintenance covenants, including minimum EBITDA, as defined, maximum leverage (total adjusted debt divided by EBITDA), annual maximum capital expenditures limits and minimum consolidated net worth, as defined. The indentures governing our outstanding senior notes contain, and the indenture governing our senior notes offered as part of the Financing Plan is expected to contain, several affirmative and negative covenants. The senior notes do not, however, contain any financial maintenance covenants. In October 2002, we entered into an Amended and Restated Loan Agreement with GECC relating to our eight-year vendor financing program with GECC (the “Loan Agreement”). The Loan Agreement provides for a series of monthly secured loans up to $5.0 billion outstanding at any one time. The Loan Agreement currently incorporates the financial maintenance covenants contained in the 2002 Credit Facility, and upon effectiveness of the 2003 Credit Facility will incorporate the financial maintenance covenants contained in the 2003 Credit Facility, and contains other affirmative and negative covenants.

We are, and expect to remain, in full compliance with the covenants and other provisions of the 2002 Credit Facility, the outstanding senior notes and the Loan Agreement for at least the next twelve months. Similarly, we expect to be in full compliance with the covenants and other provisions of the 2003 Credit Facility and the indenture governing our senior notes offered as part of the Financing Plan. Any failure to be in compliance with any material provision or covenant of our credit facility or the senior notes could have a material adverse effect on our liquidity and operations. Failure to be in compliance with the covenants in the Loan Agreement, including the financial maintenance covenants incorporated from the 2002 Credit Facility or the 2003 Credit Facility, as the case may be, would result in an event of termination under the Loan Agreement and in such case GECC would not be required to make further loans to us. If GECC were to make no further loans to us, it would materially adversely affect our liquidity and our ability to fund our customers’ purchases of our equipment and this could materially adversely affect our results of operations.

Our business, results of operations and financial condition may be negatively impacted by economic conditions abroad, including fluctuating foreign currencies and shifting regulatory schemes.

We derive approximately 40% of our revenue from operations outside of the United States. In addition, we manufacture or acquire many of our products and/or their components outside the United States. Our future revenue, cost and results from operations could be adversely affected by a number of factors, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country’s political conditions, trade protection measures, licensing requirements and local tax issues. Our ability to enter into new foreign exchange contracts to manage foreign exchange risk is currently limited given our below investment grade credit ratings. Despite our current credit ratings, we have been able to restore a significant level of currency derivative capacity. Although we are still unable to hedge all of our current currency exposures, we are utilizing the reestablished capacity to hedge currency exposures primarily related to foreign currency denominated debt. We anticipate continued volatility in our results of operations due to market changes in interest rates and foreign currency rates which we are currently unable to hedge.

If we fail to successfully develop new technologies, we may be unable to retain and gain customers and our revenues would be reduced.

The process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers’ changing needs and emerging technological trends. We must make long-term investments and commit significant resources before knowing whether these investments will eventually result in products that achieve customer acceptance and generate the revenues required to provide desired returns from these investments. If we fail to accurately anticipate and meet our customers’ needs through the development of new products or if our new products are not widely accepted, we could lose our customers and our revenues could be significantly reduced.

Our business, results of operations and financial condition may be negatively impacted by legal and regulatory matters.

We have various contingent liabilities that are not reflected on our balance sheet, including those arising as a result of being a defendant in numerous litigation and regulatory matters involving securities law, patent law, environmental law, employment law and ERISA, as discussed in Note 8 to our Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2003, which is incorporated by reference herein. As required by Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” we determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess potential liability. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. We recently recorded a litigation charge of $183 million (after-tax) in connection with a case brought against our primary U.S. pension plan for salaried employees. We recorded the charge subsequent to reviewing the probability of a favorable outcome to us following the oral argument of the Plan’s appeal to the Seventh Circuit Court of Appeals. Should developments in any of our other legal matters cause a change in our determination as to an unfavorable outcome and result in the need to recognize a material accrual, or should any of these matters result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in determination, judgment or settlement occurs.

Our operating results may be negatively impacted by revenue trends.

Our ability to return to and maintain a consistent trend of revenue growth over the intermediate to longer term is largely dependent upon expansion of our worldwide equipment placements, as well as sales of services and supplies occurring after the initial equipment placement (post sale revenue) in the key growth markets of color and multi-function devices. We expect that revenue growth can be further enhanced through our consulting services in the areas of document, content and knowledge management. The ability to achieve growth in our equipment placements is subject to the successful implementation of our initiatives to provide advanced systems, industry-oriented global solutions and services for major customers, improved direct sales productivity and expansion of our indirect distribution channels in the face of global competition and pricing pressures. Our ability to increase post sale revenue is largely dependent on our ability to increase equipment placements, equipment utilization and color adoption. Equipment placements typically occur through leases with original terms of three to five years. Our leases generate post sale revenue. Once equipment placements start to increase, there will be a lag before post sale revenues also start to increase. The ability to grow our customers’ usage of our products may continue to be adversely impacted by the movement towards distributed printing and electronic substitutes and the impact of lower equipment placements in prior periods. If we are unable to return to and maintain a consistent trend of revenue growth, there could be a material adverse effect on our revenues and operating results.

USE OF PROCEEDS

We will use the net proceeds, after deducting underwriting discounts and other fees and expenses, from this offering to repay a portion of our indebtedness under our 2002 Credit Facility. Our 2002 Credit Facility matures on April 30, 2005. The weighted average interest rate on indebtedness under our 2002 Credit Facility was 5.8% as of May 31, 2003. This offering is part of the Financing Plan. The net proceeds from this offering and, if consummated, the common stock offering, the offering of the Senior Notes due 2010 and the Senior Notes due 2013 and the borrowings under the 2003 Credit Facility, together with existing cash on our balance sheet, will be used to repay the then-outstanding balance under our 2002 Credit Facility ($3.3 billion as of March 31, 2003 and $3.1 billion as of May 31, 2003). We cannot assure you, however, that any component of the Financing Plan will be consummated on the terms contemplated in this prospectus supplement or at all. See “Prospectus Supplement Summary—Financing Plan.”

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents and capitalization as of March 31, 2003. The financial information identified as “Actual” was derived from our condensed consolidated financial statements as of such date. The “As Adjusted for this Offering” data presented below gives effect to this offering and the application of the net proceeds therefrom, as described in the “Use of Proceeds” section, as if it were consummated on March 31, 2003. The “As Adjusted for this Offering, the Senior Notes Offering and the Common Stock Offering” data gives effect to this offering, the offering of $1 billion aggregate principal amount of the Senior Notes due 2010 and the Senior Notes due 2013, the offering of 40,000,000 shares of our common stock at a purchase price of $10.84 per share and the application of the net proceeds from the three offerings, as if each offering and sale were consummated on March 31, 2003. The 2003 Credit Facility is expected to become effective upon the completion of the offerings discussed above. We intend to apply the net proceeds from these securities offerings, borrowings under the 2003 Credit Facility and a portion of our existing cash and cash equivalents towards repayment of the 2002 Credit Facility. The “As Adjusted for the Financing Plan” data gives effect to this offering, the offering of $1 billion aggregate principal amount of the Senior Notes due 2010 and the Senior Notes due 2013, the offering of 40,000,000 shares of our common stock at a purchase price of $10.84 per share, borrowings of $300 million under the 2003 Credit Facility (which would leave $700 million available for future borrowings) and the application of the net proceeds from the securities offerings and the borrowings and the payment of $963 million of our existing cash and cash equivalents, as if each transaction were consummated on March 31, 2003. We may decide to substantially increase our initial borrowing under the 2003 Credit Facility, up to the maximum amount available thereunder, and apply these funds toward repayment of the 2002 Credit Facility. This would require us to use less existing cash and would reduce the amount available for future borrowings under the 2003 Credit Facility. We will incur charges related to the write-off of previously capitalized debt issuance costs associated with the 2002 Credit Facility ($80 million as of March 31, 2003 which are shown as an after-tax reduction of retained earnings of $49 million) and make payments of $84 million for transaction fees and expenses related to the three offerings and the 2003 Credit Facility. You should read the information in this table together with our consolidated financial statements and the related notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2003
	Actual	As Adjusted for this Offering	As Adjusted for this Offering, the Senior Notes Offering and the Common Stock Offering	As Adjusted for the Financing Plan
	(Dollars in millions)
Cash and cash equivalents	$3,035	$3,035	$3,035	$2,072

Long-term debt:
2002 Credit Facility:
Tranche A term loan	$1,300	$671	$—	$—
Tranche B term loan	498	498	315	—
Revolving facility	1,465	1,465	926	—

Total 2002 Credit Facility	3,263	2,634	1,241	—

2003 Credit Facility:
Term loan	—	—	—	300
Revolving facility	—	—	—	—

Total 2003 Credit Facility	—	—	—	300

Debt secured by finance receivables	4,267	4,267	4,267	4,267
Other secured debt	118	118	118	118
Senior notes due 2009	862	862	862	862
New senior notes due 2010 and 2013	—	—	1,000	1,000
Other debt	5,805	5,805	5,805	5,805

Total debt including current portion	$14,315	$13,686	$13,293	$12,352

Minorities’ interests in equity of subsidiaries	73	73	73	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,708	1,708	1,708	1,708
Series B convertible preferred stock	536	536	536	536
Series C mandatory convertible preferred stock	—	629	629	629
Deferred ESOP benefits	(42)	(42)	(42)	(42)
Common stock, including additional paid-in capital	2,757	2,757	3,173	3,173
Retained earnings	950	940	917	901
Accumulated other comprehensive loss	(1,936)	(1,936)	(1,936)	(1,936)

Total	4,046	4,665	5,058	5,042

Total capitalization	$18,361	$18,351	$18,351	$17,394

PRICE RANGE OF COMMON STOCK

Our common stock, $1.00 par value, is traded on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol “XRX.” The high and low closing sales prices per share for the periods indicated were as follows:

	High	Low
Year Ended December 31, 2001:
First Quarter	$ 8.43	$5.03
Second Quarter	$11.35	$4.95
Third Quarter	$ 9.58	$6.72
Fourth Quarter	$10.42	$6.58

Year Ended December 31, 2002:
First Quarter	$11.45	$9.10
Second Quarter	$11.08	$6.97
Third Quarter	$ 7.12	$4.95
Fourth Quarter	$ 8.85	$4.30

Year Ended December 31, 2003:
First Quarter	$ 9.45	$8.05
Second Quarter (through June 9, 2003)	$11.45	$8.66

On June 9, 2003, the closing sale price of our common stock on the New York Stock Exchange was $10.84 per share. At the close of business on June 6, 2003, there were 56,939 holders of record of our common stock.

DIVIDEND POLICY

We intend to pay dividends on our Series C mandatory convertible preferred stock. The terms of our 2002 Credit Facility and indentures governing our 9¾% Senior Notes due 2009 currently restrict, and our 2003 Credit Facility and the indenture governing our new senior notes are expected to restrict, our ability to pay cash dividends on our Series C mandatory convertible preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default. We cannot assure you that the agreements governing our current and future indebtedness, including our 2003 Credit Facility and the indenture governing our new senior notes, will permit us to pay cash dividends on our Series C mandatory convertible preferred stock. We do not anticipate paying any dividends on our common stock in the foreseeable future. Further, the terms of our 2002 Credit Facility currently prohibit us from paying cash dividends on our common stock. The terms of the 2003 Credit Facility are expected to prohibit us from paying cash dividends on our common stock. The terms of our indentures also restrict our ability to pay cash dividends on our common stock. In addition, under the terms of our outstanding Series B convertible preferred stock and any Series C mandatory convertible preferred stock offered and sold as part of the Financing Plan, we are restricted from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to such preferred stock. We are not prohibited or restricted under our debt agreements or the terms of our preferred stock and, with respect to our 2003 Credit Facility, do not expect to be prohibited or restricted from paying any dividends on our capital stock in the form of our common stock.

SELECTED FINANCIAL DATA

The following selected consolidated financial data, insofar as it relates to each of the years 1998 through 2002, has been derived from our annual financial statements, including the consolidated balance sheets at December 31, 2002 and 2001 and the related consolidated statements of income and of cash flows for the three years ended December 31, 2002 and notes thereto which are incorporated by reference in this prospectus supplement. The data for the three months ended March 31, 2003 and 2002 has been derived from unaudited condensed consolidated financial statements also incorporated by reference in this prospectus supplement and which, in the opinion of management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods. You should read the information below together with our consolidated financial statements and the related notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Dollars in millions, except per share data)
Results of Operations
Total revenues	$3,757	$3,858	$15,849	$17,008	$18,751	$18,995	$18,777

Gross profit	$1,575	$1,582	$6,721	$6,501	$7,020	$8,031	$8,325
Research and development expenses	236	230	917	997	1,064	1,020	1,045
Selling, administrative and general expenses	1,020	1,169	4,437	4,728	5,518	5,204	5,314
Restructuring and asset impairment charges	8	146	670	715	475	12	1,506
Gain on sale of half of interest in Fuji Xerox	—	—	—	(773)	—	—	—
Gain on sale of China operations	—	—	—	—	(200)	—	—
Provision for litigation	300	—	—	—	—	—	—
Other, net	121	98	445	440	530	507	473

(Loss) income before income taxes (benefits), equity income, minorities’ interests, discontinued operations and cumulative effect of change in accounting principle(1)	$(110)	$(61)	$252	$394	$(367)	$1,288	$(13)

(Loss) income from continuing operations before cumulative effect of change in accounting principle(1)	$(65)	$(51)	$154	$(92)	$(273)	$844	$23
Loss from discontinued operations	—	—	—	—	—	—	(190)
Cumulative effect of change in accounting principle	—	(63)	(63)	(2)	—	—	—

Net (loss) income(1)	(65)	(114)	91	(94)	(273)	844	(167)
Preferred stock dividends, net	(10)	—	(73)	(12)	(46)	(46)	(46)

(Loss) income available to common shareholders	$(75)	$(114)	$18	$(106)	$(319)	$798	$(213)

Basic Earnings per Share:(1)(2)
(Loss) income from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.07)	$0.11	$(0.15)	$(0.48)	$1.20	$(0.03)
Loss from discontinued operations	—	—	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	—	(0.09)	(0.09)	—	—	—	—

Net (loss) earnings per share	$(0.10)	$(0.16)	$0.02	$(0.15)	$(0.48)	$1.20	$(0.32)

Diluted Earnings per Share:(1)(2)
(Loss) income from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.07)	$0.10	$(0.15)	$(0.48)	$1.17	$(0.03)
Loss from discontinued operations	—	—	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	—	(0.09)	(0.08)	—	—	—	—

Net (loss) earnings per share	$(0.10)	$(0.16)	$0.02	$(0.15)	$(0.48)	$1.17	$(0.32)

Common stock dividends declared	$—	$—	$—	$0.05	$0.65	$0.80	$0.72

	As of March 31,		As of December 31,
	2003	2002	2002		2001		2000	1999		1998
	(Dollars in millions)
Financial Position
Cash and cash equivalents	$3,035	$4,747	$2,887		$3,990		$1,750	$132		$79
Total assets	25,345	27,647	25,458		27,645		28,253	27,803		27,775
Working capital	3,095	3,556	3,232		2,613		4,928	2,965		2,959
Short-term debt	5,122	6,704	4,377		6,637		3,080	4,626		4,221
Long-term debt	9,193	10,695	9,794		10,107		15,557	11,521		11,104
Total debt	14,315	17,399	14,171		16,744		18,637	16,147		15,325
Other long-term obligations	4,121	3,585	3,702		3,524		3,122	3,219		4,003
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,708	1,691	1,701		1,687		684	681		679
Preferred stock	536	593	550		605		647	669		687
Deferred ESOP benefits	(42)	(135)	(42)		(135)		(221)	(299)		(370)
Common shareholders’ equity	1,771	1,622	1,893		1,797		1,801	2,953		3,026

Supplemental Data:
Depreciation and amortization	$199	$319	$1,035		$1,332		$1,244	$1,090		$1,708
Ratio of earnings to fixed charges (3)	—	—	1.14	x	1.33	x	—	2.22	x	—
Ratio of earnings to combined fixed charges and preferred stock dividends (4)	—	—	1.06	x	1.32	x	—	2.11	x	—

(1)	Income (loss) before income taxes (benefits), equity income, minorities’ interests, discontinued operations and cumulative effect of change in accounting principle; Income (loss) from continuing operations before cumulative effect of change in accounting principle; Net income (loss), as well as Basic and Diluted Earnings per share beginning with the year ended December 31, 2002, exclude the effect of amortization of goodwill in accordance with the adoption of Statement of Financial Accounting Standard No. 142. For additional information regarding the adoption of this standard and its effects on Net income (loss) and Earnings (loss) per share, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

(2)	Basic and Diluted Earnings per share is determined using income or loss available to common shareholders, which is calculated as net income (loss) less accrued preferred stock dividends, net of tax. Refer to Note 18 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

(3)	Earnings for the three months ended March 31, 2003 and 2002, as well as the years ended December 31, 2000 and 1998 were inadequate to cover fixed charges. The coverage deficiencies were $145 million, $97 million, $385 million and $22 million, respectively. Refer to Exhibit 12 in our 2002 Form 10-K for an explanation of these ratios, as well as the detailed calculations for each of the years presented. Similarly, refer to Exhibit 12 to our Form 10-Q for the three months ended March 31, 2003 for the interim periods presented above.

(4)	Earnings for the three months ended March 31, 2003 and 2002, as well as for the years ended December 31, 2000 and 1998 were inadequate to cover combined fixed charges and preferred stock dividends. The coverage ratio deficiencies were $155 million, $97 million, $438 million and $78 million, respectively. Refer to Exhibit 12 in our 2002 Form 10-K for an explanation of these ratios, as well as the detailed calculations for each of the years presented. Similarly, refer to Exhibit 12 to our Form 10-Q for the three months ended March 31, 2003 for the interim periods presented above.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Summary

	Three Months Ended March 31,
	2003	2002
	(Dollars in millions)
Equipment sales	$898	$876
Post sale and other revenue	2,608	2,718
Finance income	251	264

Total Revenues	$3,757	$3,858

Reconciliation to Condensed Consolidated Statements of Operations
Sales	$1,589	$1,583
Less: Supplies, paper and other sales	(691)	(707)

Equipment sales	$898	$876

Service, outsourcing & rentals	$1,917	$2,011
Add: Supplies, paper and other sales	691	707

Post sale and other revenue	$2,608	$2,718

Total first quarter 2003 revenues of $3.8 billion declined 3% from $3.9 billion in the 2002 first quarter including a 4 percentage point benefit from currency. Despite continued economic weakness and competitive pressures, the first quarter 2003 year over year revenue decline continued to moderate from previous quarters. The majority of the revenue decline reflects reductions in our Developing Markets Operations (“DMO”) segment as our focus on profitable revenue and transition to third party financing has resulted in substantial year over year declines, which we believe will continue to moderate during 2003. Strong demand for our recently launched color and office monochrome multifunction and color products as well as increased print volumes led to growth in these revenues, which largely offset declines in older technology light lens revenue. Equipment sales grew 3% including a 6 percentage point benefit from currency and reflect the success of the numerous 2002 product launches mentioned above. Post sale and other revenue declined 4% as a 5 percentage point benefit from currency was more than offset by DMO declines, a reduction in the number of light lens copiers at customer locations and related page volume declines. Finance income declined 5% including a 5 percentage point benefit from currency. The Finance income decline reflected reduced equipment sales, the 2002 sale of our financing business in Italy as well as our partial exit from the leasing business in Germany, The Netherlands and several DMO countries.

	Three Months Ended March 31,
	2003	2002
	(Dollars in millions)
Net Loss	$(65)	$(114)
Diluted Loss per Share	$(0.10)	$(0.16)

The first quarter 2003 net loss of $65 million or 10 cents per diluted share included a $183 million after-tax charge ($300 million pre-tax) related to the Berger v. Retirement Income Guarantee Plan Litigation, after-tax restructuring charges of $5 million ($8 million pre-tax), and certain net foreign tax benefits of $13 million. Our underlying financial results include the effective implementation of cost and expense actions, which were accelerated in the fourth quarter 2002 and have resulted in increased gross margins and reduced selling, administrative and general (“SAG”) expenses. The first quarter 2002 net loss of $114 million or $0.16 per diluted share, included a goodwill impairment charge of $63 million associated with the adoption of SFAS No. 142, after tax restructuring charges of $101 million ($146 million pre-tax), an after tax charge of $44 million for permanently impaired capitalized software ($72 million pre-tax), a $10 million civil penalty associated with our settlement with the SEC, net after tax losses from unhedged foreign currency exposures of $22 million ($24 million pre-tax) and an after-tax gain of $12 million ($19 million pre-tax) related to the sale of Prudential common stock. The average common shares outstanding during the three months ended March 31, 2003 and 2002 were 742 million and 726 million, respectively.

Operations Review

Revenues for the three months ended March 31, 2003 and 2002 were as follows:

	Production	Office	DMO	Other	Total
	(Dollars in millions)
2003
Equipment Sales	$214	$557	$81	$46	$898
Post Sale and Other	755	1,129	279	445	2,608
Financing	96	148	3	4	251

Total Revenue	$1,065	$1,834	$363	$495	$3,757

2002
Equipment Sales	$230	$534	$69	$43	$876
Post Sale and Other	746	1,148	374	450	2,718
Financing	104	155	5	—	264

Total Revenue	$1,080	$1,837	$448	$493	$3,858

Equipment sales of $898 million in the first quarter 2003 grew 3% from $876 million in the first quarter 2002, reflecting the success of numerous 2002 product launches and a 6-percentage point benefit from currency. In the first quarter 2003, approximately 50% of equipment sales revenue was generated from products launched in the previous two years.

Production:  2003 first quarter equipment sales declined 7% from the first quarter 2002 as lower monochrome installations and price declines approximating 5% were only partially offset by favorable currency of 6 percentage points as well as mix and color install growth. Production monochrome installs declined just under 20%, reflecting continued sizeable light lens declines and production publishing reductions due to weakness in the graphic arts market and increased competition, particularly in the digital light production market. The Xerox 1010, our 101 page per minute digital device and first digital light production device, was introduced in November 2002 and is expected to have a larger impact in future quarters. Color equipment sales growth reflected the combination of modest installation increases and favorable mix, reflecting the launch of the DocuColor 6060 and DocuColor iGen3, which were partially offset by price declines.

Office:  2003 first quarter equipment sales increased 4% from the first quarter 2002 reflecting volume growth of approximately 15%. Volume growth was driven by multifunction color and monochrome multifunction reflecting the success of the Document Centre 500 series and DocuColor 1632 and 2240, all launched in June 2002. Volume growth and favorable currency more than offset low double-digit price declines associated with our more competitively priced offerings and modestly weaker product mix.

DMO:  Equipment sales in the first quarter 2003 grew 17% from the 2002 first quarter reflecting approximately 20% volume growth as we continue to transition new business to cash sales and third party financing.

Post sale and other revenues of $2,608 million declined 4% from $2,718 million in the first quarter 2002, including a 5 percentage point benefit from currency. These declines reflect lower equipment installations in previous quarters, as post sale revenue is largely a function of the equipment placed at customer locations and the volume of prints and copies that our customers make on that equipment as well as associated services. First quarter 2003 supplies, paper and other sales of $691 million (included within post sale and other revenue) declined 2% from 2002, as supplies declines were only partially offset by growth in paper and other sales.

Supplies declines reflected a lower installed base of equipment and reduced sales in the Small Office/Home Office (“SOHO”) business. Service, outsourcing and rental revenue of $1.9 billion declined 5% from the 2002 first quarter predominantly due to lower DMO rental revenues associated with a reduced equipment population and currency devaluation in DMO.

Production:  2003 first quarter post sale and other revenue grew by one percent as favorable currency of 6 percentage points and improved mix, driven by an increased volume of color pages, were partially offset by double-digit page volume declines in older technology light lens equipment.

Office:  2003 first quarter post sale and other revenue declined 2% as page volume declines exacerbated by unfavorable price and mix, more than offset favorable currency of 5 percentage points. Page volume declines reflect a significant reduction in pages generated from our older technology light lens products and more than offset double-digit page growth from our monochrome multifunction and color products.

DMO:  2003 first quarter post sale and other revenue declined 25% due largely to a lower number of machines at customer locations, page volume declines and currency devaluation. The lower machine population is the result of our focus on profitable revenue and transition to third party financing.

Other:  2003 first quarter post sale and other revenue declined one percent from the 2002 first quarter as declines in SOHO more than offset the impact of favorable currency.

Key Ratios and Expenses

	Three months ended March 31,
	2003	2002
Gross Margin
Sales	37.0%	35.4%
Service, outsourcing and rentals	43.2	42.2
Finance Income	63.3	65.2
Total	41.9	41.0

First quarter 2003 total gross margin of 41.9% improved 0.9 percentage points, from 41.0% in the first quarter 2002, despite increased U.S. pension and other employee benefit expenses totaling $22 million or 0.6 percentage points in the first quarter 2003. Sales gross margins improved 1.6 percentage points to 37.0% in the first quarter 2003, driven by improved manufacturing productivity and spending reductions which more than offset the adverse impact of planned lower prices on new products, competitive price pressure and the benefit expense increase. Service, outsourcing and rentals margin improved one percentage point to 43.2% primarily reflecting reduced service expenses, despite increased benefit expenses, and improved document outsourcing productivity. First quarter 2003 financing gross margin declined 1.9 percentage points year over year but has improved during recent quarters in line with declining market interest rates impacting the cost of financing.

Research and development (“R&D”) expense of $236 million in the 2003 first quarter was $6 million higher than the first quarter 2002 including increased U.S. pension and other employee benefit expenses and continued investment in technological development, particularly in color. First quarter 2003 R&D spending is at a level that we believe is adequate to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (“SAG”) expenses of $1,020 million in the 2003 first quarter declined $149 million from the 2002 first quarter. The 2002 first quarter included a $72 million capitalized software write-off related to customer service software and spending of approximately $20 million related to our sponsorship of the Winter Olympics. 2003 first quarter SAG expense reductions reflect the benefit from previous restructuring actions, partially offset by a $25 million increase in U.S. pension and other employee benefit expenses. First quarter 2003 bad debt expense of $56 million was $47 million lower than the first quarter 2002 due to lower provisions in certain DMO countries and North America. The provision improvement in DMO reflects lower revenue levels and improved aging and write-off trends. Lower North America provisions relate to improved customer administration and tighter credit policies.

In the first quarter 2003, we recorded restructuring and asset impairment charges totaling $8 million ($5 million after taxes) in conjunction with our Fourth Quarter 2002 Restructuring Program. These charges primarily consisted of pension settlements. The remaining restructuring reserve balance at March 31, 2003 for all restructuring programs was $229 million, the majority of which will be spent during the balance of 2003.

Worldwide employment of 64,700 declined 3,100 from December 31, 2002 primarily reflecting reductions due to our restructuring programs.

In the first quarter 2003, we recorded a $183 million after-tax ($300 million pre-tax) provision for litigation relating to the Berger v. Retirement Income Guarantee Plan (RIGP) litigation. This case is discussed in more detail in Note 8 to the condensed consolidated financial statements included in our quarterly report on Form 10-Q for the three months ended March 31, 2003 (“First Quarter 2003 10-Q”).

Other expenses, net for the three months ended March 31, 2003 and 2002 were as follows:

	2003	2002
	(Dollars in millions)
Non-financing interest expense	$110	$89
Currency losses, net	1	24
Amortization of intangible assets	9	10
Loss (gain) on business divestiture and asset sales	2	(19)
Interest income	(10)	(21)
Legal and regulatory matters	—	10
All other, net	9	5

Total	$121	$98

First quarter 2003 non-financing interest expense was $21 million higher than the 2002 first quarter reflecting both the higher variable interest rate associated with the 2002 Credit Facility as well as the related amortization of debt issuance costs. These costs were only partially offset by lower average debt balances and lower mark-to-market losses on our interest rate swaps, which were $5 million and $22 million in the first quarter of 2003 and 2002, respectively.

In the first quarter 2003, the cost of hedging our foreign currency denominated exposures in the majority of our key markets was almost entirely offset by exchange gains in markets where we have been unable to restore economic hedging capability. In the 2002 first quarter, we incurred $24 million of exchange losses, primarily in Argentina due to the devaluation of the Argentine peso.

The first quarter 2003 loss on business and asset sales related to certain small DMO affiliates. The 2002 first quarter gain related to the sale of stock resulting from the Prudential Insurance Company demutualization.

Interest income is primarily derived from our invested cash balances. Lower invested cash balances and lower average interest rates in the first quarter 2003 resulted in a reduction in interest income compared to first quarter 2002.

Legal and regulatory matters for the first quarter of 2002 consisted of the SEC civil penalty in connection with our 2002 settlement.

In the first quarter 2003 we recorded income tax benefits of $53 million compared to $23 million of tax benefits in the first quarter 2002. The effective tax rate for the first quarter 2003 and 2002 was 48.2% and 37.7%, respectively. The difference between the 2003 first quarter effective tax rate and the U.S. statutory tax rate relates primarily to $13 million of non-recurring net tax benefits arising in foreign jurisdictions. Our effective tax rate will change based on non-recurring events (such as restructuring initiatives) as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We expect that our full year 2003 effective tax rate will approximate 40%.

Equity in net income of unconsolidated affiliates consists of our 25% share of Fuji Xerox income as well as income from other smaller equity investments. Higher equity in net income for the first quarter 2003 primarily reflects the improved operating results of Fuji Xerox.

Minorities interest in earnings of subsidiaries was $22 million and $24 million in the first quarter 2003 and 2002, respectively, primarily representing the distributions, net of tax, on our mandatorily redeemable preferred securities.

Recent Events

France Securitization with Merrill Lynch

In April 2003, we signed a four-year agreement with Merrill Lynch, whereby the majority of lease receivables in France will be financed through ongoing securitizations based on new lease originations. The new agreement is in addition to the $362 million received from Merrill Lynch in the fourth quarter 2002 and calls for the provision of funding through 2007 of up to 350 million Euros outstanding at any time. The agreement will become effective in June 2003 and allows for Merrill Lynch to securitize our lease receivables at over-collateralization rates of approximately 10%.

Payment of Convertible Debt due 2018

As of March 31, 2003 we had $560 million of convertible debt due 2018. This debt, which is included in the second quarter 2003 debt maturities, contained a put option exercisable on April 21, 2003 that required us to purchase any debenture, at the option of the holder, at the then outstanding value. Consequently, on April 21, 2003, nearly all of the outstanding debentures were put back to us and were settled in cash on April 22, 2003.

Capital Resources and Liquidity

Cash Flow Analysis

The following summarizes our cash flows for the three months ended March 31, 2003 and 2002 as reported in our Condensed Consolidated Statement of Cash Flows in our First Quarter 2003 10-Q:

	Three Months Ended March 31,
	2003	2002
	(Dollars in millions)
Operating Cash Flows	$159	$143
Investing Cash Usage	(94)	(67)
Financing Cash Flows	88	704
Effect of exchange rate changes on cash and cash equivalents	(5)	(23)

Increase in cash and cash equivalents	148	757
Cash and cash equivalents at beginning of period	2,887	3,990

Cash and cash equivalents at end of period	$3,035	$4,747

First quarter 2003 cash flows from operating activities were $159 million and reflect $474 million of pre-tax income before non-cash items and net receivable reductions of $158 million. The receivables reductions reflect the collection of receivables from prior years’ sales without an offsetting receivables increase due to lower revenues in previous quarters and our transition to third party vendor financing arrangements in Italy, Brazil, Mexico and the Nordic countries. These positive items were partially offset by $194 million of net payments of accounts payable and other liabilities and $180 million of restructuring cash payments. 2002 first quarter operating cash flow of $143 million included a $346 million cash tax payment on the previous sale of half our interest in Fuji Xerox. Excluding this tax payment, the 2003 first quarter operating cash flow year over year decline is primarily attributable to a $201 million increase in net cash payments associated with accounts payable and other liabilities, a $58 million increase in restructuring payments and the absence of a $57 million inventory benefit realized in the 2002 first quarter. The balance of the decline related to lower sales and other working capital uses.

Cash flows from investing activities for the quarters ended March 31, 2003 and 2002 primarily consisted of increases in restricted cash balances related principally to our secured financing activity as well as capital and internal use software spending. The 2002 first quarter also included proceeds from the sale of certain manufacturing locations to Flextronics as well as our investment in Prudential common stock.

Cash flows from financing activities for the quarter ended March 31, 2003 included net proceeds from secured borrowing activity with General Electric Capital Corporation and affiliates (“GE”) and other vendor financing partners of $354 million. These proceeds were partially offset by $227 million of debt repayments under the 2002 Credit Facility, other debt payments of $31 million and dividends on our preferred stock of $11 million. Financing activities for the first quarter 2002, consisted of proceeds from our outstanding senior notes offering of $746 million and net proceeds from secured borrowing activity with GE and other vendor financing partners of $113 million, partially offset by scheduled debt payments of $157 million.

Capital Structure and Liquidity

Historically we have provided equipment financing to a significant majority of our customers. Because the finance leases allow our customers to pay for equipment over time rather than at the date of purchase, we have also needed to maintain significant levels of debt to provide operating liquidity, as liquidity generated from receivable collections has generally been used to fund new equipment leases. A significant portion of our debt is directly related to the funding requirements of our financing business.

During the quarter ended March 31, 2003, we originated loans, secured by finance receivables, generating cash proceeds of $813 million. These loans brought the proportion of total finance receivables which are secured to 54%. We expect to increase the proportion of our finance receivables that are securitized to approximately 60% by the end of the year. The following table compares finance receivables to financing-related debt as of March 31, 2003:

	Finance Receivables	Debt (2)
	(Dollars in millions)
Finance Receivables Encumbered by Loans(1) :
GE Loans—U.S. and Canada	$3,286	$3,068
Merrill Lynch Loan—France	388	383
U.S. Asset-backed notes	200	83
GE Loans—Germany	96	96

Subtotal—SPEs	3,970	3,630
GE Loans—UK	657	522
Other Europe	118	115

Total—Finance Receivable Securitizations	4,745	$4,267

Unencumbered Finance Receivables(3)	4,056

Total Finance Receivables(4)	$8,801

(1)	Encumbered Finance receivables represent the book value of finance receivables that secure each of the indicated loans.

(2)	Represents the debt secured by finance receivables, including transactions utilizing SPE’s, which are described below.
(3)	Subject to 2002 Credit Facility 20% net worth limitation as part of total net assets.
(4)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of March 31, 2003.

As of March 31, 2003, debt secured by finance receivables represented approximately 30% of total debt. As we increase the proportion of our finance receivables that are securitized, we expect the proportion of our debt securitized by finance receivables to increase to approximately 46% by the end of 2004.

The following represents our aggregate quarterly debt maturity schedule for the remainder of 2003 and 2004:

	2003	2004
	(Dollars in millions)
First Quarter	—	$1,082
Second Quarter*	$1,507	962
Third Quarter	676	953
Fourth Quarter	1,857	1,144

Full Year	$4,040	$4,141

*	This amount includes $560 million of debt which was put to us in April that is discussed in Note 11 to the condensed consolidated financial statements included in our First Quarter 2003 10-Q.

Of the full year amounts shown in the above table, $1,779 million and $1,610 million for 2003 and 2004, respectively, relates to debt secured by finance receivables. Under the 2002 Credit Facility, we could be required to repay portions of the loans earlier than their scheduled maturities with specified percentages of any proceeds we receive from capital market debt issuances, equity issuances, or asset sales during the term of the credit facility.

The following table summarizes our secured and unsecured debt as of March 31, 2003:

(Dollars in millions)
2002 Credit Facility—debt secured within the 20% net worth limitation	$854	(1)
2002 Credit Facility—debt secured outside the 20% net worth limitation	50
Debt secured by finance receivables	4,267
Capital leases	40
Debt secured by other assets	78

Total Secured Debt	5,289

2002 Credit Facility—unsecured	2,359	(1)
Existing senior notes	862
Subordinated debt	579
Other	5,226

Total Unsecured Debt	9,026

Total Debt	$14,315

(1)	The amount of 2002 Credit Facility, as defined, debt secured under the 20% consolidated net worth limitation represents an estimate based on consolidated net worth at March 31, 2003 and the amount of other debt, as defined, secured under the 20% limitation. Any change to the amount indicated would correspondingly change the amount of the unsecured portion of the 2002 Credit Facility.

Liquidity, Financial Flexibility and Funding Plans:

We manage our worldwide liquidity using internal cash management practices, which are subject to (1) the statutes, regulations and practices of each of the local jurisdictions in which we operate, (2) the legal requirements of the agreements to which we are parties and (3) the policies and cooperation of the financial institutions we utilize to maintain such cash management practices. As described in our Current Report on Form 8-K dated April 30, 2003, prior years’ operating and liquidity issues led to a series of credit rating downgrades, eventually to below investment grade. Consequently, our access to capital and derivative markets has been restricted. An additional effect was our requirement to maintain minimum cash balances in escrow on certain borrowings and letters of credit. We also had been restricted from accessing the capital markets as a result of the previously disclosed SEC investigation. While we believe the conclusion of the SEC investigation in 2002 enables our access to public capital markets, we expect our ability to access unsecured credit sources to remain restricted as long as our credit ratings remain below investment grade. We also expect our incremental cost of borrowing will remain at a higher level as a result of such credit ratings.

Our current credit ratings remain unchanged from December 31, 2002 and are as follows:

	Senior Unsecured Debt	Outlook
Moody’s	B1	Negative
S&P *	B+	Negative
Fitch	BB–	Negative

*	S&P rating on Senior Secured Debt is BB–.

As a result of the various factors described in our Current Report on Form 8-K dated April 30, 2003, we abandoned our historical liquidity practice of borrowing and repaying commercial paper. Instead, we have been accumulating cash in an effort to maintain financial flexibility. We expect to maintain a cash and cash equivalents balance of at least $1 billion on an ongoing basis.

Financing Business & Restructuring:

Our financing business, including our vendor financing outsourcing and securitization activities, is described in detail in our Current Report on Form 8-K dated April 30, 2003. During the quarter ended March 31, 2003, we completed the following significant vendor financing outsourcing initiatives:

•	We received $580 million secured by our finance receivables in connection with our New U.S. Vendor Financing Agreement with GE as disclosed in Note 5 to our Consolidated Financial Statements in our Current Report on Form 8-K dated April 30, 2003. This amount included a special funding of approximately $265 million secured by state and local governmental lease contracts and other previously excluded contracts. The agreement with GE was also amended in March 2003 to allow for the inclusion of state and local governmental contracts in future securitizations.

•	In Canada, we extended the existing vendor financing program with GE and received $153 million, net of escrow requirements of $4 million and fees of $1 million, secured by our finance receivables.

2002 Credit Facility:

In June 2002, we entered into the 2002 Credit Facility with a group of lenders. This facility contains affirmative and negative covenants. See Note 1 to the Condensed Consolidated Financial Statements in our First Quarter 2003 10-Q for further discussion of the 2002 Credit Facility.

At March 31, 2003, we were in compliance with all aspects of the 2002 Credit Facility and expect to be in compliance for at least the next twelve months. Failure to be in compliance with any material provision or covenant of the 2002 Credit Facility could have a material adverse effect on our liquidity and operations.

Summary—Financial Flexibility and Liquidity:

With $3.0 billion of cash and cash equivalents on hand at March 31, 2003, we believe our liquidity (including operating and other cash flows we expect to generate) will be sufficient to meet operating cash flow requirements as they occur and to satisfy all scheduled debt maturities for at least the next twelve months. Our ability to maintain sufficient liquidity going forward is highly dependent on achieving expected operating results, including capturing the benefits from restructuring activities, and completing announced vendor financing and other initiatives. There is no assurance that these initiatives will be successful. Failure to successfully complete these initiatives could have a material adverse effect on our liquidity and our operations, and could require us to consider further measures, including deferring planned capital expenditures, further reductions in workforce, reducing discretionary spending, selling additional assets and, if necessary, restructuring existing debt.

We also expect that our ability to fully access commercial paper and other unsecured public debt markets will depend upon improvements in our credit ratings, which in turn depend on our ability to demonstrate sustained profitability growth and operating cash generation and continued progress on our vendor financing initiatives. Until full access to the unsecured public debt markets is restored, we expect some bank credit lines to continue to be unavailable. We have filed with the Securities and Exchange Commission a Form S-3 “universal” shelf registration statement covering a variety of securities. When the registration statement is declared effective, we may opportunistically access the public capital markets when we deem market conditions to be appropriate.

Special Purpose Entities

From time to time, we have generated liquidity by selling or securitizing portions of our finance and accounts receivable portfolios. We have typically utilized special-purpose entities (“SPEs”) in order to implement these transactions in a manner that isolates, for the benefit of the securitization investors, the securitized receivables from our other assets which would otherwise be available to our creditors. These transactions are typically credit-enhanced through over-collateralization. Such use of SPEs is standard industry practice, is typically required by securitization investors and makes the securitizations easier to market. All of our SPE transactions that have remaining balances at March 31, 2003 are accounted for as borrowings, with the debt and related assets remaining on our balance sheets. A detailed discussion of the terms of these transactions, including descriptions of our retained interests, is included in Note 5 to the Consolidated Financial Statements included in our Current Report on Form 8-K dated April 30, 2003.

Financial Risk Management

We are exposed to market risk from changes in foreign currency exchange rates and interest rates that could affect our results of operations and financial condition. Our current below investment-grade credit ratings effectively constrain our ability to fully use derivative contracts as part of our risk management strategy described below, especially with respect to interest rate management. Accordingly, our results of operations are exposed to increased volatility. In general, the amount of volatility will vary with the level of derivative and hedging activities and the market volatility during any period. We have historically entered into certain derivative contracts, including interest rate swap agreements, foreign currency swap agreements, forward exchange contracts and purchased foreign currency options, to manage interest rate and foreign currency exposures. The fair market values of all our derivative contracts change with fluctuations in interest rates and/or currency rates and are designed so that any change in their values is offset by changes in the values of the underlying exposures. Our derivative instruments are held solely to hedge economic exposures; we do not enter into derivative instrument transactions for trading or other speculative purposes and we employ long-standing policies prescribing that derivative instruments are only to be used to achieve a very limited set of objectives.

Our primary foreign currency market exposures include the Japanese Yen, Euro, Brazilian Real, British Pound Sterling and Canadian Dollar. Historically, for each of our legal entities, we have generally hedged foreign currency denominated assets and liabilities, primarily through the use of derivative contracts. Despite our current credit ratings, in 2002, we were able to restore significant hedging activities with currency-related derivative contracts. Although we are still unable to hedge all of our currency exposures, we are currently utilizing the reestablished capacity to hedge currency exposures related to our foreign-currency denominated debt. We anticipate continued volatility in our results of operations due to market changes in interest rates and foreign currency rates which we are currently unable to hedge.

We typically enter into simple unleveraged derivative transactions. Our policy is to use only counterparties with an investment-grade or better rating and to monitor market risk and exposure for each counterparty. We also utilize arrangements allowing us to net gains and losses on separate contracts with all counterparties to further mitigate the credit risk associated with our financial instruments. Based upon our ongoing evaluation of the replacement cost of our derivative transactions and counterparty credit-worthiness, we consider the risk of a material default by a counterparty to be remote.

Due to our credit ratings, many of our derivative contracts and several other material contracts at March 31, 2003 require us to post cash collateral or maintain minimum cash balances in escrow. These cash amounts are reported in our consolidated balance sheets within other current assets or other long-term assets, depending on when the cash will be contractually released.

Application of Critical Accounting Policies

Revenue Recognition Under Bundled Arrangements: We sell most of our products and services under bundled contract arrangements, which contain multiple deliverable elements. These contractual lease arrangements typically include equipment, service, supplies and financing components for which the customer pays a single negotiated price for all elements. These arrangements typically also include a variable component for page volumes in excess of contractual minimums, which are often expressed in terms of price per page, which we refer to as the “cost per copy.” In a typical bundled arrangement, our customer is quoted a fixed minimum monthly payment for 1) the equipment, 2) the associated services and other executory costs and 3) the financing element. The fixed minimum monthly payments are multiplied by the number of months in the contract term to arrive at the total fixed minimum payments that the customer is obligated to make (“fixed payments”) over the lease term. The payments associated with page volumes in excess of the minimums are contingent on whether or not such minimums are exceeded (“contingent payments”). The minimum contractual committed copy volumes are typically negotiated to equal the customer’s estimated copy volume at lease inception. In applying our lease accounting methodology, we consider the fixed payments for purposes of allocating to the fair value elements of the contract. We do not consider the contingent payments for purposes of allocating to the elements of the contract or recognizing revenue on the sale of the equipment, given the inherent uncertainties as to whether such amounts will ever be received. Contingent payments are recognized as revenue in the period when the customer exceeds the minimum copy volumes specified in the contract.

When separate prices are listed in multiple element customer contracts, such prices may not be representative of the fair values of those elements, because the prices of the different components of the arrangement may be modified through customer negotiations, although the aggregate consideration may remain the same. Therefore, revenues under these arrangements are allocated based upon estimated fair values of each element. Our revenue allocation methodology first begins by determining the fair value of the service component, as well as other executory costs and any profit thereon and second, by determining the fair value of the equipment based on comparison of the equipment values in our accounting systems to a range of cash selling prices or, if applicable, other verifiable objective evidence of fair value. We perform extensive analyses of available verifiable objective evidence of equipment fair value based on cash selling prices during the applicable period. The cash selling prices are compared to the range of values included in our lease accounting systems. The range of cash selling prices must support the reasonableness of the lease selling prices, taking into account residual values that accrue to our benefit, in order for us to determine that such lease prices are indicative of fair value. Our interest rates are developed based upon a variety of factors including local prevailing rates in the marketplace and the customer’s credit history, industry and credit class. These rates are recorded within our pricing systems. The resultant implicit interest rate, which is the same as our pricing interest rate, unless adjustment to equipment values is required, is then compared to fair market value rates to assess the reasonableness of the fair value allocations to the multiple elements.

Revenue Recognition for Leases: Our accounting for leases involves specific determinations under Statement of Financial Accounting Standards No. 13 “Accounting for Leases” (“SFAS No. 13”) which often involve complex provisions and significant judgments. The two primary criteria of SFAS No. 13 which we use to classify transactions as sales-type or operating leases are (1) a review of the lease term to determine if it is equal to or greater than 75 percent of the economic life of the equipment and (2) a review of the present value of the minimum lease payments to determine if they are equal to or greater than 90 percent of the fair market value of the equipment. Under our current product portfolio and business strategies, a non-cancelable lease of 45 months or more generally qualifies as a sale. Certain of our lease contracts are customized for larger customers, which results in complex terms and conditions and requires significant judgment in applying the above criteria. In addition to these, there are also other important criteria that are required to be assessed, including whether collectibility of the lease payments is reasonably predictable and whether there are important uncertainties related to costs that we have yet to incur with respect to the lease. In our opinion, our sales-type lease portfolios contain only normal credit and collection risks and have no important uncertainties with respect to future costs. Our leases in our Latin America operations have historically been recorded as operating leases since a majority of these leases are terminated significantly prior to the expiration of the contractual lease term. Specifically, because we generally do not collect the receivable from the initial transaction upon termination or during any subsequent lease term, the recoverability of the lease investment is deemed not to be predictable at lease inception. We continue to evaluate economic, business and political conditions in the Latin American region to determine if certain leases will qualify as sales type leases in future periods.

The critical estimates and judgments that we consider with respect to our lease accounting, are the determination of the economic life and the fair value of equipment, including the residual value. Those estimates are based upon historical experience with all our products. For purposes of estimating the economic life, we consider the most objective measure of historical experience to be the original contract term, since most equipment is returned by lessees at or near the end of the contracted term. The estimated economic life of most of our products is five years since this represents the most frequent contractual lease term for our principal products and only a small percentage of our leases are for original terms longer than five years. We believe that this is representative of the period during which the equipment is expected to be economically usable, with normal service, for the purpose for which it is intended. We continually evaluate the economic life of both existing and newly introduced products for purposes of this determination. Residual values are established at lease inception using estimates of fair value at the end of the lease term. Our residual values are established with due consideration to forecasted supply and demand for our various products, product retirement and future product launch plans, end of lease customer behavior, remanufacturing strategies, used equipment markets if any, competition and technological changes.

The vast majority of our leases that qualify as sales-type are non-cancelable and include cancellation penalties approximately equal to the full value of the leased equipment. A portion of our business involves sales to governmental units. Governmental units are those entities that have statutorily defined funding or annual budgets that are determined by their legislative bodies. Certain of our governmental contracts may have cancellation provisions or renewal clauses that are required by law, such as 1) those dependant on fiscal funding outside of a governmental unit’s control, 2) those that can be cancelled if deemed in the taxpayer’s best interest or 3) those that must be renewed each fiscal year, given limitations that may exist on entering multi-year contracts that are imposed by statute. In these circumstances and in accordance with the relevant accounting literature, we carefully evaluate these contracts to assess whether cancellation is remote because of the existence of substantive economic penalties upon cancellation or whether the renewal is reasonably assured due to the existence of a bargain renewal option. The evaluation of a lease agreement with a renewal option includes an assessment as to whether the renewal is reasonably assured based on the intent of such governmental unit and pricing terms as compared to those of short-term leases at lease inception. We further ensure that the contract provisions described above are offered only in instances where required by law. Where such contract terms are not legally required, we consider the arrangement to be cancelable and account for it as an operating lease.

Aside from the initial lease of equipment to our customers, we may enter subsequent transactions with the same customer whereby we extend the term. We evaluate the classification of lease extensions of sales-type leases using the originally determined economic life for each product. There may be instances where we have lease extensions for periods that are within the original economic life of the equipment. These are accounted for as sales-type leases only when the extensions occur in the last three months of the lease term and they otherwise meet the appropriate criteria of SFAS 13. All other lease extensions of this type are accounted for as direct financing leases. We generally account for lease extensions that go beyond the economic life as operating leases because of important uncertainties as to the amount of servicing and repair costs that we may incur.

Accounts and Finance Receivables Allowance for Doubtful Accounts and Credit Losses: We perform ongoing credit evaluations of our customers and adjust credit limits based upon customer payment history and current creditworthiness. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience credit loss rates similar to those we have experienced in the past. Measurement of such losses requires consideration of historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates and financial health of specific customers. We recorded $353 million, $506 million and $613 million in the Consolidated Statements of Income for provisions for doubtful accounts for both our accounts and finance receivables for the years ended December 31, 2002, 2001 and 2000, respectively, of which $332 million, $438 million and $472 million were included in selling, administrative and general expenses for such years, respectively. The declining trend in our provision for doubtful accounts was primarily due to improved customer administration, collection practices and credit approval policies, as well as our revenue declines.

Historically, about half of the provision for doubtful accounts relates to our finance receivables portfolio. This provision is inherently more difficult to estimate than the provision for trade accounts receivable because the underlying lease portfolio has an average maturity, at any time, of approximately two to three years and contains past due billed amounts, as well as unbilled amounts. Estimated credit quality of any given customer and class of customer or geographic location can significantly change during the life of the portfolio. We consider all available information in our quarterly assessments of the adequacy of the provision for doubtful accounts.

Provisions for Excess and Obsolete Inventory Losses and Residual Value Losses: We value our inventories at the lower of average cost or market. Inventories also include equipment that is returned at the end of the lease term. Returned equipment is recorded at the lower of remaining net book value or salvage value. Salvage value consists of the estimated market value (generally determined based on replacement cost) of the salvageable component parts, which are expected to be used in the remanufacturing process.

We regularly review inventory quantities, including equipment to be leased to customers, which is included as part of finished goods inventory, and record a provision for excess and/or obsolete inventory based primarily on our estimated forecast of product demand, production requirements and servicing commitments. Several factors may influence the realizability of our inventories, including our decision to exit a product line, technological changes and new product development. The provision for excess and/or obsolete raw materials and equipment inventories is based primarily on near term forecasts of product demand and includes consideration of new product introductions as well as changes in remanufacturing strategies. The provision for excess and/or obsolete service parts inventory is based primarily on projected servicing requirements over the life of the related equipment populations.

These factors could result in an increase in the amount of excess or obsolete inventory quantities. Additionally, our estimates of future product demand may prove to be inaccurate, in which case we may have understated or overstated the provision required for excess and obsolete inventories. In the future, if we determine that our inventories have been overvalued, we would be required to recognize such incremental costs in cost of sales at the time of such determination. Likewise, if we determine that our inventories are undervalued, we may have overstated cost of sales in previous periods and would be required to recognize such additional operating income at the time of sale. Although we make every effort to ensure the accuracy of our forecasts of future product demand including the impact of future product launches and changes in remanufacturing strategies, significant unanticipated changes in demand or technological developments could significantly impact the value of our inventory and our reported operating results if our estimates prove to be inaccurate. We recorded $115 million, $242 million and $235 million in inventory write-down charges for the three years ended December 31, 2002, 2001 and 2000, respectively. The decline in inventory write-down charges was primarily due to the absence of business exiting activities, stabilization of our product lines, Flextronics related improvements and a lower level of inventories. At this time, management does not believe that anticipated product launches will have a material effect on the recovery of our existing inventory balance.

We have a similar accounting policy relating to unguaranteed residual values associated with equipment on-lease, which were $272 million and $414 million in our Consolidated Balance Sheets at December 31, 2002 and 2001, respectively. We review residual values regularly and, when appropriate, adjust them based on estimates of expected market conditions at the end of the lease, including the impacts of future product launches, changes in remanufacturing strategies and the expected lessee behavior at the end of the lease term. Impairment charges are recorded when available information indicates that the decline in recorded value is other than temporary and we would therefore not be able to fully recover the recorded values. We recorded $26 million, $14 million and $17 million in residual value impairment charges for the years ended December 31, 2002, 2001 and 2000, respectively.

Asset Valuations and Review for Potential Impairments: Our long-lived assets, excluding goodwill, are assessed for impairment by comparison of the total amount of undiscounted cash flows expected to be generated by such assets to their carrying value. During 2002, due to our decision to abandon the use of certain software applications, we recorded an impairment charge of $106 million in Selling, administrative and general expenses in the Consolidated Statement of Income included in our Current Report on Form 8-K dated April 30, 2003.

We periodically review our long-lived assets, whereby we make assumptions regarding the valuation and the changes in circumstances that would affect the carrying value of these assets. If such analysis indicates that a possible impairment may exist, we are then required to estimate the fair value of the asset and, as deemed appropriate, expense all or a portion of the asset, based on a comparison to the book value of such asset or group of such assets. The determination of fair value includes numerous uncertainties, such as the impact of competition on future value. We believe that we have made reasonable estimates and judgments in determining whether our long-lived assets have been impaired; however, if there is a material change in the assumptions used in our determination of fair values or if there is a material change in economic conditions or circumstances influencing fair value, we could be required to recognize certain impairment charges in the future.

Goodwill and Other Acquired Intangible Assets: We have made acquisitions in the past that included the recognition of a significant amount of goodwill and other intangible assets. Under generally accepted accounting principles in effect through December 31, 2001, these assets were amortized over their estimated useful lives and were tested periodically, in order to determine if they were recoverable from estimated future pre-tax cash flows on an undiscounted basis over their useful lives. Effective January 1, 2002, we adopted Statement of Financial

Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), whereby goodwill is no longer amortized but instead is assessed for impairment, at least annually and as triggering events occur that indicate a decline in fair value below that of its carrying value. In making these assessments, we rely on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and market data. There are inherent uncertainties related to these factors and our judgment in applying them to the analysis of goodwill impairment, including risk that the carrying value of our goodwill may be overstated or understated. We have determined that the impact of adopting this new standard, under the transition provisions of SFAS No. 142, was an impairment charge of $63 million which was recorded as a cumulative effect of a change in accounting principle in the Consolidated Statement of Income for 2002 included in our Current Report on Form 8-K dated April 30, 2003.

Estimates Used Relating to Restructuring: In June 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which addresses financial and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF No. 94-3”). The principal difference between SFAS No. 146 and EITF No. 94-3 relates to the requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, while EITF No. 94-3 requires that the liability be recognized at the date of an entity’s commitment to an exit plan. We adopted SFAS No. 146 in the fourth quarter of 2002, which is required to be applied prospectively. All restructuring actions that were committed to prior to the adoption of SFAS No. 146 continue to be accounted for in accordance with EITF No. 94-3.

We have engaged in a number of restructuring actions over the last several years, which required our management to utilize significant estimates related to realizable values of assets that were made redundant or obsolete and expenses for severance and other employee separation costs, lease cancellation and other exit costs. Given the significance of, and the timing of the execution of such actions, this process is complex and involves periodic reassessments of estimates made at the time the original decisions were made. We continue to evaluate the adequacy of the remaining liabilities under these restructuring initiatives. As we continue to evaluate the business, there may be changes in estimates to amounts previously recorded as actions progress and are completed.

Pension and Post-retirement Benefit Plan Assumptions: We sponsor pension plans in various forms and in various countries covering substantially all employees who meet certain eligibility requirements. Post-retirement benefit plans cover primarily U.S. employees for retirement medical costs. As required by existing accounting rules, we employ a delayed recognition feature in measuring the costs and obligations of pension and post-retirement benefit plans. This allows for changes in the benefit obligations and changes in the value of assets set aside to meet those obligations, to be recognized, not as they occur, but systematically and gradually over subsequent periods. All changes are ultimately recognized, except to the extent they may be offset by subsequent changes. At any point, changes that have been identified and quantified await subsequent accounting recognition as net cost components and as liabilities or assets.

Several statistical and other factors that attempt to anticipate future events are used in calculating the expense, liability and asset values related to our pension and post-retirement benefit plans. These factors include assumptions we make about the discount rate, expected return on plan assets, rate of increase in healthcare costs, the rate of future compensation increases, and mortality, among others. Actual returns on plan assets are not immediately recognized in our income statement, due to the aforementioned delayed recognition feature that we follow in accounting for pensions. In calculating the expected return on the plan asset component of our net periodic pension cost, we apply our estimate of the long term rate of return to the plan assets that support our pension obligations, after deducting assets that are specifically allocated to Transitional Retirement Accounts (which are accounted for based on specific plan terms).

For purposes of determining the expected return on plan assets, we utilize a calculated value approach in determining the value of the pension plan assets, as opposed to a fair market value approach. The primary difference between the two methods relates to a systematic recognition of changes in fair value over time (generally two years) versus immediate recognition of changes in fair value. Our expected rate of return on plan assets is then applied to the calculated asset value to determine the amount of the expected return on plan assets to be used in the determination of the net periodic pension cost. The calculated value approach reduces the volatility in net periodic pension cost that results from using the fair market value approach.

The difference between the actual return on plan assets and the expected return on plan assets is added to, or subtracted from, any cumulative differences that arose in prior years. This amount is a component of the unrecognized net actuarial (gain) loss and is subject to amortization to net periodic pension cost over the remaining service lives of the employees participating in the pension plan.

As a result of actual asset returns being lower than expected asset returns over the previous two years, 2003 net periodic pension cost will increase. The total unrecognized actuarial loss as of December 31, 2002 is $1.8 billion. This amount will be amortized in the future, subject to offsetting gains or losses that will change the future amortization amount.

We have historically utilized a weighted average expected rate of return on plan assets of approximately 8.8 percent, on a worldwide basis, in determining our net periodic pension cost. In estimating this rate, we considered the historical returns earned by the plan assets, the rates of return expected in the future, and our investment strategy and asset mix with respect to the plans’ funds. In response to market conditions during the prior three years, a re-evaluation of our domestic asset investment strategy with our external asset managers, and our overall expectation of lower long-term rates of return, we have reduced our weighted average expected rate of return for our major worldwide pension plans. The weighted average rate we will utilize to calculate our 2003 expense will be approximately 8.3 percent.

An additional significant assumption affecting our pension and post-retirement benefit obligations and the net periodic pension and other post-retirement benefit cost is the rate that we use to discount our future anticipated benefit obligations. In estimating this rate, we consider rates of return on high quality fixed-income investments currently available, and expected to be available, during the period to maturity of the pension benefits. The weighted average rate we will utilize to calculate our 2003 expense will be approximately 6.2 percent, which is a decrease from 6.8 percent in 2002. On a consolidated basis, we recognized net periodic pension cost of $168 million, $99 million and $44 million for the years ended December 31, 2002, 2001 and 2000, respectively. Pension cost is included as a component of cost of sales, cost of service, outsourcing and rentals, research and development expenses and selling, administrative and general expenses in our Consolidated Statements of Income. Pension cost is allocated to these income statement components based on the related employee costs.

The weighted average assumptions used in the computation of our projected net periodic pension cost for 2003, and our actual net periodic pension cost for 2002, 2001 and 2000, were as follows:

	Projected 2003	2002	2001	2000
Discount rate	6.2%	6.8%	7.0%	7.4%
Expected rate of return on plan assets	8.3	8.8	8.9	8.9
Rate of future compensation increases	4.0	3.9	3.8	4.2

As a result of the reduction in the expected rate of return on plan assets, the reduction in the discount rate, the slight increase in the rate of future compensation increases, the lower actual return on plan assets during the prior three years and certain other factors, our 2003 net periodic pension cost is expected to be $150 million higher than 2002.

The estimated impacts on net periodic pension cost of changes in the expected rate of return on plan assets assumption are as follows:

Increase/(Decrease) in 2003 Projected Net Periodic Pension Cost
(Dollars in millions)
Assuming a Discount Rate of 6.2%
0.25% increase in expected rate of return on plan assets	$(11)
0.25% decrease in expected rate of return on plan assets	11

Our expected rate of return on plan assets has historically had, and will likely continue to have, a material impact on net periodic pension cost.

The estimated impacts on net periodic pension cost of changes in the discount rate assumption are as follows:

Increase/(Decrease) in 2003 Projected Net Periodic Pension Cost
(Dollars in millions)
Assuming an Expected Rate of Return on Plan Assets of 8.3%
0.25% increase in discount rate	$(26)
0.25% decrease in discount rate	31

The market performance over the past two years has decreased the value of the assets held by our worldwide pension plans and has correspondingly increased the amount by which our worldwide pension funds are under-funded. As a result of the reduction in the value of our pension plan assets and a decline in interest rates, which increased the present value of our benefit obligations for our major worldwide pension plans, we recorded during the fourth quarter of 2002 an incremental additional minimum pension liability. This incremental liability was recorded through a non-cash charge to Shareholders’ Equity as required by SFAS No. 87 “Employers’ Accounting for Pensions.” The increase in the additional minimum pension liability of $413 million, resulted in an incremental after-tax charge to Shareholders’ Equity of $231 million during 2002. These amounts will increase or decrease in the future based on the value of our pension obligations in relation to the value of the assets held by our pension plans to settle such obligations.

Income Taxes and Tax Valuation Allowances: We record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in our Consolidated Balance Sheets, as well as operating loss and tax credit carryforwards. We follow very specific and detailed guidelines in each tax jurisdiction regarding the recoverability of any tax assets recorded in our Consolidated Balance Sheets and provide necessary valuation allowances as required. We regularly review our deferred tax assets for recoverability based on projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. If we continue to operate at a loss in certain jurisdictions or are unable to generate sufficient future taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against all or a significant portion of our deferred tax assets resulting in a substantial increase in our effective tax rate and a material adverse impact on our operating results. Conversely, if and when such jurisdictions were to become sufficiently profitable to recover previously reserved deferred tax assets, we would reduce all or a portion of the applicable valuation allowance in the period when such determination is made. This would result in an increase to reported earnings in such period. Increases to our valuation allowance, through charges to expense, were $15 million, $247 million, and $12 million for the years ended December 31, 2002, 2001 and 2000, respectively.

We are subject to ongoing tax examinations and assessments in various jurisdictions. Accordingly, we provide for additional tax expense based upon the probable outcomes of such matters. In addition, when applicable, we adjust the previously recorded tax expense to reflect examination results. Our ongoing assessments of the probable outcomes of the examinations and related tax positions require judgment and can materially increase or decrease our effective tax rate as well as impact our operating results.

Legal Contingencies: We are a defendant in numerous litigation and regulatory matters including those involving securities law, patent law, environmental law, employment law and ERISA, as discussed in Note 15 to the Consolidated Financial Statements included in our Current Report on Form 8-K dated April 30, 2003. As required by Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” we determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess potential liability. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. Should our views on estimated losses reflect the need to recognize a material accrual, or should these matters result in an adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in estimate, judgment or settlement occurs.

Other Accounting Policies: Other accounting policies, not involving the same level of significance, as those discussed above, are nevertheless important to an understanding of the financial statements. See Note 1 to the Consolidated Financial Statements, Summary of Significant Accounting Policies included in our Current Report on Form 8-K dated April 30, 2003, which discusses other significant accounting policies.

Other accounts affected by management estimates: The following table summarizes other significant areas which require management estimates:

	Year Ended December 31,
	2002	2001	2000
	(Dollars in millions)
Amortization and impairment of goodwill and intangible assets	$99	$94	$86
Depreciation and obsolescence of equipment on operating leases	408	657	626
Depreciation of buildings and equipment	341	402	417
Amortization and impairment of capitalized software	249	179	115
Pension benefits—net periodic benefit cost	168	99	44
Other benefits—net periodic benefit cost	120	130	109

ADOPTION OF NEW ACCOUNTING STANDARD

Effective January 1, 2002, we adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets subsequent to their initial recognition. This statement recognizes that goodwill has an indefinite life and will no longer be subject to periodic amortization. However, goodwill is to be tested at least annually for impairment, using a fair value methodology, in lieu of amortization. The provisions of this standard also require that amortization of goodwill related to equity investments be discontinued, and that these goodwill amounts continue to be evaluated for impairment in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” For further information, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

The following tables illustrate the pro forma impact of the adoption of SFAS No. 142, relating to the non-amortization provisions, for the years ended December 31, 2001, 2000 and 1999.

	For the Year Ended December 31,
	2001	2000	1999
	(Dollars in millions)
Reported Net (Loss) Income	$(94)	$(273)	$844
Add: Amortization of goodwill, net of income taxes	59	58	54

Adjusted Net (Loss) Income	$(35)	$(215)	$898

	For the Year Ended December 31,
	2001	2000	1999
Reported Basic (Loss) Earnings per Share	$(0.15)	$(0.48)	$1.20
Add: Amortization of goodwill, net of income taxes	0.09	0.09	0.08

Adjusted Basic (Loss) Earnings per Share	$(0.06)	$(0.39)	$1.28

	For the Year Ended December 31,
	2001	2000	1999
Reported Diluted (Loss) Earnings per Share	$(0.15)	$(0.48)	$1.17
Add: Amortization of goodwill, net of income taxes	0.09	0.09	0.07

Adjusted Diluted (Loss) Earnings per Share	$(0.06)	$(0.39)	$1.24

DESCRIPTION OF THE SERIES C MANDATORY CONVERTIBLE PREFERRED STOCK

The description in this prospectus supplement of the terms of our Series C mandatory convertible preferred stock is only a summary. The terms of our Series C mandatory convertible preferred stock are contained in a certificate of designation that will amend our restated certificate of incorporation, as amended. We have previously filed with the SEC copies of our restated certificate of incorporation, as amended. See “Where You Can Find More Information.” The certificate of designation will be filed as an exhibit to a Current Report on Form 8-K after the date of this prospectus supplement.

General

Our restated certificate of incorporation, as amended, authorizes the issuance of 22,043,067 shares of cumulative preferred stock, par value $1.00 per share, of which 6,685,500 shares of Series B convertible preferred stock were issued and outstanding as of May 31, 2003. The Series C mandatory convertible preferred stock constitutes a series of this cumulative preferred stock. See “Description of Common Stock” and “Description of the Preferred Stock and Convertible Preferred Stock” in the Prospectus for a description of our other classes of capital stock.

Our Series C mandatory convertible preferred stock is a single series consisting of 6,500,000 shares of preferred stock (or 7,475,000 shares if the underwriters exercise their over-allotment option in full in accordance with the procedures set forth in “Underwriting”). The holders of shares of our Series C mandatory convertible preferred stock will have no preemptive rights. Upon issuance, all the shares of our Series C mandatory convertible preferred stock will be fully paid and non-assessable.

Our Series C mandatory convertible preferred stock will rank senior as to payment of dividends and distribution of assets upon our dissolution, liquidation or winding up to all our common stock and class B common stock, now outstanding or to be issued in the future, and pari passu with all our preferred stock, including our Series B convertible preferred stock, now outstanding or to be issued in the future.

As of the date of this prospectus supplement, we are authorized to issue up to 1,750,000,000 shares of common stock, $1.00 par value per share (the “common stock”) and 600,000 shares of our class B common stock, $1.00 par value per share. As of May 31, 2003, 743,184,838 shares of common stock were issued and outstanding and no shares of class B common stock were issued, outstanding or reserved for issuance. In addition, as of such date, there were 344,180,192 shares of common stock authorized, but reserved for issuance and 662,634,970 shares of common stock and 13,805,359 shares of cumulative preferred stock available for issuance or reserve. As of May 31, 2003, there were 6,685,500 shares of our Series B convertible preferred stock outstanding, with a liquidation preference amount of approximately $523 million.

The terms of our Series C mandatory convertible preferred stock restrict our ability to issue capital stock that ranks senior to our Series C mandatory convertible preferred stock. See “—Voting Rights.”

Under New York law, we may declare or pay dividends on our Series C mandatory convertible preferred stock, in cash or in shares of our common stock, solely out of funds legally available for the payment of dividends. Under New York law, funds legally available for the payment of dividends is our surplus, so that our net assets (our total assets less our total liabilities) remaining after such declaration or payment is at least equal to our stated capital. When the need to make a determination of funds legally available for the payment of dividends arises, the amount of our total assets and total liabilities and the amount of our stated capital will be determined by our board of directors in accordance with New York law.

Dividends

General

Dividends on our Series C mandatory convertible preferred stock will be payable quarterly, if declared, on the 1st calendar day (or the following business day if the 1st is not a business day) of January, April, July and October of each year (each, a “Dividend Payment Date”) at the annual rate of $         per share. The initial dividend on our Series C mandatory convertible preferred stock, for the first dividend period, assuming our issue

date is June             , 2003, will be $             per share, and will be payable, if declared, on October 1, 2003. Each subsequent quarterly dividend on our Series C mandatory convertible preferred stock, if declared, will be

$         per share.

The amount of dividends payable on each share of our Series C mandatory convertible preferred stock for each full quarterly period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

A dividend period is the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if none, the date of issue. Dividends payable, if declared, on a Dividend Payment Date will be payable to holders of record on the date, not exceeding forty calendar days preceding the relevant Dividend Payment Date, fixed for the purpose by our board of directors in advance of payment of the relevant dividend.

We are only obligated to pay a dividend on our Series C mandatory convertible preferred stock if our board of directors declares the dividend payable and we have assets that legally can be used to pay the dividend. The terms of our 2002 Credit Facility and indentures governing our outstanding senior notes currently restrict us, and our 2003 Credit Facility and the indenture governing our new senior notes are expected to restrict, our ability to pay cash dividends on our Series C mandatory convertible preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the credit agreement and indentures. We cannot assure you that the agreements governing our future indebtedness will permit us to pay cash dividends on our Series C mandatory convertible preferred stock. Our Series C mandatory convertible preferred stock is entitled to receive payment of dividends on a parity with our outstanding Series B convertible preferred stock and all of our future preferred stock. We are not prohibited or restricted under our debt agreements and the terms of our preferred stock and, with respect to our 2003 Credit Facility, do not expect to be prohibited or restricted, from paying any dividends in the form of our common stock on our Series C mandatory convertible preferred stock.

Dividends on our Series C mandatory convertible preferred stock will be cumulative, whether or not there are assets legally available for the payment of such dividends. This means that, if our board of directors fails to declare a dividend, the dividend will accumulate until declared and paid.

We may pay dividends in cash, shares of common stock or any combination thereof, as we determine in our sole discretion. Shares of our common stock delivered to the transfer agent as dividends on behalf of the holders of our Series C mandatory convertible preferred stock will be sold on the holders’ behalf for cash. The transfer agent will serve as the designated agent of the holders of shares of our Series C mandatory convertible preferred stock in making any such sales. If we pay dividends by delivering shares of our common stock to the transfer agent, we must deliver to the transfer agent the number of shares of our common stock, which, when sold by the transfer agent on behalf of the holders, will result in net cash proceeds to be distributed to the holders in an amount equal to the cash dividends otherwise payable. To pay dividends in this manner, we must provide the transfer agent with a registration statement permitting the immediate sale of the shares of common stock in the public market. We cannot assure you that we will be able to timely file, cause to be declared effective or keep effective such a registration statement. See “Risk Factors—We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our Series C mandatory convertible preferred stock in shares of our common stock.”

If we pay dividends in shares of our common stock by delivering them to the transfer agent, those shares will be owned beneficially by the holders of shares of our Series C mandatory convertible preferred stock upon delivery to the transfer agent, and the transfer agent will hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the holders. By purchasing our Series C mandatory convertible preferred stock, you are deemed to appoint the transfer agent as your agent for the sale of any shares of our common stock that are delivered to the transfer agent, on your behalf, upon payment of dividends on our Series C mandatory convertible preferred stock.

We are not obligated to pay holders of Series C mandatory convertible preferred stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date or any other late payment. We are also not obligated to pay holders of Series C mandatory convertible preferred stock any dividend in excess of the full dividends on the Series C mandatory convertible preferred stock that are payable as described above.

Payment Restrictions

We will not:

•	declare or pay any dividend or make any distribution of assets on any of our capital stock now or hereafter authorized that ranks junior to our preferred stock, including the Series C mandatory convertible preferred stock, as to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, including our common stock, class B common stock (collectively, “junior stock”), other than dividends or distributions in the form of junior stock; or

•	purchase or otherwise acquire for value any junior stock,

unless:

•	all dividends on our preferred stock, including the Series C mandatory convertible preferred stock, for all past quarterly dividend periods shall have been paid and the full quarterly dividend on our preferred stock, including the Series C mandatory convertible preferred stock, for the full dividends for the then current quarterly dividend period shall have been declared and paid or, in the case of cash dividends only, set apart for payment; and

•	we shall have redeemed, retired or purchased all shares of our preferred stock required to have been redeemed, retired or purchased at such time pursuant to any applicable sinking fund fixed for such series of preferred stock by our board of directors.

Redemption

The Series C mandatory convertible preferred stock will not be redeemable.

Automatic Conversion

Each share of our Series C mandatory convertible preferred stock, unless previously converted at (i) our option, (ii) your option or (iii) upon specified mergers and other transactions described below, will automatically convert, on July 1, 2006, or the automatic conversion date, into a number of newly issued shares of our common stock equal to the conversion rate described below. In addition, the holders of shares of Series C mandatory convertible preferred stock on the automatic conversion date will have the right to receive a dividend of cash, shares of our common stock or a combination thereof, as we determine in our sole discretion, in an amount equal to the accrued and unpaid dividends on our Series C mandatory convertible preferred stock as of the automatic conversion date, whether or not declared, out of legally available assets. To the extent we have such assets available and we pay some or all of the dividend in shares of our common stock, the number of shares of our common stock issuable to you in respect of such accrued and unpaid dividends will equal the amount of accrued and unpaid dividends on our Series C mandatory convertible preferred stock on the automatic conversion date which we determine to pay in shares of our common stock divided by the 5-day average market price, as defined below, per share of our common stock. In the event we pay some or all of the dividend in shares of our common stock, we will notify the holders of shares of our Series C mandatory convertible preferred stock whether the dividend will be payable in full in shares of our common stock or a combination of cash and shares of our common stock, and will specify such combination in such notice, at least 10 days prior to the automatic conversion date.

Subject to the immediately following paragraph, the conversion rate, which is the number of newly issued shares of our common stock issuable upon conversion of each share of our Series C mandatory convertible preferred stock on the applicable conversion date, will, subject to adjustment under certain circumstances as described under “—Anti-Dilution Adjustments” below, be as follows:

•	If the 20-day average market price of our common stock is equal to or greater than $ , which we call the threshold appreciation price, then the conversion rate, which is equal to $100.00 divided by $ , will be shares of our common stock per share of our Series C mandatory convertible preferred stock. Accordingly, if the market price for our common stock increases to an amount that is greater than $ on the applicable conversion date, the aggregate market value of the shares of our common stock issued upon conversion of each share of our Series C mandatory convertible preferred stock, assuming that this market price is the same as the 20-day average market price of our common stock, will be greater than $ .

•	If the 20-day average market price of our common stock is less than $ but greater than $ , the conversion rate will be equal to $100.00 divided by the 20-day average market price of our common stock per share of our Series C mandatory convertible preferred stock. Accordingly, if the market price for our common stock increases but that market price is less than $ on the applicable conversion date, the aggregate market value of the shares of our common stock issued upon conversion of each share of our Series C mandatory convertible preferred stock, assuming that this market price is the same as the 20-day average market price of our common stock, will equal $ .

•	If the 20-day average market price of our common stock is less than or equal to $ , the conversion rate, which is equal to $100.00 divided by $ , will be shares of our common stock per share of our Series C mandatory convertible preferred stock. Accordingly, if the market price for our common stock decreases to an amount that is less than $ on the applicable conversion date, the aggregate market value of the shares of our common stock issued upon conversion of each share of our Series C mandatory convertible preferred stock, assuming that the market price is the same as the 20-day average market price of our common stock, will be less than $ , and if the market price equals $ , the aggregate market price of those shares, assuming that this market is the same as the 20-day average market price of our common stock, will equal $ .

Holders of our Series C mandatory convertible preferred stock will realize the entire decline in equity value if, at the applicable conversion date, the 20-day average market price of our common stock is less than $         .

In each of the three bulleted paragraphs above, the number of newly issued shares of our common stock issuable upon conversion of each share of our Series C mandatory convertible preferred stock on the conversion date will be increased by an amount equal to any accrued and unpaid dividends on our Series C mandatory convertible preferred stock on the automatic conversion date (taking into account any cash payment of such dividends on the conversion date) divided by the 20-day average market price per share of our common stock.

The “20-day average market price” is the arithmetic average of the volume-weighted average price per share of our common stock for each of the 20 trading days ending on the third business day prior to the applicable conversion date, as reported by Bloomberg Professional Service accessed using the reference “XRX Equity VAP” for the period beginning at 9:30 am, New York City time, and ending at 4:00 pm, New York City time. If the third business day prior to the applicable conversion date is not a trading day, the 20-day trading period will end on the last trading day prior to the third business day prior to the applicable conversion date. The “5-day average market price” as of any date is the arithmetic average of the volume-weighted average price per share of our common stock for each of the five trading days ending on the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation, as reported by Bloomberg Professional Service accessed using the reference “XRX Equity VAP” for the period beginning at 9:30 am, New York City time, and ending at 4:00 pm, New York City time. If such day is not a trading day, the five-day trading period will end on the last trading day prior to such day. For purposes of this paragraph, the term “ex date,” when used with respect to any such issuance or distribution, means the first date on which our common stock trades without the right to receive such issuance or distribution. If, on any trading day no volume-weighted average price is reported for our common stock by Bloomberg Professional Service, the closing sale price of a share of our common stock will be substituted for the volume-weighted average price for such day.

The closing price of our common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date. If our common stock is not listed on the New York Stock Exchange on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed or quoted, or if our common stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market price of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A trading day is a day on which our common stock:

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Conversion

Conversion into common stock will occur on the automatic conversion date, unless:

•	we have caused the conversion of our Series C mandatory convertible preferred stock prior to the automatic conversion date in the manner described in “—Provisional Conversion at Our Option”;

•	you have converted prior to the automatic conversion date, in the manner described in “—Conversion at the Option of the Holder”; or

•	we are involved in a merger prior to the automatic conversion date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have converted through an exercise of a merger early settlement right as described in “—Early Conversion upon Cash Merger.”

On the applicable conversion date, certificates representing our common stock will be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the shares of our Series C mandatory convertible preferred stock, if shares of our Series C mandatory convertible preferred stock are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

Prior to the date on which shares of common stock are issued upon conversion, our common stock underlying our Series C mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding our Series C mandatory convertible preferred stock.

Provisional Conversion at Our Option

Prior to the automatic conversion date, we may, at our option cause the conversion of all, but not less than all, the shares of our Series C mandatory convertible preferred stock then outstanding into shares of our common stock at a conversion rate of              shares of our common stock for each share of our Series C mandatory convertible preferred stock, subject to adjustment under certain circumstances as described under “—Anti-Dilution Adjustment” below; provided that the closing price per share of our common stock has exceeded

$             for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date that we notify you by mail of the optional conversion. The date specified in such notice for the optional conversion shall be at least 30 days but no more than 60 days from the date of such notice. We will be able to cause this conversion only if, in addition to issuing you shares of our common stock as described above, we pay you in cash, (i) an amount equal to any accrued and unpaid dividends on your shares of our Series C mandatory convertible preferred stock, whether or not declared, and (ii) the present value of all remaining dividend payments on your shares of Series C mandatory convertible preferred stock through and including July 1, 2006, in each case, out of legally available assets. The present value of the remaining dividend payments will be computed using a discount rate equal to the Treasury Yield. “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for conversion (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to July 1, 2006, provided, however, that if the then remaining term to July 1, 2006 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U. S. Treasury securities for which such yields are given, except that if the then remaining term to July 1, 2006 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

Conversion at the Option of the Holder

The holders of shares of Series C mandatory convertible preferred stock have the right to convert them, in whole or in part, at any time prior to the automatic conversion date, into shares of our common stock at the rate (the “optional conversion rate”) of             shares of our common stock for each share of our Series C mandatory convertible preferred stock, subject to adjustment under certain circumstances as described under “—Anti-Dilution Adjustments” below.

Holders of shares of Series C mandatory convertible preferred stock at the close of business on a record date for any payment of dividends will receive the dividend then payable on that Series C mandatory convertible preferred stock on the corresponding Dividend Payment Date even if optional conversion of our Series C mandatory convertible preferred stock occurs between that record date and the corresponding Dividend Payment Date. However, if you surrender shares of our Series C mandatory convertible preferred stock for conversion after the close of business on a record date for any payment of dividends and before the opening of business on the next succeeding Dividend Payment Date, you must include with shares of our Series C mandatory convertible preferred stock a cash payment of an amount equal to the dividend on our Series C mandatory convertible preferred stock which is to be paid on that Dividend Payment Date.

Except as described above, upon any optional conversion of our Series C mandatory convertible preferred stock, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on a Series C mandatory convertible preferred stock, or for dividends or distributions on the shares of our common stock issued upon conversion.

Early Conversion upon Cash Merger

Prior to the automatic conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as the “cash merger,” then on or after the date of the cash merger, each holder of shares of Series C mandatory convertible preferred stock that thereafter remain outstanding, if any, will have the right to accelerate and convert our Series C mandatory convertible preferred stock at the conversion rate (determined in accordance with its application under “—Automatic Conversion”) in effect immediately before the cash merger. We refer to this right as the “merger early conversion right.” We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify the conversion date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early conversion will occur and a date by which each holder’s merger early conversion right must be exercised. The notice will set forth, among other things, the applicable conversion rate and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the merger early conversion right, you must deliver to us, at least one business day before the merger early conversion date, the certificate evidencing your shares of Series C mandatory convertible preferred stock, if our Series C mandatory convertible preferred stock is held in certificated form. If you exercise the merger early conversion right, we will deliver to you on the merger early conversion date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had converted your shares of Series C mandatory convertible preferred stock immediately before the cash merger at the conversion rate (determined in accordance with its application under “—Automatic Conversion”) in effect at such time. If you do not elect to exercise your merger early conversion right, you will receive for your shares of Series C mandatory convertible preferred stock that remain outstanding, if any, cash, securities or other property into which our common stock was converted at the conversion rate (after giving effect to the adjustments set forth in “—Anti-Dilution Adjustments” below).

Anti-dilution Adjustments

The formula for determining the conversion rate, including as a result of the operation of “—Automatic Conversion,” “—Provisional Conversion at Our Option,” “—Conversion at the Option of the Holder” and “—Early Conversion upon Cash Merger,” may be adjusted if certain events occur, including (without duplication):

•	the payment of a dividend or other distribution on our common stock or class B common stock in shares of our common stock or class B common stock;

•	the issuance to all holders of our common stock and/or class B common stock of (i) options, warrants or other rights, other than under any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock or class B common stock, or (ii) securities that by their terms are convertible or exchangeable into our common stock or class B common stock, in each case, at less than the current market price (as defined below);

•	subdivisions, splits, combinations and reclassifications of our common stock or class B common stock;

•	distributions to all holders of our common stock or class B common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by the first bullet point above or issuance covered by the second bullet point above and any dividend or distribution paid exclusively in cash);

•	distributions consisting exclusively of cash to all holders of our common stock and/or class B common stock in an aggregate amount that, when combined with (i) other all-cash distributions made within the preceding 12 months with respect to such stock and (ii) the cash and the fair market value, as of the date of expiration of a tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock and/or class B common stock concluded within the preceding 12 months, exceeds 10% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock and class B common stock then outstanding) on the date fixed for the determination of shareholders entitled to receive such distribution; and

•	the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock or class B common stock that involves an aggregate consideration that, when combined with (i) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock or class B common stock concluded within the preceding 12 months and (ii) the aggregate amount of any all-cash distributions to all holders of our common stock or class B common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

The “current market price” is the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any such issuance or distribution, means the first date on which our common stock trades without the right to receive such issuance or distribution.

In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each share of Series C mandatory convertible preferred stock that thereafter remains outstanding would, without the consent of the holders of shares of Series C mandatory convertible preferred stock, become convertible into such other securities, cash or property instead of our common stock. In such event, on the applicable conversion date, the conversion rate then in effect as adjusted will be applied to the value on the applicable conversion date of the securities, cash or property a holder would have received if it had held the shares covered by our Series C mandatory convertible preferred stock when the applicable transaction occurred. Holders have the right to settle their obligations under our Series C mandatory convertible preferred stock early in the event of certain cash mergers as described under “—Early Conversion upon Cash Merger.”

If at any time we make a distribution of property to holders of our common stock or class B common stock that would be taxable to the shareholders as a dividend for United States federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not dividends payable in shares of our common stock or class B common stock or rights to subscribe for our common stock or class B common stock), and, pursuant to the conversion rate adjustment provisions of our Series C mandatory convertible preferred stock, the conversion rate is increased, that increase may be deemed to be the receipt of taxable income to holders of shares of Series C mandatory convertible preferred stock. See “Certain United States Federal Income Tax Consequences—U.S. Holders—Changes in Conversion Rate.”

In the case of the payment of a dividend or other distribution on our common stock or class B common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the aggregate current market price of our common stock and class B common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock or class B common stock and the denominator of which is the aggregate current market price of our common stock and class B common stock.

The adjustment to the conversion rate under the preceding paragraph will occur on the date that is the earlier of:

•	the tenth trading day following the effective date of the spin-off; and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock or class B common stock means the average of the closing sale prices of those securities over the first

10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first 10 trading days following the effective date of the spin-off.

If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock or class B common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for United States federal income tax purposes or for any other reasons.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the conversion rate, to provide written notice to the holders of shares of Series C mandatory convertible preferred stock of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

Each adjustment to the conversion rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early conversion of our Series C mandatory convertible preferred stock.

Fractional Shares

No fractional shares of our common stock will be issued to holders of shares of Series C mandatory convertible preferred stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of our Series C mandatory convertible preferred stock of any holder which are converted upon mandatory conversion or any optional conversion or issuable in respect of any dividend payment upon mandatory conversion payable in shares of our common stock, that holder will be entitled to receive an amount in cash equal to:

•	in the case of automatic conversion, the 5-day average market price of a share of common stock; or

•	in the case of an optional conversion by a holder, the closing price per share of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

Common Stock Rights

Reference is made to the “Description of Common Stock” for a description of the rights of holders of common stock to be delivered upon conversion of shares of our Series C mandatory convertible preferred stock.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of Series C mandatory convertible preferred stock will be entitled to receive out of our assets available for distribution to shareholders, before any distribution or payment is made on any junior stock as to the distribution of assets upon our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, a liquidating distribution in the amount of $100.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends, whether or not declared, for the then-current dividend period and all prior dividend periods.

For the purpose of the last paragraph, none of the following will constitute a voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	the sale, lease or conveyance of all or substantially all of our property or business; or

•	the consolidation or merger of Xerox with or into any other person or corporation.

In the event our assets available for distribution to the holders of shares of our preferred stock upon any liquidation, dissolution or winding up, whether voluntary or involuntary, are insufficient to pay in full all amounts to which such holders are entitled, the holders of shares of our preferred stock, including our Series C mandatory convertible preferred stock, shall share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series.

After the payment to the holders of shares of Series C mandatory convertible preferred stock of the full preferential amounts provided above, the holders of shares of Series C mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

Voting Rights

The holders of the shares of Series C mandatory convertible preferred stock are not entitled to any voting rights, except as required by applicable state law, our certificate of incorporation and as described below.

Unless the approval of a greater number of shares of our Series C mandatory convertible preferred stock is required by law, we will not, without the approval of the holders of at least two-thirds of the shares of our preferred stock, including our Series C mandatory convertible preferred stock, then outstanding voting together as a single class:

•	authorize or increase the authorized amount of any class of stock ranking senior to our cumulative preferred stock, including our Series C mandatory convertible preferred stock;

•	amend, alter or repeal any provisions of our restated certificate of incorporation, as amended, or by-laws by way of merger consolidation or otherwise, which would affect adversely any right, preference, privileges or voting power of the preferred stock, including our Series C mandatory convertible preferred stock; provided, that if any such amendment, alteration or repeal would affect adversely any right, preference, privileges or voting power of one or more series of our cumulative preferred stock, the consent of the holders of at least two-thirds of the shares of such series so affected shall be required in lieu of (or if such consent is required by law, in addition to) the consent of the holders of two-thirds of the shares of the preferred stock as a class; and

•	voluntarily liquidate, dissolve or wind up our affairs, or sell, lease or convey (other than by mortgage) all or substantially all of our property or business, or consolidate or merge us with or into any other corporation, except any such consolidation or merger wherein none of the rights, preferences, privileges or voting powers of any series of our cumulative preferred stock, including our Series C mandatory convertible preferred stock, or the holders thereof are adversely affected.

If and whenever six full quarterly dividends, whether or not consecutive, payable on any series of our cumulative preferred stock, including our Series C mandatory convertible preferred stock, are not paid, the number of directors constituting our board of directors will be increased by two and the holders of our cumulative preferred stock, including our Series C mandatory convertible preferred stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of cumulative preferred stock, including our Series C mandatory convertible preferred stock, may request that we call a special meeting of the holders of preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of cumulative preferred stock, including our Series C mandatory convertible preferred stock, can call a meeting. If all accumulated dividends on our cumulative preferred stock, including our Series C mandatory convertible preferred stock, have been paid in full and dividends for the current quarterly dividend period shall have been paid or set apart for payment, the holders of our preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

In any case where the holders of our cumulative preferred stock, including our Series C mandatory convertible preferred stock, are entitled to vote each holder of our cumulative preferred stock will be entitled to one vote for each share of cumulative preferred stock.

Miscellaneous

We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of our Series C mandatory convertible preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of Series C mandatory convertible preferred stock then outstanding. Our Series C mandatory convertible preferred stock converted into our common stock or otherwise reacquired by us shall resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar and Paying Agent

Equiserve Trust Company, N.A. will act as transfer agent, registrar, and paying agent for the payment of dividends for our Series C mandatory convertible preferred stock.

Title

We, the transfer agent, registrar and paying agent may treat the registered holder of shares of Series C mandatory convertible preferred stock as the absolute owner of those shares for the purpose of making payment and settling the related conversions and for all other purposes.

Book-Entry, Delivery and Form.

The Depository Trust Company, or DTC, will act as securities depositary for our Series C mandatory convertible preferred stock. Our Series C mandatory convertible preferred stock will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of shares of Series C mandatory convertible preferred stock, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in shares of Series C mandatory convertible preferred stock so long as shares of Series C mandatory convertible preferred stock are represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

Except as otherwise required by applicable law, no shares of Series C mandatory convertible preferred stock represented by global security certificates may be exchanged in whole or in part for shares of Series C mandatory convertible preferred stock registered, and no transfer of global security certificates will be made in whole or in part for shares of Series C mandatory convertible preferred stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act or there is a continuing default by us in respect of our obligations under our Series C mandatory convertible preferred stock, the certificate of designations or any other principal agreements or instruments executed in connection with this offering. All of the shares of Series C mandatory convertible preferred stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of the shares of Series C mandatory convertible preferred stock represented by those certificates for all purposes under our Series C mandatory convertible preferred stock. Except in the limited circumstances referred to above or as otherwise required by applicable law, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the shares of Series C mandatory convertible preferred stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of our Series C mandatory convertible preferred stock certificates in exchange and will not be considered to be owners or holders of the global security certificates or any of the shares of Series C mandatory convertible preferred stock represented by those certificates for any purpose under our Series C mandatory convertible preferred stock. All payments on the shares of Series C mandatory convertible preferred stock represented by the global security certificates and all related transfers and deliveries of common stock will be made to the depositary or its nominee as their holder.

If you choose to withdraw your shares in an account established with a participant, the participant will instruct the depositary to electronically transfer your shares to Equiserve Trust Company, N.A. through the Direct Registration System, or DRS. Certificates for shares of Series C mandatory convertible preferred stock will not be issued. Electronically transferred shares will be credited in electronic book-entry form to an account Equiserve Trust Company, N.A. will establish for you. In addition to acting as transfer agent, registrar and paying agent, Equiserve Trust Company, N.A. will serve as the official record keeper for Series C mandatory convertible preferred stock not registered with the depositary and will provide periodic account statements to you. DRS protects against loss, theft or destruction of stock certificates. For more specific information on DRS, please contact Equiserve Trust Company, N.A. at (781) 575-3222.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

Procedures for conversion on the conversion date or upon early conversion will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

Neither we nor any of our agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to those beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Series C Mandatory Convertible Preferred Stock Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed or lost at your expense upon delivery to us and the transfer of satisfactory evidence that the certificate has been destroyed or lost, together with any indemnity that may be required by the transfer agent and us.

We, however, are not required to issue any certificates representing shares of Series C mandatory convertible preferred stock on or after the applicable conversion date. In place of the delivery of a replacement certificate following the applicable conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the terms of our Series C mandatory convertible preferred stock formerly evidenced by the certificate.

DESCRIPTION OF OTHER CAPITAL STOCK

The description below summarizes the more important terms of our capital stock. We have previously filed with the SEC copies of our restated certificate of incorporation, as amended, and by-laws. See “Where You Can Find More Information.” You should refer to those documents for the complete terms of our capital stock.

Authorized Capital

As of May 31, 2003, our restated certificate of incorporation, as amended, provides that we have authority to issue 1,750,000,000 shares of common stock, $1.00 par value, of which approximately 743,184,838 shares are outstanding; 600,000 shares of class B common stock, par value $1.00, of which no shares are outstanding; and 22,043,067 shares of cumulative preferred stock, $1.00 par value, of which 6,685,500 shares are issued and outstanding.

Common Stock

Voting Rights

Except as otherwise prescribed by law and except as provided below, each holder of common stock and class B common stock is entitled to one vote for each share held, and each holder of Series B convertible preferred stock is entitled to such number of votes for each such share held as is equal to the aggregate number of votes of the shares of common stock into which each such share is convertible. Accordingly, after giving effect to the 3-for-1 stock split in 1996 and the 2-for-1 stock split in 1999 on the shares of common stock, each share of Series B convertible preferred stock is entitled to six votes. When voting as a class with the holders of other series of cumulative preferred stock, however, each share of Series B convertible preferred stock is entitled to one vote. Notwithstanding the foregoing, if six quarterly dividends on the cumulative preferred stock of any series are in default (whether or not consecutive), the holders of any outstanding cumulative preferred stock, including the Series B convertible preferred stock and any Series C mandatory convertible preferred stock, have the right to elect, voting as a class, two members of the board of directors, which right continues until such default is cured. In addition, the separate vote or consent of the holders of any outstanding cumulative preferred stock, including the Series B convertible preferred stock and any Series C mandatory convertible preferred stock, may be required to authorize certain corporate action. Since the common stock does not have cumulative voting rights, if they choose to do so, the holders of more than 50% of the voting rights in respect of the common stock and Series B convertible preferred stock can elect all of the directors and the holders of the remaining shares cannot elect any directors.

Dividend Rights and Limitations

The holders of common stock are entitled to dividends as and when declared by the board of directors out of the net assets legally available therefor and there are no restrictions on the purchase or redemption of such stock by us under our restated certificate of incorporation, as amended, or by-laws, provided all dividends for past periods and the dividends for the current quarter on any outstanding cumulative preferred stock and retirement, purchase or sinking fund requirements thereon, if any, have been paid or provided for. The terms of our 2002 Credit Facility currently prohibit us, and the terms of our 2003 Credit Facility may prohibit or restrict us, from paying cash dividends on our common stock and from purchasing or redeeming our common stock. The terms of our indentures also restrict our ability to pay cash dividends on our common stock and our ability to purchase or redeem our common stock.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after the payment in full of all preferential amounts to which the holders of outstanding shares of all classes of stock having prior rights shall be entitled, the remainder of the assets available for distribution to shareholders will be distributed ratably among the holders of shares of common stock.

Miscellaneous

All outstanding shares of our common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further shareholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Series B Convertible Preferred Stock

As of May 31, 2003, we are authorized to issue up to 22,043,067 shares of cumulative preferred stock, par value $1.00 per share. As of May 31, 2003, 6,685,500 shares of Series B convertible preferred stock were outstanding. All of the Series B convertible preferred stock is held by the trustee for the Xerox Employee Stock Ownership Plan. Upon the transfer of shares of the Series B convertible preferred stock to any person other than the trustee or its successor, the shares automatically convert into shares of common stock upon the terms contained in our restated certificate of incorporation. The rights of the holders of the Series B convertible preferred stock include the right to convert, at any time, at the option of the trustee, the Series B convertible preferred stock into shares of our common stock. The conversion price is $78.25 per share subject to customary anti-dilution adjustments.

The annual dividend rate of the Series B convertible preferred stock is $6.25 per share. Dividends on the Series B convertible preferred stock begin to accrue and be cumulative on outstanding Series B convertible preferred stock from the date of their original issuance. Dividends accrue on a daily basis whether or not we have earnings or surplus at the time.

The shares of Series B convertible preferred stock:

•	have a par value of $1.00 per share and have a “stated value” of $78.25;

•	shall receive, before any distribution shall be made to the holders of any junior stock, the per share liquidation price of $78.25 plus an amount equal to all accrued and unpaid dividends upon our voluntary or involuntary liquidation, dissolution or winding up of our affairs;

•	have the right to elect to receive $78.25 per share, plus accrued and unpaid dividends, upon our consolidation or merger or similar business combination as described in our restated certificate of incorporation;

•	have voting rights equal to those of holders of the common stock, each share of Series B convertible preferred stock having the same number of votes per share as the total number of shares of common stock into which it is convertible; currently, each share of Series B convertible preferred stock has six votes per share and is convertible into six shares of common stock; and

•	may be redeemed in whole or in part by the board of directors at the redemption price of $78.25, plus accrued and unpaid dividends in cash or shares of common stock, or a combination thereof, as permitted in our restated certificate of incorporation, as amended.

Restated Certificate of Incorporation, as amended, and By-Law Provisions

Certain provisions of our restated certificate of incorporation, as amended, and by-laws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our shareholders. In addition, certain mergers and consolidations, sales, leases and pledges of assets are restricted by the provisions relating to several of our debt securities and credit agreements to which we are a party.

Pursuant to our restated certificate of incorporation, as amended, the board of directors may by resolution establish one or more series of cumulative preferred stock, having such number of shares, designation, relative voting rights, dividend rates, conversion rights, liquidation or other rights, preferences and limitations as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of us.

Our by-laws limit who may call special meetings of shareholders to the board of directors or a specifically authorized committee of the board and establish advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings. Our by-laws provide that the bylaws may be altered, amended or repealed by the board of directors or by a majority vote of the shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock, our Series B convertible preferred stock and our Series C mandatory convertible preferred stock, is Equiserve Trust Company, N.A.

DESCRIPTION OF CERTAIN DEBT

2003 Credit Facility

As part of the Financing Plan, we intend to enter into a Credit Agreement (the “2003 Credit Facility”) with a group of lenders, to replace our existing Amended and Restated Credit Agreement (the “2002 Credit Facility”), and to permanently repay the $3.3 billion outstanding (as of March 31, 2003) under the 2002 Credit Facility. The 2003 Credit Facility will consist of a term loan tranche totaling $300 million and a $700 million revolving credit facility that will include a $200 million letter of credit subfacility. Xerox will be the only borrower of the term loan. The revolving facility will be available, without sub-limit, to Xerox and certain foreign subsidiaries of Xerox, including Xerox Canada Capital Limited (“XCCL”), Xerox Capital (Europe) plc (“XCE”) and other qualified foreign subsidiaries (excluding Xerox, the “Overseas Borrowers”). The 2003 Credit Facility will mature on September 30, 2008.

Subject to certain limits described in the following paragraph, the obligations under the 2003 Credit Facility will be secured by liens on substantially all the assets of Xerox and each of our U.S. subsidiaries with a consolidated net worth from time to time of $100 million or more (excluding Xerox Credit Corporation (“XCC”) and certain other finance subsidiaries), and will be guaranteed by such subsidiaries and XCC. Xerox will guarantee the obligations of the Overseas Borrowers.

Under the terms of certain of our outstanding public bond indentures, the amount of obligations under the 2003 Credit Facility that can be (1) secured by assets (the “Restricted Assets”) of (a) Xerox and (b) our non-financing subsidiaries that have a consolidated net worth of at least $100 million, without (2) triggering a requirement to also secure those indentures, is limited to the excess of (x) 20% of our consolidated net worth (as defined in the public bond indentures) over (y) the outstanding amount of certain other debt that is secured by the Restricted Assets. Accordingly, the amount of 2003 Credit Facility debt secured by the Restricted Assets will vary from time to time with changes in our consolidated net worth. The amount of security provided under this formula accrues to the benefit of both the term loans and revolving loans under the 2003 Credit Facility, ratably. Based on our current consolidated net worth and assuming the successful consummation of the financing transactions that are part of the Financing Plan, we expect that the 2003 Credit Facility will be fully secured at the time of effectiveness of the 2003 Credit Facility.

Under the 2003 Credit Facility, the term loan and the revolving loan will each bear interest at LIBOR plus a spread that will vary between 1.75% and 3.0% depending on the then-current leverage ratio under the 2003 Credit Facility.

The 2003 Credit Facility will contain affirmative and negative covenants, as well as financial maintenance covenants. Certain of the more significant covenants under the 2003 Credit Facility are summarized below (this summary is not complete and is in all respects subject to the actual provisions of the 2003 Credit Facility):

(a)	Limitations on the following will apply at all times under the 2003 Credit Facility:

Minimum consolidated net worth of not less than $3.0 billion; for this purpose, “consolidated net worth” generally means the sum of the amounts included on our Statement of Common Shareholders’ Equity as “Common shareholders’ equity,” and in our balance sheet as “Preferred stock,” and, so long as the same is not treated as indebtedness, “Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company,” except that the currency translation adjustment effects and the effects of compliance with SFAS No. 133 occurring after January 1, 2003 are disregarded, and the preferred securities (whether or not convertible) issued by us or by our subsidiaries which are outstanding on the effective date of the 2003 Credit Facility, and any security that causes an increase in consolidated net worth under (and as defined in) our public bond indentures, will always be included, and any capital stock or similar equity interest issued after the effective date of the 2003 Credit Facility which matures or generally becomes mandatorily redeemable for cash or puttable at holders’ option prior to April 1, 2009 will always be excluded;

Maximum leverage ratio (a quarterly test that is calculated as total adjusted debt divided by EBITDA) ranging from 2.0 to 3.1; and

Creation and existence of liens, and certain fundamental changes to corporate structure and nature of business, including mergers.

(b) Limitations on the following will apply only until such time that Xerox’s senior unsecured debt is rated at least BBB- by S&P and Baa3 by Moody’s (the “Ratings Condition”), and thereafter do not apply:

Minimum EBITDA (a quarterly test that is based on rolling four quarters) ranging from $1.1 to $1.3 billion; for this purpose, “EBITDA” (earnings before interest, taxes, depreciation, amortization as well as certain non-recurring items, as defined) generally means EBITDA, excluding interest and financing income to the extent included in EBITDA as consolidated net income; and

Maximum capital expenditures (annual test) of $405 million during fiscal year 2003, and thereafter an amount per fiscal year equal to $330 million plus any unused amount carried over from the previous two years; additional capital expenditures can be made utilizing certain amounts that are otherwise available to make restricted payments and investments; for this purpose, “capital expenditures” generally means the amounts included on our statement of cash flows as “additions to land, buildings and equipment,” plus any capital lease obligations incurred.

(c) Limitations on the following will not apply at any time that the Ratings Condition is satisfied, and will be reinstated at any time that the Ratings Condition is not satisfied:

Issuance of debt and preferred stock; asset transfers; hedging transactions other than in those in the ordinary course of business; certain types of restricted payments relating to our, or our subsidiaries’, equity interests, including (subject to certain exceptions) payment of cash dividends on our common stock; certain transactions with affiliates, including intercompany loans and asset transfers and acquisitions.

(d) Limitations on investments shall apply only at such times that Xerox’s senior unsecured debt is rated less than BB by S&P and Ba2 by Moody’s.

The 2003 Credit Facility generally does not affect our ability to continue to monetize receivables under the agreements with GECC and others. Subject to certain exceptions, we cannot pay cash dividends on our common stock during the term of the 2003 Credit Facility, although we can pay cash dividends on our preferred stock provided there is then no event of default under the 2003 Credit Facility. In addition to other defaults customary for facilities of this type, defaults on other debt, or bankruptcy, of Xerox, or certain of our subsidiaries, and a change in control of Xerox, would constitute events of default under the 2003 Credit Facility.

Failure to be in compliance with any material provision or covenant of the 2003 Credit Facility following its effectiveness could have a material adverse effect on our liquidity and operations.

2002 Credit Facility

At March 31, 2003, the 2002 Credit Facility, a copy of which we have filed with the SEC as Exhibits 4 (l)(1) and 99.6 to our Current Reports on Form 8-K dated June 21, 2002 and September 26, 2002, respectively, consisted of two tranches of term loans (Tranche A and Tranche B) totaling $1.8 billion and a $1.5 billion revolving credit facility that includes a $200 million letter of credit subfacility. At March 31, 2003, we had no additional borrowing capacity under the 2002 Credit Facility since the entire revolving facility was outstanding, including $35 million for letters of credit under the subfacility. Xerox is the only borrower of the term loans. The revolving facility under the 2002 Credit Facility is available, without sub-limit, to Xerox and certain subsidiaries of Xerox, including XCCL, XCE and other qualified foreign subsidiaries, as defined.

We are required to prepay portions of the loans under the 2002 Credit Facility earlier than their scheduled maturities with specified percentages of any proceeds we receive from capital market debt issuances, equity issuances (including proceeds of a new syndicated bank loan), asset sales and casualty events during the term of the 2002 Credit Facility, except that the revolving credit facility cannot be reduced below $1 billion as a result of such prepayments. Additionally, all loans under the 2002 Credit Facility become due and payable upon the occurrence of a change in control.

The obligations under the 2002 Credit Facility are secured by liens in the same manner, and to the same extent, as described above with respect to the 2003 Credit Facility, provided that, in addition, (i) the 2002 Credit Facility is secured by liens on substantially all the assets of substantially all our U.S. subsidiaries (excluding XCC and certain other finance subsidiaries), (ii) a revolving loan outstanding to XCCL under the 2002 Credit Facility is secured by substantially all of the assets of XCCL, and is guaranteed by certain material Canadian subsidiaries (XCCL’s liens are effective and the material Canadian subsidiaries’ guarantees are enforceable only to the extent of XCCL’s borrowings under the 2002 Credit Facility) and (iii) a revolving loan outstanding to XCE under the 2002 Credit Facility is secured by substantially all of the assets of XCE and is guaranteed by certain material United Kingdom subsidiaries (XCE’s liens are effective and the material United Kingdom subsidiaries’ guarantees are enforceable only to the extent of XCE’s borrowings under the 2002 Credit Facility). Other than collateral described in the foregoing clauses (ii) and (iii), the amount of security provided with respect to the 2002 Credit Facility accrues first to the benefit of Tranche B term loans and then to the benefit of Tranche A term loans and revolving loans, ratably.

The assets of certain subsidiaries guaranteeing the 2002 Credit Facility are not Restricted Assets because those entities are finance subsidiaries or have a consolidated net worth of less than $100 million. Consequently, the amount of 2002 Credit Facility debt secured by their assets is not subject to the limits described above with respect to Restricted Assets. In addition, foreign collateral is not restricted.

Under the 2002 Credit Facility, the Tranche A term loan and the revolving loan bear interest at LIBOR plus 4.50% and the Tranche B term loan bears interest at LIBOR plus a spread that varies between 4.00% and 4.50% depending on the amount by which the debt secured by the Restricted Assets exceeds the outstanding Tranche B term loan.

The 2002 Credit Facility, contains affirmative covenants, negative covenants, financial maintenance covenants and events of default which are similar to, but on terms generally more restrictive than, the covenants and events of default that will be contained in the 2003 Credit Facility. The 2002 Credit Facility generally does not affect our ability to continue to monetize receivables under the agreements with GECC and others. Although we cannot pay cash dividends on our common stock during the term of the 2002 Credit Facility, we can pay cash dividends on our preferred stock, provided there is then no event of default under the 2002 Credit Facility.

At March 31, 2003, we were in compliance with all aspects of the 2002 Credit Facility, including financial covenants, and expect to be in compliance for at least the next twelve months. Failure to be in compliance with any material provision or covenant of the 2002 Credit Facility could have a material adverse effect on our liquidity and operations.

Long-Term Debt

A summary of scheduled maturities and interest rates of our long-term debt, including our 2002 Credit Facility and convertible debt, as of March 31, 2003 was as follows:

	Weighted Average Interest Rates at March 31, 2003	Principal Amount Outstanding at March 31, 2003	Principal Amount Payable in 2003	Principal Amount Payable in 2004	Principal Amount Payable in 2005	Principal Amount Payable in 2006	Thereafter
Xerox Corporation	6.4%	$3,250	$1,453	$530	$7	$19	$1,241
Xerox Credit Corporation	3.7%	1,831	459	—	835	—	537
Secured borrowings due 2003-2006	4.2%	2,711	906	1,079	638	88	—

Subtotal US Operations		7,792	2,818	1,609	1,480	107	1,778

Xerox Capital (Europe) plc	5.3%	1,417	—	1,309	83	—	25
Other international operations	8.6%	288	123	93	43	11	18
Other international secured borrowings due 2003-2005	4.3%	1,555	873	530	114	38	—

Subtotal international operations		3,260	996	1,932	240	49	43
2002 Credit Facility	5.9%	3,263	226	600	2,437		—

Long-term debt		$14,315	$4,040	$4,141	$4,157	$156	$1,821

Less: current maturities		(5,122)

Short-term debt and current portion of long-term debt		$9,193

Certain of our debt agreements allow us to redeem outstanding debt prior to scheduled maturity. The actual decision as to early-redemption will be made at the time the early-redemption option becomes exercisable and will be based on liquidity, prevailing economic and business conditions, and the relative costs of new borrowing.

Cumulative Preferred Securities: As of March 31, 2003, we had four series of outstanding preferred securities as summarized below. The redemption requirements and the annual cumulative dividend requirements on our outstanding preferred stock are as follows:

•	Series B convertible preferred stock (“ESOP Shares”): The balance at March 31, 2003 was $494 million, net of deferred ESOP benefits, and is redeemable in shares of common stock or cash, at our option, as employees with vested shares leave the Company. Annual cumulative dividend requirements are $6.25 per share. Dividends declared but not yet paid amounted to $11 million at March 31, 2003. At March 31, 2003, we had 6,835,219 shares issued and outstanding.

•	7.5% Convertible Trust Preferred Securities: The balance at March 31, 2003 was $1,019 million, and is puttable, at the holders’ option in December 2004 and at reduced rates on various later dates. If the securities are put, we have the option to pay in cash or in shares of common stock or a combination of both at a redemption value of $1,035 million. Annual cumulative distribution requirements of approximately $78 million are $3.75 per Preferred Security on 20.7 million securities. The first three years’ dividend requirements were funded at issuance and are invested in U.S. Treasury securities held by a separate trust. As of March 31, 2003, $131 million of the original $229 million remained in the trust.

•	8% Trust Preferred Securities: The balance at March 31, 2003 was $640 million, and is mandatorily redeemable in 2027 at a redemption value of $650 million. These securities are redeemable at our option beginning in 2007 at a premium of 2.451% and at reduced rates thereafter. Annual cumulative dividend requirements are $80 per security on 650,000 securities or $52 million per year.

•	Canadian Deferred Preferred Stock: The balance at March 31, 2003 was $49 million, and is mandatorily redeemable in 2006. Annual cumulative non-cash dividend requirements will increase this amount to its 2006 redemption value of approximately $56 million.

We have other contractual commitments and contingencies which are discussed in our Management’s Discussion and Analysis incorporated by reference in our Current Report on Form 8-K dated April 30, 2003 under the heading “Capital Resources and Liquidity Other Contractual Commitments and Contingencies.”

Convertible Debt

In 1998, we issued convertible subordinated debentures for net proceeds of $575 million. The effective interest rate was 3.625% per annum, including 1.003% payable in cash semiannually. This debt contained a put option which required us to purchase any debenture, at the option of the holder, on April 21, 2003, for a price of $649 per $1,000 principal amount. Accordingly, on April 22, 2003 we purchased nearly all the outstanding debentures for an aggregate price of $560 million.

Description of 2003 Senior Notes

Concurrent with this offering and as described under “Prospectus Supplement Summary—Financing Plan,” we are offering to sell $         million aggregate principal amount of     % Senior Notes due 2010 (the “Seven-Year Notes”), and $         million aggregate principal amount of     % Senior Notes due 2013 (the “Ten-Year Notes” and together with the Seven-Year Notes, the “2003 Notes”), each under an indenture among us, certain of our subsidiaries as Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee. Interest on the Seven-Year Notes is payable semiannually at a rate of     % per annum and interest on the Ten-Year Notes is payable semi-annually at a rate of     % per annum.

The 2003 Notes are senior unsecured obligations of the Company, ranking pari passu in right of payment with all other senior unsecured obligations of the Company, including the outstanding 2002 Senior Notes. The 2003 Notes are effectively subordinated to all secured debt of the Company and structurally subordinated to the debt of Subsidiaries that have not guaranteed the 2003 Notes.

Initially, the 2003 Notes will be fully and unconditionally guaranteed on an unsecured senior basis by only certain of our subsidiaries that are required to guarantee the 2002 Senior Notes upon the consummation of the 2003 Notes offering.

The 2003 Notes are not entitled to the benefit of any mandatory sinking fund.

The Company may, at any time and from time to time, at its option, redeem the outstanding Seven-Year Notes (in whole or in part) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on the Seven-Year Notes to the applicable redemption date, plus the applicable Make-Whole Premium (as defined in the indenture governing the 2003 Notes); provided that in the case of any such redemption in part, at least 50% of the original principal amount of the Seven-Year Notes remains outstanding after giving effect to such redemption.

The Company may, at any time and from time to time prior to                 , 2008, at its option, redeem the outstanding Ten-Year Notes (in whole or in part) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, on the Ten-Year Notes to the applicable redemption date, plus the applicable Make-Whole Premium (as defined in the indenture governing the 2003 Notes); provided that in the case of any such redemption in part, at least 50% of the original principal amount of the Ten-Year Notes remains outstanding after giving effect to such redemption. On and after                 , 2008, the Company may redeem the Ten-Year Notes, at its option (in whole or in part) from time to time, at the following redemption prices, expressed as percentages of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on                  of any year set forth below:

Year	Percentage
2008	%
2009	%
2010 and thereafter	100%

Description of Outstanding 2002 Senior Notes

On January 17, 2002, we issued $600 million aggregate principal amount of Senior Notes due 2009 (the “2002 Dollar Notes”) under an indenture (the “Dollar Indenture”), between Xerox and Wells Fargo Bank Minnesota, National Association, as trustee. Interest on the 2002 Dollar Notes is payable semiannually at a rate of 9 ¾% per annum. On January 17, 2002, we issued €225 million aggregate principal amount of Senior Notes due 2009 (the “2002 Euro Notes” and, together with the 2002 Dollar Notes, the “2002 Senior Notes”) under an indenture (the “2002 Euro Indenture” and, together with the 2002 Dollar Indenture, the “2002 Indentures”), between Xerox and Wells Fargo Bank Minnesota, National Association, as trustee. Interest on the 2002 Euro Notes is payable semiannually at a rate of 9 ¾% per annum. The 2002 Senior Notes will mature on January 15, 2009.

The 2002 Senior Notes are senior unsecured obligations of Xerox, ranking pari passu in right of payment with all other senior unsecured obligations of the Company. The 2002 Senior Notes are effectively subordinated to all secured debt of Xerox and structurally subordinated to the debt of non-guarantor subsidiaries.

The 2002 Senior Notes have been fully and unconditionally guaranteed on an unsecured senior basis by the following restricted subsidiaries of the Company: Palo Alto Research Center Incorporated, Talegen Holdings, Inc., Xerox Credit Corporation, Xerox Export, LLC, Xerox Finance, Inc., Xerox Financial Services, Inc., Xerox Imaging Systems, Inc., Xerox International Joint Marketing, Inc., Xerox Latinamerican Holdings, Inc., Intelligent Electronics, Inc., and Xerox Global Services, Inc. If Xerox fails to make payments on the 2002 Senior Notes, the guarantors must make them instead.

The 2002 Senior Notes are not entitled to the benefit of any mandatory sinking fund.

Xerox may, at any time and from time to time, at its option, redeem each series of the outstanding 2002 Senior Notes (in whole or in part) at a redemption price equal to 95.167% of the principal amount thereof, plus original issue discount on such 2002 Senior Notes accrued pursuant to Section 1272 of the Internal Revenue Code of 1986, as amended, to the applicable redemption date, plus accrued and unpaid interest, if any, on the 2002 Senior Notes to the applicable redemption date, plus the applicable Make-Whole Premium (as defined in the 2002 Indentures); provided that in the case of any such redemption in part, at least 50% of the original principal amount of the applicable series of 2002 Senior Notes remains outstanding after giving effect to such redemption.

Description of Senior Secured Loan Agreement with GECC

In October 2002, Xerox Lease Funding LLC, a special purpose Delaware limited liability company that is our wholly-owned subsidiary (“Funding SPE”) entered into an Amended and Restated Loan Agreement (the “Loan Agreement”) with General Electric Capital Corporation (“GECC”) whereby GECC became our primary equipment financing provider in the U.S. through monthly securitizations of our new lease originations. The Loan Agreement has an initial term of eight years and, commencing at the end of 2010, will automatically renew for successive two-year periods unless either we or GECC has elected not to have the Loan Agreement renew at least one year before a renewal would otherwise occur.

The Loan Agreement provides for financing by GECC of up to $5 billion outstanding at any one time. The $5 billion limit may be increased to $8 billion, subject to the agreement of GECC. GECC makes loans under the Loan Agreement to Funding SPE. Funding SPE uses the loan proceeds to purchase our finance receivables. All obligations under the Loan Agreement are secured by the receivables being financed by GECC, the contracts relating to the receivables being financed by GECC and other related security. GECC’s obligation to make loans under the Loan Agreement is subject to the financed receivables satisfying certain criteria and the satisfaction of certain customary representations, warranties and covenants.

Under the Loan Agreement, GECC is expected to finance approximately 70% of our new U.S. lease originations. The portion of our receivables that GECC will finance will vary over time, but is expected to be approximately 90% of the new receivables balance. The interest rate on each loan is fixed and is calculated when the loan is made based on yield rates consistent with average rates for similar market-based transactions. Consistent with the loans already received from GECC, the amounts borrowed under the Loan Agreement are recorded as secured borrowings and the associated receivables are included in our balance sheet. As of March 31, 2003, $2.6 billion was outstanding under the Loan Agreement. In addition, $150 million is in escrow, as security for our continuing obligations under the securitized contracts.

GECC’s commitment to fund under the Loan Agreement is not contingent on us achieving or maintaining any particular credit rating. There are no credit rating defaults that could impair future funding under the Loan Agreement. The Loan Agreement contains various default provisions, including cross default provisions related to certain financial covenants contained in the 2002 Credit Facility and other significant debt facilities, which are discussed below. Most types of defaults would impair our ability to receive subsequent funding until the default is cured or waived but would not accelerate the repayment of our outstanding borrowings. However, certain types of defaults would result in an acceleration of outstanding borrowings. As of March 31, 2003, we were in compliance with all covenants under the Loan Agreement and expect to be in compliance for at least the next twelve months.

The following are events of default under the Loan Agreement:

a.	the occurrence of a Termination Event (defined below);

b.	a voluntary or involuntary bankruptcy of Xerox (remaining undismissed or unstayed for 60 days or more); or

c.	Xerox becomes an “Investment Company” within the meaning of the Investment Company Act of 1940.

Upon the occurrence of an event of default described in (b) or (c) above, GECC can terminate its obligation to make any further loans and can accelerate the maturity of any or all then-outstanding loans. Upon the occurrence of a Termination Event, GECC can terminate its obligation to make any further loans, but is not entitled to accelerate the maturity of outstanding loans. The loans under the Loan Agreement are generally non-recourse to Xerox. Therefore, even if GECC were to accelerate the maturity of outstanding loans, its only recourse would be to proceed against the financed receivables held by Funding SPE who is the borrower under the Loan Agreement.

The term “Termination Event” includes, but is not limited to, the following events that would allow GECC to terminate the Loan Agreement:

a.	any default under the 2002 Credit Facility or any facility in excess of $75 million which replaces or refinances the 2002 Credit Facility (including the 2003 Credit Facility), at any time that loans or advances are outstanding thereunder, where the default or event of default relates to or is determined by the net worth of Xerox, including without limitation, a default under Section 6.13 (Minimum Consolidated EBITDA), 6.14 (Leverage Ratio) or 6.15 (Consolidated Net Worth) of the 2002 Credit Facility;

b.	any default or event of default under any indebtedness of Xerox (or any subsidiary of Xerox) for borrowed money (or any indebtedness for borrowed money guaranteed by Xerox or any subsidiary of Xerox) in excess of $75 million in the aggregate if such default or event of default gives rise to an acceleration of the maturity of such indebtedness;

c.	voluntary or involuntary bankruptcy of Xerox (remaining undismissed or unstayed for 60 days or more);

d.	a change of control of Xerox, including a sale of all or substantially all of Xerox’s assets or the acquisition by a person or related group of persons of 30% or more of the voting stock of Xerox, if the person acquiring control is a competitor of GECC or does not have debt that is rated investment grade;

e.	a material breach of payment obligations or certain other specified provisions by Xerox (or Funding SPE or the other special purpose Xerox subsidiary utilized in structuring the transaction) under the Loan Agreement or any related agreement;

f.	an equipment service default where Xerox fails to provide specified levels of service with respect to the equipment related to the receivables financed by GECC;

g.	an equipment supply default where Xerox fails to ship specified levels of supplies with respect to the equipment related to the receivables financed by GECC;

h.	a change in operations of Xerox where Xerox ceases to offer lease or loan financing to non-consumer customers and, after that change, the aggregate outstanding balance under the Loan Agreement is less than $500 million;

i.	a sales channel termination event where 50% or more of Xerox’s aggregate sales to non-consumer customers are comprised of sales to dealers, distributors, wholesalers or other persons who are not non-consumer end-users of the equipment, Xerox and GECC fail to reach agreement within six months on how to amend the Loan Agreement to adjust for the consequences of the change in sales channels, and the aggregate outstanding balance under the Loan Agreement is less than $500 million;

j.	no loans have been made under the Loan Agreement for a period of at least one year because we have been unable to cause the lending conditions to be satisfied during that period; or

k.	the joint venture established by us and GECC that services the receivables financed by GECC is dissolved.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the anticipated material United States federal income tax consequences relating to the purchase, ownership and disposition of our Series C mandatory convertible preferred stock (“Series C Preferred Stock”) and the common stock acquired upon conversion of such Series C Preferred Stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion deals only with holders who will hold our Series C Preferred Stock (or common stock after conversion) as a capital asset, within the meaning of section 1221 of the Code. This discussion does not address specific tax consequences that may be applicable to a holder’s particular circumstances or to holders to whom special tax rules may apply, including, for example, pass-through entities (e.g., partnerships) or persons who hold our Series C Preferred Stock (or common stock) through pass-through entities, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, holders subject to the alternative minimum tax, common trust funds, controlled foreign corporations, dealers in securities or currencies, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, and persons that will hold our Series C Preferred Stock (or common stock) as part of a straddle, hedge, conversion transaction, or other integrated investment.

As used herein, the term “U.S. Holder” means a person or entity that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) or a partnership created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected to continue to be treated as a U.S. person.

A “Non-U.S. Holder” is a holder of our Series C Preferred Stock (or common stock) that is not a U.S. Holder.

If a partnership holds our Series C Preferred Stock (or common stock), the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Series C Preferred Stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our Series C Preferred Stock (or common stock).

This discussion is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation, as well as any tax consequences arising under the United States federal estate or gift tax laws or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

U.S. Holders

Distributions.    Distributions of cash on our Series C Preferred Stock (or common stock) will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as calculated for United States federal income tax purposes. To the extent that the amount of any distribution paid on the Series C Preferred Stock (or common stock) exceeds our current and accumulated earnings and profits attributable to such distribution, it will first be treated as a return of capital to the extent of the holder’s adjusted tax basis in its Series C Preferred Stock (or common stock) which will not be subject to tax, and, to the extent it exceeds such basis, it will be treated as capital gain. Such gain will be long-term capital gain provided the holder has held such stock at the time of the distribution for more than one year.

If we pay dividends in shares of our common stock by delivering such shares to the transfer agent to be sold automatically on the holders’ behalf, a U.S. Holder will be treated as receiving a taxable dividend subject to the rules described above. Although the matter is not free from doubt, we intend to treat such U.S. Holder as receiving a dividend equal to the net cash proceeds received (which will equal the cash dividend otherwise payable). If this position is not respected, the IRS may treat such U.S. Holder as (i) receiving a dividend equal to the fair market value of the common stock on the date received by the transfer agent (generally, the average of the high and low trading prices on the delivery date) and (ii) recognizing capital gain or loss equal to the difference between the amount of the net cash proceeds received and the U.S. Holder’s adjusted tax basis in our common stock disposed (which, for this purpose, will equal the fair market value of our common stock on the date received by the transfer agent).

Corporate investors in our Series C Preferred Stock (or common stock) should generally be eligible for the 70% dividends received deduction with respect to the portion of any distribution on the stock which is subject to tax as a dividend for United States federal income tax purposes. Such corporate investors should, however, consider the possible effect on them of (i) section 1059 of the Code, which reduces a corporate shareholder’s basis in stock (but not below zero) by the nontaxed portion of an extraordinary dividend where such holder has not held the stock for more than two years before the dividend announcement date, (ii) section 246A of the Code, which reduces the dividends received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, (iii) section 246(b) of the Code, which limits the amount of the dividends received deduction to a percentage of the shareholder’s taxable income, and (iv) section 246(c) of the Code, which, among other things, disallows the dividends received deduction in respect of any dividend on a share of stock that has been held for 45 days or less during the 90-day period beginning on the date which is 45 days before the ex-dividend date with respect to such dividend (or held 90 days or less during a 180-day period, in the case of certain preferred dividends attributable to periods aggregating in excess of 366 days). For this purpose, any period in which the holder has an option to sell, is under a contractual obligation to sell, has made (and not closed) a short sale of, or has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding the shares of Series C Preferred Stock (or common stock) will not be counted toward the 45-day (or 90-day) holding period requirement. Potential corporate investors should also consider the effect of the corporate alternative minimum tax, which imposes a maximum tax rate of 20% on a corporation’s alternative minimum taxable income for the tax year and which is calculated without regard to the dividends received deduction.

Conversion.    No gain or loss will generally be recognized by a U.S. Holder upon the conversion of shares of our Series C Preferred Stock into shares of our common stock, except with respect to any cash received in lieu of fractional shares of our common stock. A U.S. Holder of our Series C Preferred Stock may recognize dividend income, however, to the extent that it receives cash or common stock in respect of dividends in arrears on the Series C Preferred Stock at the time of conversion of such stock into common stock.

A U.S. Holder who receives cash in lieu of fractional shares will be treated as receiving a cash distribution that is subject to tax in accordance with the treatment described above for distributions if the receipt of the cash in lieu of the fractional shares has “the effect of the distribution of a dividend.” In such a case, a U.S. Holder’s tax basis (reduced for amounts, if any, treated as return of capital) in our Series C Preferred Stock which is allocable to the fractional share will be transferred to the common stock received upon conversion of our Series C Preferred Stock subject, in the case of a corporate taxpayer, to reduction or possible gain recognition under Section 1059 of the Code. If the receipt of the cash in lieu of fractional shares does not have “the effect of the distribution of a dividend,” a U.S. Holder who receives cash in lieu of fractional shares will recognize gain or loss in an amount equal to the difference between the portion of such holder’s tax basis in our Series C Preferred Stock that is allocable to the fractional share and the cash payment received in lieu thereof. Such gain or loss would be capital gain and would be long-term capital gain if the holding period exceeded one year.

If there is a Provisional Conversion, the income tax consequences regarding the receipt of the additional cash amount that the holders are entitled to receive are unclear. The additional cash amount could be treated as a distribution, subject to tax as a dividend to the extent of our current and accumulated earnings and profits, as described above under “Distributions.” Alternatively, the additional cash amount could be treated as an additional payment received in connection with the conversion of our Series C Preferred Stock into common stock, in which case any gain realized by a holder on such conversion (i.e., the excess (if any) of the amount of cash and the fair market value of common stock received over the adjusted tax basis of our Series C Preferred Stock relinquished) would be recognized to the extent of the additional cash amount. This recognized gain would be subject to tax as a dividend, to the extent of our current and accumulated earnings and profits, if the receipt of the additional cash amount has “the effect of the distribution of a dividend.” Gain recognized in excess of a holder’s ratable share of our current and accumulated earnings and profits would be capital gain. If the receipt of the additional cash amount does not have “the effect of the distribution of a dividend,” the gain recognized by a U.S. Holder would be capital gain and would be long-term capital gain if the holding period exceeded one year.

To determine if the receipt of the additional cash amount or the cash paid in lieu of fractional shares has “the effect of the distribution of a dividend,” a U.S. Holder would be treated as if it received solely our common stock upon conversion of our Series C Preferred Stock and then exchanged the extra shares of common stock for the cash received. The receipt of the additional cash will be treated as having the “effect of the distribution of a dividend” unless the deemed redemption of the common stock meets certain tests set forth in section 302(b) of the Code. Prospective investors are advised to consult their tax advisors to determine the tax treatment of the receipt of the additional cash.

The tax basis of the common stock received upon conversion of shares of Series C Preferred Stock will generally be equal to the tax basis of the shares of Series C Preferred Stock so converted and the holding period of the common stock will generally include the holding period of the shares of Series C Preferred Stock converted. Nevertheless, the tax basis of any common stock received on conversion and treated as a dividend will be equal to its fair market value on the date of the distribution and the holding period of such common stock will commence on the day after its receipt.

Holders of our Series C Preferred Stock may receive not less than              shares and not more than              shares of our common stock, depending on when the shares are converted and, if converted on the mandatory conversion date, the market value of our common stock on such date. A holder’s right to receive a greater number of shares of our common stock at the mandatory conversion date as compared to the              shares of common stock that such holder would receive upon conversion at an earlier date could be viewed as a constructive distribution of stock to such holder under section 305 of the Code, which, if so treated, would be subject to tax as a dividend to the extent of our current and accumulated earnings and profits. While the matter is not free from doubt due to a lack of authority directly on point, we have been advised by our counsel that such a right on the part of the holder of the Series C Preferred Stock to receive a greater number of shares of common stock, as described in this paragraph, should not result in a constructive distribution of stock.

Changes in Conversion Rate.    U.S. Holders of Series C Preferred Stock may be deemed to have received a constructive distribution of stock that is subject to tax as a dividend when the conversion rate is adjusted. An adjustment to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holders, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in our Series C Preferred Stock (e.g., to take account of distribution of cash or property with respect to other classes of stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such a non-qualifying adjustment were made (or if adjustments were not made in certain cases), the U.S. Holders of Series C Preferred Stock might be deemed to have received a taxable stock distribution. In such case, the amount of the constructive dividend to be included in income would be the fair market value of the additional common stock to which U.S. Holders of Series C Preferred Stock would be entitled by reason of the increase in such holders’ proportionate equity interest in Xerox Corporation to the extent of our current and accumulated earnings and profits. Holders of our Series C

Preferred Stock would be required to include their allocable share of that constructive dividend in gross income but would not receive any cash related to it.

Sale or Other Taxable Disposition.    A U.S. Holder who sells or otherwise disposes of the Series C Preferred Stock (or common stock) in a transaction that is subject to tax will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received and the U.S. Holder’s adjusted tax basis in the stock disposed. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period exceeded one year. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders

Dividends.    In general, distributions treated as dividends (including certain constructive distributions described above in “Changes in Conversion Rate”) received by Non-U.S. Holders of our Series C Preferred Stock (or common stock) will be subject to a 30% United States federal withholding tax, subject to reduction if the holder is eligible for the benefits of an applicable income tax treaty. Dividends that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment of such Holder) are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder will generally be required to provide a United States taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax treaty benefits. If a Non-U.S. Holder claims exemption from withholding with respect to dividends effectively connected with the conduct of a business within the United States, such holder will be required to provide an appropriate certification to us or our paying agent. A Non-U.S. Holder can generally meet the certification requirement by providing a properly executed Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or Other Taxable Disposition.    Non-U.S. Holders will generally not be subject to United States federal income taxes, including by withholding, on gain recognized on a disposition of Series C Preferred Stock (or common stock) as long as (i) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (or if a tax treaty applies, the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; and (iii) we are not and have not been a “United States real property holding corporation,” within the meaning of section 897 of the Code for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period.

We believe that we are not presently and do not anticipate becoming a United States real property holding corporation.

Conversion.    Non-U.S. Holders will generally not recognize any gain or loss for United States federal income tax purposes upon the conversion of Series C Preferred Stock into our common stock, except as described above in “U.S. Holders-Conversion” with respect to U.S. Holders. For example, cash received in lieu of fractional shares will be treated as a distribution, subject to the rules described above under “Dividends,” if the receipt of such cash has “the effect of the distribution of a dividend,” or as an amount received in exchange for our Series C Preferred Stock that is allocable to the fractional share, subject to the rules described above under

“Sale or Other Taxable Disposition,” if the receipt of such cash does not have “the effect of the distribution of a dividend.” A Non-U.S. Holder may recognize dividend income to the extent that it receives cash or common stock in respect of dividends in arrears on our Series C Preferred Stock at the time of conversion into our common stock. A Non-U.S. Holder may also recognize capital gain or dividend income when such holder receives an additional cash amount pursuant to a Provisional Conversion. See “U.S. Holders—Conversion.”

We intend to withhold tax at a rate of 30% on any payment of cash in lieu of fractional shares or additional cash amount received upon a Provisional Conversion, unless we receive certain certifications from the Non-U.S. Holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the holder’s conduct of a trade or business in the United States. If we withhold tax from any payment of such amounts made to a Non-U.S. Holder and such payment were determined not to be subject to United States federal tax, a Non-U.S. Holder would be entitled to a refund of any tax withheld.

Information Reporting and Backup Withholding.    In general, information reporting and backup withholding will not apply to payments of dividends on our Series C Preferred Stock (or common stock) made by us or our paying agent, in its capacity as such, to a Non-U.S. Holder, or to proceeds from the disposition of shares of Series C Preferred Stock (or common stock) paid to a Non-U.S. Holder, in each case, if the holder has provided the required certification that it is a Non-U.S. Holder and neither we nor our paying agent has actual knowledge to the contrary. Notwithstanding the foregoing, we must generally report annually to the IRS the amount of dividends paid to each Non-U.S. Holder, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected or the withholding was reduced or eliminated by an applicable income tax treaty. A similar report is sent to the recipient of the dividend. Pursuant to income tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If the withholding results in an overpayment of taxes, a refund or credit against the Non-U.S. Holder’s United States federal income tax liability, if any, may be obtained provided the required information is furnished to the IRS in a timely manner.

UNDERWRITING

Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., UBS Securities LLC, Danske Markets Inc. and Credit Suisse First Boston LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
UBS Securities LLC
Danske Markets Inc.
Credit Suisse First Boston LLC

Total	6,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $         per share. The underwriters may allow, and dealers may re-allow, a concession not to exceed $         per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

If the underwriters sell more shares of Series C mandatory convertible preferred stock than the total set forth in the table above, the underwriters have an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 975,000 additional shares of Series C mandatory convertible preferred stock from us at the public offering price less the underwriting discounts and commissions to cover such sales. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. If the underwriters exercise their over-allotment option in full, we will offer an aggregate of 7,475,000 shares and we will have approximately 7,475,000 shares of Series C mandatory convertible preferred stock outstanding.

We and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of each of Citigroup Global Markets Inc. and Goldman, Sachs & Co. on behalf of the underwriters, (1) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of our Series C mandatory convertible preferred stock or our common stock or any securities convertible into or exchangeable for our common stock or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any shares of our Series C mandatory convertible preferred stock, whether any such transaction is to be settled by delivery of shares of our Series C mandatory convertible preferred stock or other securities, in cash or otherwise. Citigroup Global Markets Inc. and Goldman, Sachs & Co. in their sole discretion, on behalf of the underwriters, may release any of the securities subject to these lock-up agreements at any time without notice.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom.

•	it has not offered, sold, transferred or delivered the shares in or from The Netherlands, as part of its initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession;

•	it has not offered or sold, or will offer or sell, in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal or holding of securities (whether as principal or as agent);

•	it has not registered this prospectus supplement as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore; and

•	it has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law. As part of the offering, it may offer securities in Japan to a list of 49 offerees in accordance with the above provisions.

We intend to apply to list our Series C mandatory convertible preferred stock on the New York Stock Exchange. Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “XRX.”

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of Series C mandatory convertible preferred stock.

Paid by Xerox Corporation
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In connection with this offering, Citigroup, on behalf of the underwriters, may purchase and sell shares of Series C mandatory convertible preferred stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Series C mandatory convertible preferred stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the Series C mandatory convertible preferred stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Series C mandatory convertible preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Series C mandatory convertible preferred stock. They may also cause the price of the Series C mandatory convertible preferred stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses of this offering will be approximately $1 million.

Certain of the underwriters and their affiliates have performed various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. Also, certain of the underwriters are taking part in concurrent offerings, by means of separate prospectus supplements, of our common stock and our senior notes. The proceeds of such offerings, in addition to the proceeds of this offering, will be used to repay amounts outstanding under our 2002 Credit Facility. Certain of the underwriters or their affiliates are lenders and/or agents under our 2002 Credit Facility and, as a result, will receive a portion of the proceeds of this offering. In addition, certain of the underwriters or their affiliates will be lenders and/or agents under our 2003 Credit Facility which we expect to enter into contemporaneously with these offerings and the other securities offerings referenced above. They have received customary fees and commissions for these transactions.

Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”), if more than 10% of the net proceeds of a public offering of securities are to be paid to members of the

NASD that are participating in the offerings, or their affiliated or associated persons, the price of the securities distributed to the public must be no higher than that recommended by a “qualified independent underwriter,” as defined in Rule 2720 of the Conduct Rules of NASD. Because affiliates of certain of the underwriters of this offering will receive repayment of amounts outstanding under our 2002 Credit Facility from the net proceeds of this offering that are, in the aggregate, more than 10% of the net proceeds of these offerings, Goldman, Sachs & Co. will participate in this offering as a qualified independent underwriter. Goldman, Sachs & Co., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement and the registration statement of which this prospectus supplement forms a part. The price of the Series C mandatory convertible preferred stock sold to the public will be no higher than that recommended by Goldman, Sachs & Co.

We have agreed to indemnify Goldman, Sachs & Co., in its role as qualified independent underwriter, against certain liabilities including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments Goldman, Sachs & Co. may be required to make in respect of those liabilities. We have agreed to pay Goldman, Sachs & Co. $10,000 as compensation for its role as qualified independent underwriter.

In connection with this offering, certain of the underwriters or security dealers may distribute prospectuses electronically. A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the Series C mandatory convertible preferred stock and the common stock will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Cahill Gordon & Reindel LLP, New York, New York, will pass upon certain matters for the underwriters.

EXPERTS

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to the Current Report on Form 8-K dated April 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

XEROX CORPORATION

$3,000,000,000

Debt Securities

Convertible Debt Securities

Preferred Stock

Convertible Preferred Stock

Common Stock

Warrants to Purchase Debt Securities, Preferred Stock, Common Stock

Depositary Shares

Securities Purchase Contracts

Securities Purchase Units

Guarantees of Debt Securities

WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN

SUPPLEMENTS TO THIS PROSPECTUS.

YOU SHOULD READ THIS PROSPECTUS, INCLUDING THE RISK FACTORS

BEGINNING ON PAGE 2, AND ANY SUPPLEMENT

CAREFULLY BEFORE YOU INVEST.

Our common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange under the trading symbol “XRX.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2003.

XEROX CORPORATION

Xerox Corporation is The Document Company and a leader in the global document market, developing, manufacturing, marketing, servicing and financing a complete range of document equipment, software, solutions and services. We operate in over 130 countries worldwide, and distribute our products in the Western Hemisphere through divisions, wholly-owned subsidiaries and third-party distributors. In Europe, Africa, the Middle East, India and parts of Asia, we distribute our products through Xerox Limited and related companies. We had approximately 64,700 employees at March 31, 2003.

The document industry is undergoing a fundamental transformation, including the continued transition from older light-lens devices to digital technology, the transition from black and white to color, the management of publishing and printing jobs over the internet, the use of variable data to create customized documents, increased reliance on outsourcing and the increase in mobile workers utilizing hand-held devices. Documents are increasingly created and stored in digital electronic form and the internet is increasing the amount of information that can be accessed in the form of electronic documents. We believe these trends play to the strengths of our product and service offerings and represent opportunities for future growth. Two important areas for growth include color and services and solutions that tailor our product and service offerings to solve industry specific customer problems.

We develop document technologies, systems, solutions and services intended to improve our customers’ work processes and business results. Our success rests on our ability to understand our customers’ needs and provide innovative document management solutions and services that deliver value to them. We deliver value to customers by leveraging our core competencies in technology, document knowledge, global sales and service, brand reputation and value added solutions across our three core markets—high-end production environments, small to large networked offices and services.

We compete in both monochrome (i.e. black and white) and color markets by providing the industry’s broadest range of document products, solutions and services. Our products include printing and publishing systems, digital multi-function devices (which can print, copy, scan and fax) and digital copiers, laser and solid ink printers, fax machines, document-management software, and supplies such as toner, paper and ink. We also provide software and solutions that can improve document access for mobile workers and help businesses easily print books or create personalized documents for their customers. In addition, we provide a range of comprehensive document management services, such as operating in-house production centers, developing online document repositories and analyzing how customers can most efficiently create and share documents in the office.

Xerox is a New York corporation and our principal executive offices are located at 800 Long Ridge Road, P.O. Box 1600, Stamford, Connecticut 06904-1600. Our telephone number is (203) 968-3000.

RISK FACTORS

You should carefully consider the risks described below and other information contained in this prospectus and any prospectus supplement before making an investment decision. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such an instance, the trading price of our securities could decline, and you might lose all or part of your investment.

This prospectus contains forward-looking statements made as of the date of this prospectus regarding our expected performance that involve certain risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We need to successfully develop and market new product lines in order to maintain our market share.

Presently, black and white light-lens copiers represent between 15-20% of our revenues. This segment of the market is mature with anticipated declining industry revenues as the market transitions to digital technology. Some of our new digital products replace or compete with our current light-lens equipment. Changes in the mix of products from light-lens to digital, and the pace of that change, as well as competitive developments, could cause actual results to vary from those expected.

Color printing and copying represent an important and growing segment of the market. Printing from computers has both facilitated and increased the demand for color. A significant part of our strategy and ultimate success in this changing market is our ability to develop and market technology that produces color prints and copies quickly, easily and at reduced cost. Our continuing success in this strategy depends on our ability to make the investments and commit the necessary resources in this highly competitive market, as well as the pace of color adoption by our existing and prospective customers. If we are unable to develop and market alternative offerings in digital and color technologies, we may lose market share which could have a material adverse effect on our operating results.

We face significant challenges as we complete previously announced restructuring initiatives, and our failure to meet those challenges can harm both our performance and the value of our securities.

Since early 2000, we have engaged in a series of restructuring programs related to downsizing our employee base, exiting certain businesses, outsourcing some internal functions and engaging in other actions designed to reduce our cost structure. These initiatives have resulted in more than $1 billion in annualized cost savings in 2002 compared to 2000 levels. The Fourth Quarter 2002 Restructuring Program included additional plans to generate cash and more profitable revenue, as well as pay down debt, and, together with 2002 actions taken under the Turnaround Program, is expected to contribute up to an additional $400 million of annualized cost savings. There can be no assurance that we will be able to realize these additional cost savings. The primary challenge we face in realizing these cost savings is maintaining our cost structure to support ongoing operations as planned at the time such actions were taken. If we fail to meet these challenges and fail to realize these cost savings, our results of operations may be adversely affected.

If we are unable to continue to sustain our cost base at or below the current level, transition customer equipment financing to third parties and maintain process and systems changes resulting from restructuring actions, there could be a material adverse effect on our operating results.

We face significant competition and our failure to compete successfully could adversely affect our results of operations and financial condition.

We operate in an environment of significant competition, driven by rapid technological advances and the demands of customers to become more efficient. Our competitors range from large international companies to relatively small firms. Some of the large international companies have significant financial resources and compete with us globally to provide document processing products and services in each of the markets we serve. We compete primarily on the basis of technology, performance, price, quality, reliability, brand, distribution and customer service and support. Our success in future performance is largely dependent upon our ability to compete successfully in the markets we currently serve and to expand into additional market segments. To remain competitive, we must develop new products and services and periodically enhance our existing offerings. If we are unable to compete successfully, we could lose market share and important customers to our competitors and that could adversely affect our results of operations and financial condition.

Our profitability is dependent upon our ability to obtain adequate pricing for our products and to maintain an efficient operation.

Our success depends on our ability to obtain adequate pricing for our products and services which provides a reasonable return to our shareholders. Depending on competitive market factors, future prices we obtain for our products and services may decline from historical levels. In addition, pricing actions to offset the effect of currency devaluations may not prove sufficient to offset further devaluations or may not hold in the face of customer resistance and/or competition.

Our ability to sustain and improve profit margins is largely dependent on our ability to continue to improve the cost efficiency of our operations. If we are unable to achieve productivity improvements through process re-engineering, design efficiency and supplier and manufacturing cost improvements, our ability to offset labor cost inflation, potential materials cost increases and competitive price pressures would be impaired, all of which could materially adversely affect the profitability of our business.

Our substantial debt could adversely affect our financial health and pose challenges for conducting our business.

We have a substantial amount of debt and other obligations. As of March 31, 2003, we had $14,315 million of total debt (including debt of our subsidiaries) and $1,708 million of mandatorily redeemable preferred securities outstanding, and cash and cash equivalents of $3,035 million.

Our substantial debt and other obligations could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for future working capital, capital expenditures, acquisitions and other general corporate requirements;

•	increase our vulnerability to interest rate fluctuations because a significant portion of our debt has variable interest rates;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt and other obligations thereby reducing the availability of our cash flow from operations for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	become due and payable upon a change in control.

If new debt is added to our current debt levels, these related risks could increase.

Our current credit ratings allow us only limited access to capital markets, which may impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Prior to 2002, we financed approximately 80 percent of our equipment sales. To fund these arrangements, we accessed the credit markets and used cash generated from operations. The long-term viability and profitability of our customer financing activities is dependent, in part, on our ability to borrow and the cost of borrowing in the credit markets. This ability and cost, in turn, is dependent on our credit ratings. We are currently funding our customer financing activity from an eight-year agreement we completed with General Electric Capital Corporation in the U.S., other third-party financing arrangements, cash generated from operations, as well as from cash on hand, unregistered capital markets offerings and securitizations. There is no assurance that we will be able to continue to fund our customer financing activity at present levels. We continue to negotiate and implement third-party vendor financing programs and securitizations of portions of our existing finance receivable portfolios and we continue to actively pursue alternative forms of financing including securitizations and secured borrowings. These initiatives are expected to improve our liquidity going forward. Our ability to continue to offer customer financing and be successful in the placement of equipment with customers is largely dependent upon successful completion of our third party financing initiatives.

The adequacy of our liquidity depends on our ability to successfully generate positive cash flow from an appropriate combination of operating improvements, financing from third parties, access to capital markets and additional asset sales, including sales or securitizations of our receivables portfolios. We believe our liquidity (including operating and other cash flows that we expect to generate) will be sufficient to meet operating cash flow requirements as they occur and to satisfy all scheduled debt maturities for at least the next twelve months; however, our ability to maintain positive liquidity going forward is highly dependent on achieving our expected operating results, including capturing the benefits from restructuring activities, and continuing to complete announced vendor financing and other initiatives. There is no assurance that these initiatives will be successful. Failure to successfully complete these initiatives could have a material adverse effect on our liquidity and our operations, and could require us to consider further measures, including deferring planned capital expenditures, reducing discretionary spending, selling additional assets and if necessary, restructuring existing debt. Failure to successfully complete these initiatives could also negatively impact our ability to fund our customer financing activities and repay maturing debt and other obligations.

Any failure to be in compliance with any material provision or covenant of the existing credit facility (the “2002 Credit Facility”) or the indentures governing our outstanding Senior Notes could have a material adverse effect on our liquidity and our operations.

In June 2002, we entered into the 2002 Credit Facility with a group of lenders, replacing the previous $7 billion credit facility (the “Old Revolver”). At that time, we permanently repaid $1.8 billion of the Old Revolver and subsequently repaid $937 million of the 2002 Credit Facility. At March 31, 2003, the 2002 Credit Facility consisted of two tranches of term loans totaling $1.8 billion and a $1.5 billion revolving credit facility that includes a $200 million letter of credit subfacility. At March 31, 2003 we had no additional borrowing capacity under the 2002 Credit Facility since the entire revolving facility was outstanding, including $35 million for letters of credit under the subfacility. The 2002 Credit Facility requires principal payments as well as prepayments in the case of certain events. A full discussion of these terms and the final maturity dates of the various loans is included in the Capital Resources and Liquidity section incorporated by reference in our Current Report on Form 8-K dated April 30, 2003. The 2002 Credit Facility contains affirmative and negative covenants including limitations on issuance of debt and preferred stock; certain fundamental changes; investments and acquisitions; mergers; certain transactions with affiliates; creation of liens; asset transfers; hedging transactions; payment of dividends and certain other payments; inter-company loans; and a requirement to transfer excess foreign cash, as defined, and excess cash of Xerox Credit Corporation to us in certain circumstances. It also contains additional financial maintenance covenants, including minimum EBITDA, as defined, maximum leverage (total adjusted debt divided by EBITDA), annual maximum capital expenditures limits and minimum consolidated net worth, as defined. In January 2002, we issued $600 million and Euro 225 million of our 9 3/4% Senior Notes due 2009. The indentures governing these Senior Notes contain several affirmative and negative covenants similar to, but less restrictive than, those in the 2002 Credit Facility. The Senior Notes do not, however, contain any financial maintenance covenants. In October 2002, we entered into an Amended and Restated Loan Agreement with General Electric Capital Corporation (“GECC”) relating to our eight-year vendor financing program with GECC (the “Loan Agreement”). The Loan Agreement provides for a series of monthly secured loans up to $5.0 billion outstanding at any one time. The Loan Agreement incorporates the financial maintenance covenants contained in the 2002 Credit Facility and contains other affirmative and negative covenants.

We are, and expect to remain, in full compliance with the covenants and other provisions of the 2002 Credit Facility, the Senior Notes and the Loan Agreement for at least the next twelve months. Any failure to be in compliance with any material provision or covenant of the 2002 Credit Facility or the Senior Notes could have a material adverse effect on our liquidity and operations. Failure to be in compliance with the covenants in the Loan Agreement, including the financial maintenance covenants incorporated from the 2002 Credit Facility, would result in an event of termination under the Loan Agreement and in such case GECC would not be required to make further loans to us. If GECC were to make no further loans to us, it would materially adversely affect our liquidity and our ability to fund our customers’ purchases of our equipment and this could materially adversely affect our results of operations.

Our business, results of operations and financial condition may be negatively impacted by economic conditions abroad, including fluctuating foreign currencies and shifting regulatory schemes.

We derive approximately 40 percent of our revenue from operations outside of the United States. In addition, we manufacture or acquire many of our products and/or their components outside the United States. Our future revenue, cost and results from operations could be adversely affected by a number of factors, including changes in foreign currency exchange rates, changes in economic conditions from country to country, changes in a country’s political conditions, trade protection measures, licensing requirements and local tax issues. Our ability to enter into new foreign exchange contracts to manage foreign exchange risk is currently limited given our below investment grade credit ratings. Despite our current credit ratings, we have been able to restore a significant level of currency derivative capacity. Although we are still unable to hedge all of our current currency exposures, we are utilizing the reestablished capacity to hedge currency exposures primarily related to foreign currency denominated debt. We anticipate continued volatility in our results of operations due to market changes in interest rates and foreign currency rates which we are currently unable to hedge.

If we fail to successfully develop new technologies, we may be unable to retain and gain customers and our revenues would be reduced.

The process of developing new high technology products and solutions is inherently complex and uncertain. It requires accurate anticipation of customers’ changing needs and emerging technological trends. We must make long-term investments and commit significant resources before knowing whether these investments will eventually result in products that achieve customer acceptance and generate the revenues required to provide desired returns from these investments. If we fail to accurately anticipate and meet our customers’ needs through the development of new products or if our new products are not widely accepted, we could lose our customers and our revenues could be significantly reduced.

Our business, results of operations and financial condition may be negatively impacted by legal and regulatory matters.

We have various contingent liabilities that are not reflected on our balance sheet, including those arising as a result of being a defendant in numerous litigation and regulatory matters involving securities law, patent law, environmental law, employment law and ERISA, as discussed in Note 15 to our Consolidated Financial Statements included in our Current Report on Form 8-K dated April 30, 2003, which is incorporated by reference herein. As required by Statement of Financial Accounting Standards No. 5 “Accounting for Contingencies,” we determine whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. We analyze our litigation and regulatory matters based on available information to assess potential liability. We develop our views on estimated losses in consultation with outside counsel handling our defense in these matters, which involves an analysis of potential results, assuming a combination of litigation and settlement strategies. We recently recorded a litigation charge of $183 million (after-tax) in connection with a case brought against our primary U.S. pension plan for salaried employees. We recorded the charge subsequent to reviewing the probability of a favorable outcome to us following the oral argument of the Plan’s appeal to the Seventh Circuit Court of Appeals. Should developments in any of our other legal matters cause a change in our determination as to an unfavorable outcome and result in the need to recognize a material accrual, or should any of these matters result in a final adverse judgment or be settled for significant amounts, they could have a material adverse effect on our results of operations, cash flows and financial position in the period or periods in which such change in determination, judgment or settlement occurs.

Our operating results may be negatively impacted by revenue trends.

Our ability to return to and maintain a consistent trend of revenue growth over the intermediate to longer term is largely dependent upon expansion of our worldwide equipment placements, as well as sales of services and supplies occurring after the initial equipment placement (post sale revenue) in the key growth markets of color and multifunction devices. We expect that revenue growth can be further enhanced through our consulting services in the areas of document, content and knowledge management. The ability to achieve growth in our equipment placements is subject to the successful implementation of our initiatives to provide advanced systems, industry-oriented global solutions and services for major customers, improved direct sales productivity and expansion of our indirect distribution channels in the face of global competition and pricing pressures. Our ability to increase post sale revenue is largely dependent on our ability to increase equipment placements, equipment utilization and color adoption. Equipment placements typically occur through leases with original terms of three to five years. Our leases generate post sale revenue. Once equipment placements start to increase, there will be a lag before post sale revenues also start to increase. The ability to grow our customers’ usage of our products may continue to be adversely impacted by the movement towards distributed printing and electronic substitutes and the impact of lower equipment placements in prior periods. If we are unable to return to and maintain a consistent trend of revenue growth, there could be a material adverse effect on our revenues and operating results.

An active trading market may not develop for any securities that we may issue hereunder.

Any securities, other than our common stock, issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. If there is no active market, you may not be able to sell your securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends of Xerox for the periods indicated.

	Three months ended March 31,		Year ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges (1)	*	*	1.14	1.33	*	2.22	*
Ratio of earnings to combined fixed charges and preferred stock dividends (1)	**	**	1.06	1.32	**	2.11	**

(1)	Refer to Exhibit 12 to the Registration Statement of which this Prospectus forms a part for the computation of this ratio.
*	Earnings for the years ended December 31, 2000 and 1998 and the three months ended March 31, 2003 and 2002 were inadequate to cover fixed charges. The coverage deficiency was $385 million, $22 million, $145 million and $97 million, respectively.
**	Earnings for the years ended December 31, 2000 and 1998 and the three months ended March 31, 2003 and 2002 were inadequate to cover combined fixed charges and preferred stock dividend requirements. The coverage deficiency was $438 million, $78 million, $155 million and $97 million, respectively.

SELECTED FINANCIAL DATA

The following selected consolidated financial data, insofar as it relates to each of the years 1998 through 2002, has been derived from annual financial statements, including the consolidated balance sheets at December 31, 2002 and 2001 and the related consolidated statements of income and of cash flows for the three years ended December 31, 2002 and notes thereto which are incorporated herein by reference. The data for the three months ended March 31, 2003 and 2002 has been derived from unaudited condensed consolidated financial statements, also incorporated herein by reference and which, in the opinion of management, include all adjustments necessary for a fair statement of the results for the unaudited interim periods.

(Dollars in millions, except per share data)

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Results of Operations
Revenues	$3,757	$3,858	$15,849	$17,008	$18,751	$18,995	$18,777
Gross margin	1,575	1,582	6,721	6,501	7,020	8,031	8,325
Research and development expenses	236	230	917	997	1,064	1,020	1,045
Selling, administrative and general expenses	1,020	1,169	4,437	4,728	5,518	5,204	5,314
Restructuring and asset impairment charges	8	146	670	715	475	12	1,506
Gain on sale of half of interest in Fuji Xerox	—	—	—	(773)	—	—	—
Gain on sale of China operations	—	—	—	—	(200)	—	—
Provision for litigation	300	—	—	—	—	—	—
Other, net	121	98	445	440	530	507	473
(Loss) Income before Income Taxes (Benefits), Equity Income, Minorities’ Interests, Discontinued Operations and Cumulative Effect of Change in Accounting Principle (1)	(110)	(61)	252	394	(367)	1,288	(13)
(Loss) Income from continuing operations before cumulative effect of change in accounting principle (1)	$(65)	$(51)	$154	$(92)	$(273)	$844	$23
Loss from discontinued operations	—	—	—	—	—	—	(190)
Cumulative effect of change in accounting principle	—	(63)	(63)	(2)	—	—	—

Net (loss) Income (1)	$(65)	$(114)	$91	$(94)	$(273)	$844	$(167)

Preferred stock dividends, net	(10)	—	(73)	(12)	(46)	(46)	(46)

(Loss) Income available to common shareholders	$(75)	$(114)	$18	$(106)	$(319)	$798	$(213)

Basic Earnings per Share: (1) (2)
(Loss) Income from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.07)	$0.11	$(0.15)	$(0.48)	$1.20	$(0.03)
Loss from discontinued operations	—	—	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	—	(0.09)	(0.09)	—	—	—	—

Net (loss) Income	$(0.10)	$(0.16)	$0.02	$(0.15)	$(0.48)	$1.20	$(0.32)

Diluted Earnings per Share: (1) (2)
(Loss) Income from continuing operations before cumulative effect of change in accounting principle	$(0.10)	$(0.07)	$0.10	$(0.15)	$(0.48)	$1.17	$(0.03)
Loss from discontinued operations	—	—	—	—	—	—	(0.29)
Cumulative effect of change in accounting principle	—	(0.09)	(0.08)	—	—	—	—

Net (loss) Income	$(0.10)	$(0.16)	$0.02	$(0.15)	$(0.48)	$1.17	$(0.32)

Common stock dividends declared	$—	$—	$—	$0.05	$0.65	$0.80	$0.72

	As of March 31,		As of December 31,
	2003	2002	2002	2001	2000	1999	1998
Financial Position
Cash and cash equivalents	$3,035	$4,747	$2,887	$3,990	$1,750	$132	$79
Total assets	25,345	27,647	25,458	27,645	28,253	27,803	27,775
Working capital	3,095	3,556	3,232	2,613	4,928	2,965	2,959
Short-term debt	5,122	6,704	4,377	6,637	3,080	4,626	4,221
Long-term debt	9,193	10,695	9,794	10,107	15,557	11,521	11,104
Total debt	14,315	17,399	14,171	16,744	18,637	16,147	15,325
Other long-term obligations	4,121	3,585	3,702	3,524	3,122	3,219	4,003
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,708	1,691	1,701	1,687	684	681	679
Preferred stock	536	593	550	605	647	669	687
Deferred ESOP benefits	(42)	(135)	(42)	(135)	(221)	(299)	(370)
Common shareholders’ equity	1,771	1,622	1,893	1,797	1,801	2,953	3,026

(1)	Income (Loss) before Income Taxes (Benefits), Equity Income, Minorities’ Interests, Discontinued Operations and Cumulative Effect of Change in Accounting Principle; Income (loss) from continuing operations before cumulative effect of change in accounting principle; Net income (loss), as well as Basic and Diluted Earnings per share beginning with the year ended December 31, 2002 excludes the effect of amortization of goodwill in accordance with the adoption of Statement of Financial Accounting Standard No. 142. For additional information regarding the adoption of this standard and its effects on Net income (loss) and Earnings (loss) per share, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.
(2)	Basic and Diluted Earnings per share is determined using income or loss available to common shareholders, which is calculated as net income (loss) less accrued preferred dividends, net of tax. Refer to Note 18 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

ADOPTION OF NEW ACCOUNTING STANDARD

Effective January 1, 2002, we adopted the provisions of SFAS No. 142 “Goodwill and Other Intangible Assets” (SFAS No. 142). SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets subsequent to their initial recognition. This statement recognizes that goodwill has an indefinite life and will no longer be subject to periodic amortization. However, goodwill is to be tested at least annually for impairment, using a fair value methodology, in lieu of amortization. The provisions of this standard also require that amortization of goodwill related to equity investments be discontinued, and that these goodwill amounts continue to be evaluated for impairment in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” For further information, refer to Note 1 to the Consolidated Financial Statements incorporated by reference in our Current Report on Form 8-K dated April 30, 2003.

The following tables illustrate the pro-forma impact of the adoption of SFAS No. 142, relating to the non-amortization provisions, for the years ended December 31, 2001, 2000 and 1999 ($ in millions).

	For the Year Ended December 31,
	2001	2000	1999
Reported Net (Loss) Income	$(94)	$(273)	$844
Add: Amortization of goodwill, net of income taxes	59	58	54

Adjusted Net (Loss) Income	$(35)	$(215)	$898

	For the Year Ended December 31,
	2001	2000	1999
Reported Basic (Loss) Earnings per Share	$(0.15)	$(0.48)	$1.20
Add: Amortization of goodwill, net of income taxes	.09	0.09	0.08

Adjusted Basic (Loss) Earnings per Share	$(0.06)	$(0.39)	$1.28

	For the Year Ended December 31,
	2001	2000	1999
Reported Diluted (Loss) Earnings per Share	$(0.15)	$(0.48)	$1.17
Add: Amortization of goodwill, net of income taxes	.09	0.09	0.07

Adjusted Diluted (Loss) Earnings per Share	$(0.06)	$(0.39)	$1.24

RECENT DEVELOPMENTS

Securities and Exchange Commission Investigation

On April 1, 2002, we announced that we had reached a settlement with the SEC on specific accounting methodology and financial disclosure matters previously disclosed that had been under investigation by the SEC since June 2000. As a result, on April 11, 2002, the SEC filed a complaint against us, which we simultaneously settled by consenting to the entry of an Order enjoining us from future violations of Section 17(a) of the Securities Act of 1933, Sections 10(b), 13(a) and 13(b) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 13b2-1 thereunder, requiring payment of a civil penalty of $10 million, and imposing other ancillary relief. We neither admitted nor denied the allegations of the complaint. The $10 million civil penalty is included in “Other Expenses, net “ in 2002 in our Consolidated Statement of Income. Under the terms of the settlement, in 2002 we restated our financial statements for the years 1997 through 2000.

In addition, as part of the settlement, a special committee of our Board of Directors retained Michael H. Sutton, former Chief Accountant of the SEC, as an independent consultant to review our material accounting controls and policies. Mr. Sutton commenced his review in July 2002. On February 21, 2003, Mr. Sutton delivered his final report (“Sutton Report”), together with observations and recommendations, to members of the special committee. On April 18, 2003 a copy of the Sutton Report and the Audit Committee’s recommendation to the Board of Directors regarding such Report was delivered to the Board of Directors and to the SEC. The Board of Directors must report to the SEC the decisions taken by our Board of Directors as a result of the Sutton Report by June 17, 2003.

We have a comprehensive ongoing program addressing continued progress in enterprise risk management as well as our process and systems management. We are devoting significant additional resources to this end.

SEC Settlement Reached with Individual Defendants

The SEC announced on June 5, 2003 that it had reached a settlement with several individuals who are former officers of Xerox regarding the same accounting and disclosure matters involved in its investigation of Xerox. Just as we had done in our settlement with the SEC, these individuals neither admitted nor denied wrongdoing and have agreed to pay fines, disgorgement and interest.

The individuals are responsible for paying their own fines. However, because all of the individuals who settled were officers of Xerox, we are required to pay the disgorgement amounts ($19.4 million including prejudgment interest) and legal fees associated with their settlements. Under the terms of our by-laws, we are required to indemnify officers and directors, including former officers and directors, against any costs, expenses or liabilities that result from acting as an officer or director, including payments made in settlement of proceedings, unless the officers or directors are found guilty of wrongdoing in a court of law. We accrued the settlement expenses during the second half of 2002.

Other Litigation

Reference is made to the “Legal Matters” portion of Note 8 to our Condensed Consolidated Financial Statements (“Litigation, Regulatory Matters and Other Contingencies”) contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 for a discussion of the securities law actions and derivative suits concerning our accounting methodology, accounting practices and related financial and other disclosure matters.

THE SECURITIES WE MAY OFFER

This prospectus is part of a shelf registration statement. Under the shelf registration statement, we may offer from time to time up to $3,000,000,000 of any of the following securities, either separately or in units:

•	debt securities;

•	convertible debt securities;

•	preferred stock;

•	convertible preferred stock;

•	common stock;

•	warrants to purchase debt securities, preferred stock or common stock;

•	depositary shares;

•	securities purchase contracts;

•	securities purchase units; and

•	guarantees of our debt securities.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for general corporate purposes. General corporate purposes may include, without limitation:

•	repayment of debt;

•	investments in or extensions of credit to our subsidiaries;

•	redemption of preferred stock; and

•	financing of possible acquisitions or business expansion or the refinancing of prior acquisitions.

The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

We do not have any current plans, proposals or arrangements to enter into any material acquisitions or business expansion other than in the ordinary course of business.

Under the terms of the 2002 Credit Facility, specified percentages of any net proceeds we receive from capital market debt issuances, equity issuances, or asset sales during the term of the 2002 Credit Facility must be used to reduce the amounts outstanding under the 2002 Credit Facility.

As of March 31, 2003, $3.3 billion was outstanding under the 2002 Credit Facility, consisting of $1.3 billion of Tranche A term loans, $500 million of Tranche B term loans and $1.5 billion in revolving loans or letters of credit. The specified percentages of net proceeds which must be applied to loans under the 2002 Credit Facility generally range from 25 percent to 75 percent, depending upon the cumulative amount of the scheduled amortization payments that have been made on Tranche A term loans as well as the cumulative amount of all mandatory prepayments that have been made under the 2002 Credit Facility. The revolving loan commitment cannot be reduced below $1.0 billion as a result of such prepayments. Tranche A term loans and the revolving loans bear interest at LIBOR plus 4.50 percent, and Tranche B term loans bear interest at LIBOR plus a spread that varies between 4.00 percent and 4.50 percent depending on the extent to which Tranche B term loans are secured by the collateral that is restricted by covenants contained in our public bond indentures. The final stated maturity of the 2002 Credit Facility is April 30, 2005.

DESCRIPTION OF THE DEBT SECURITIES,

CONVERTIBLE DEBT SECURITIES AND GUARANTEES

We may offer unsecured general obligations, which may be senior (the “senior debt securities”) or subordinated (the “subordinated debt securities”). The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” We also may offer convertible debt securities. The senior debt securities will have the same rank as all our other unsecured, unsubordinated debt. The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be entitled to payment only after payment on our Senior Indebtedness (as described below). The subordinated debt securities will be effectively subordinated to creditors (including trade creditors) and our preferred stockholders and those of our subsidiaries.

The senior debt securities and any related guarantees will be issued under a senior indenture to be entered into between us and the trustee named in the prospectus supplement. The subordinated debt securities and any related guarantees will be issued under a subordinated indenture to be entered into between us and the trustee named in the prospectus supplement. We have summarized certain general features of the debt securities from the indenture. A form of each of a senior indenture and a subordinated indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following summary is of certain provisions of the form of senior indenture and this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior indenture and the provisions of the Trust Indenture Act of 1939, as amended. References in parentheticals below to sections or articles are to Sections or Articles of the senior indenture. If we issue any subordinated debt securities, the description of those securities and the subordinated indenture will be set forth in the related prospectus supplement.

The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	indenture under which the debt securities are issued;

•	applicable subordination provisions, if any;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	conversion or exchange features;

•	any covenants applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	whether securities issued by Xerox will be entitled to the benefits of the guarantees or any other form of guarantee; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Section 3.02) Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities which are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith. (Section 3.05)

Guarantees

Any senior or subordinated debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Global Securities

We expect the following provisions to apply to all debt securities.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Sections 3.01, 3.03 and 3.05)

The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of Xerox, the trustee for the debt securities, any paying agent, or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Definitive debt securities of any series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Events of Default, Notice and Waiver

The indenture provides that, if an event of default in respect of any series of debt securities or any guarantees thereof shall have happened and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or a portion thereof in the case of certain debt securities issued with an original issue discount) of all the debt securities of that series to be immediately due and payable. (Section 7.02)

The indenture defines “events of default” in respect of any series of debt securities as:

•	default for 30 days in payment of any interest installment when due;

•	default in payment of principal of or premium, if any (including accrued original issue discount, in the case of certain debt securities issued with original issue discount), on, or any sinking fund installment or analogous obligation with respect to, debt securities of such series when due;

•	default for 90 days after notice to us by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of such series in the performance of any other covenant in such indenture in respect of the debt securities of such series; and

•	certain events of bankruptcy, insolvency and reorganization, and any other event of default provided for with respect to the debt securities of such series. (Section 7.01)

The Trust Indenture Act provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities or any guarantees thereof, give to the holders of that series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on, or any sinking fund installment or analogous obligation with respect to, any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an event of default with respect to debt securities of such series or any guarantees thereof.

The indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may, subject to certain limitations, direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of the debt securities of that series. (Section 7.11)

The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default in respect of any series of debt securities or any guarantees thereof to act with the required standard of care, to be indemnified by the holders of the debt securities of that series before proceeding to exercise any right or power under the indenture at the request of holders of those debt securities. (Section 8.01)

The indenture includes covenants that we will file a certificate of no default with the trustee, annually specifying any default that exists. (Section 5.04)

In certain cases, the holders of a majority in principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default, or compliance with certain provisions of the indenture, except for defaults not theretofore cured in the payment of the principal of, premium, if any, or interest on, or any sinking fund installment or analogous obligation with respect to, any of the debt securities of that series and compliance with certain covenants. (Sections 5.07, 7.02 and 7.12)

The indenture provides that for purposes of calculating the principal amount of debt securities of any series denominated in a foreign currency or in units based on or relating to currencies thereunder, such principal amount shall be deemed to be that amount of U.S. dollars that could be obtained for such principal amount on the basis of a spot rate of exchange, specified to the trustee in an officers’ certificate, for such currency or currency units into U.S. dollars as of the date of any such calculation. (Section 1.15)

Modification of the Indenture

The indenture contains provisions permitting us and the trustee, with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of debt securities of that series. No supplemental indenture may, without the consent of the holders of all of the affected debt securities, among other things:

•	change the maturity of any debt securities;

•	change the currency in which such debt securities are payable;

•	reduce the principal amount thereof or any premium thereon;

•	reduce the rate or extend the time of payment of interest thereon;

•	change the method of computing the amount of principal thereof on any date; or

•	reduce the percentage of holders of debt securities which must consent to any such supplemental indenture. (Section 9.02)

Satisfaction and Discharge of the Indenture; Defeasance

The indenture shall generally cease to be of any further effect with respect to a series of debt securities if:

•	we shall have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions); or

•	all debt securities of that series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of that series (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us in respect of all debt securities of that series and deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent in the indenture have been complied with). (Section 11.01)

The trustee shall hold in trust all money deposited with it as described above and shall apply the deposited money, in accordance with the provisions of the debt securities of the defeased series and the indenture, to the payment, either directly or through any paying agent, as the trustee may determine, to the persons entitled thereto, of principal, premium, if any, and interest for whose payment such money has been deposited with the trustee. (Section 11.02)

Governing Law

The indenture, the debt securities and the guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law (other than Section 5-1401 of the General Obligations Law of the State of New York, and any successor statute or statutes).

Convertibility

Debt securities may be convertible into or exchangeable for our common stock or preferred stock. The prospectus supplement will describe the terms of any conversion rights.

Provisions Applicable Only To Senior Debt Securities

Ranking

The senior debt securities and the subsidiary guarantees will be unsecured obligations, and will rank pari passu with all other unsecured and unsubordinated debt of the issuer.

Covenants

Limitations on Liens.    Certain terms referenced herein are defined below. So long as any of our senior debt securities are outstanding, we will not create or suffer to exist, or permit any of our Restricted Subsidiaries to create or suffer to exist, any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of our properties (other than “margin stock” as that term is defined in Regulation U issued by the Board of Governors of the Federal Reserve System), whether now owned or hereafter acquired, or assign, or permit any of our Restricted Subsidiaries to assign, any right to receive income, in each case to secure any Debt without making effective provision whereby all of the senior debt securities of each series (together with, if we shall so determine, any of our other senior debt or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the senior debt securities) shall be equally and ratably secured with the indebtedness or obligations secured by such security. We or our Restricted Subsidiaries may create or suffer to exist any lien, security interest, charge, encumbrance or preferential arrangement of any kind in, of or upon any of our properties or assets or our Restricted Subsidiaries to secure any Debt or Debts in an aggregate amount at any time outstanding not greater than 20% of our Consolidated Net Worth. The foregoing restrictions shall not apply to any of the following:

•

deposits, liens or pledges arising in the ordinary course of business to enable us or any of our Restricted Subsidiaries to exercise any privilege or license or to secure payments of workers’ compensation or unemployment insurance, or to secure the performance of bids, tenders, contracts (other than for the payment of money) or statutory landlords’ liens or to secure public or statutory obligations or surety, stay or appeal bonds, or other similar deposits or pledges made in the ordinary course of business;

•	liens imposed by law or other similar liens, if arising in the ordinary course of business, such as mechanic’s, materialman’s, workman’s, repairman’s or carrier’s liens, or deposits or pledges in the ordinary course of business to obtain the release of such liens;

•	liens arising out of judgments or awards against us or any of our Restricted Subsidiaries in an aggregate amount not to exceed the greater of (a) 15% of our Consolidated Net Worth or (b) the minimum amount which, if subtracted from such Consolidated Net Worth, would reduce such Consolidated Net Worth below $3.2 billion and, in each case, with respect to which we or such Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, or liens for the purpose of obtaining a stay or discharge in the course of any legal proceedings;

•	liens for taxes if such taxes are not delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings, or minor survey exceptions or minor encumbrances, easements or restrictions which do not in the aggregate materially detract from the value of the property so encumbered or restricted or materially impair their use in the operation of our business of any of our Restricted Subsidiaries owning such property;

•	liens in favor of any government or department or agency thereof or in favor of a prime contractor under a government contract and resulting from the acceptance of progress or partial payments under government contracts or subcontracts thereunder;

•	liens existing on December 1, 1991;

•	purchase money liens or security interests in property acquired or held by Xerox or any Restricted Subsidiary in the ordinary course of business to secure the purchase price thereof or indebtedness incurred to finance the acquisition thereof;

•	liens or security interests existing on property at the time of its acquisition;

•	the rights of Xerox Credit Corporation (“XCC”) relating to a reserve account established pursuant to an operating agreement dated as of November 1, 1980, between Xerox and XCC;

•	the replacement, extension or renewal of any of the foregoing; and

•	liens on any assets of any Restricted Subsidiary of up to $500,000,000 incurred in connection with the sale or assignment of assets of such Restricted Subsidiary for cash where the proceeds are applied to repayment of Debt of such Restricted Subsidiary and/or invested by such Restricted Subsidiary in assets which would be reflected as receivables on the balance sheet of such Restricted Subsidiary. (Section 5.06)

“Consolidated Net Worth” means, at any time, as to a given entity, the sum of the amounts appearing on the latest consolidated balance sheet of such entity and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied, as:

•	the par or stated value of all outstanding capital stock (including preferred stock);

•	capital paid-in and earned surplus or earnings retained in the business plus or minus cumulative translation adjustments;

•	any unappropriated surplus reserves;

•	any net unrealized appreciation of equity investments, and

•	minorities’ interests in equity of subsidiaries,

less treasury stock, plus, in our case, $600,000,000.

“Debt” means:

•	indebtedness for borrowed money or for the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course with a maturity of not greater than 90 days),

•	obligations as lessee under capital leases,

•	obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in either of the immediately preceding bullet points (excluding obligations of Xerox from time to time under the support agreement dated as of November 1, 1980, between Xerox and XCC, as amended from time to time, and the support agreement dated as of February 6, 1985, between Xerox Canada Inc. and Xerox Canada Finance Inc., as amended from time to time), and

•	the amount of unfunded benefit liabilities, as defined in Section 4001(a)(18) of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute or statutes, under plans covered by Title IV thereof.

“Restricted Subsidiary” means any consolidated Subsidiary of Xerox from time to time having a Consolidated Net Worth of at least $100 million; provided, however, that “Restricted Subsidiary” does not include Xerox Financial Services, Inc., XCC and any other corporation principally engaged in any business or businesses other than development, manufacture and/or marketing of:

•	business equipment (including, without limitation, reprographic, computer (including software) and facsimile equipment),

•	merchandise or

•	services (other than financial services).

“Subsidiary” means, as to any entity, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of that corporation is at the time directly or indirectly owned by that entity.

Consolidation, Merger or Sale of Assets of Xerox.    Xerox shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless:

•	the corporation formed by such consolidation or into which Xerox is merged or the corporation which acquires its assets is organized in the United States and expressly assumes the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities of Xerox and the guarantees and the performance of every covenant of the indenture on the part of Xerox to be performed or observed, and

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing. (Section 10.01)

Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which Xerox is merged or to which such sale is made shall succeed to and be substituted for Xerox under the indenture. (Section 10.02)

Provisions Applicable Only To Subordinated Debt Securities

The subordinated debt securities may be senior or junior to, or rank pari passu with, our other subordinated obligations and will be subordinated to all of our existing and future “Senior Indebtedness.” Senior Indebtedness means, without duplication, the principal, premium (if any) and unpaid interest on all present and future:

•	indebtedness of Xerox for borrowed money,

•	obligations of Xerox evidenced by bonds, debentures, notes or similar instruments,

•	all obligations of Xerox under

(x)	interest rate swaps, caps, collars, options and similar arrangements,

(y)	any foreign exchange contract, currency swap contract, futures contract, currency option contract or other foreign currency hedge, and

(z)	credit swaps, caps, floors, collars and similar arrangements,

•	indebtedness incurred, assumed or guaranteed by Xerox in connection with the acquisition by it or a subsidiary of any business, properties or assets (except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles),

•	obligations of Xerox as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles,

•	reimbursement obligations of Xerox in respect of letters of credit relating to indebtedness or other obligations of Xerox that qualify as indebtedness or obligations of the kind referred to in the first five bullet points above, and

•	obligations of Xerox under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in the first six bullet points above.

Subordinated debt securities will not be subordinated to any indebtedness or obligation if the instrument creating or evidencing the indebtedness or obligation or pursuant to which it is outstanding provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities.

Other provisions applicable to subordinated debt securities will be described in a prospectus supplement.

DESCRIPTION OF THE PREFERRED STOCK AND

CONVERTIBLE PREFERRED STOCK

Xerox Preferred Stock

The following is a description of certain general terms and provisions of our preferred stock. The particular terms of any series of preferred stock will be described in a prospectus supplement. The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our Restated Certificate of Incorporation and the certificate of amendment relating to each series of the preferred stock (the “Certificate of Amendment”), which will be filed with the SEC at or prior to the time of issuance of such series of the preferred stock. We may also offer convertible preferred stock. As of the date of this prospectus, we are authorized to issue up to 22,043,067 shares of cumulative preferred stock, par value $1.00 per share. As of March 31, 2003, 6,835,219 shares of Series B Convertible Preferred Stock were outstanding and 1,500,000 shares of Series A Cumulative Preferred Stock are reserved for issuance in connection with our Shareholders Rights Plan. All of the Series B Convertible Preferred Stock is held by the trustee for the Xerox Employee Stock Ownership Plan, and is convertible, at any time, at the option of the trustee, into Xerox common stock at a predetermined price, which is subject to adjustment. The holders of the Series B Convertible Preferred Stock have dividend and liquidation rights prior to holders of the common stock, but generally have voting rights equal to those of holders of the common stock, each share of Series B Convertible Preferred Stock having the same number of votes per share as the total number of shares of Common Stock into which it is convertible. Currently, each share of Series B Convertible Preferred Stock has six votes per share and is convertible into six shares of Common Stock.

Subject to limitations prescribed by law, the Board of Directors is authorized at any time to:

•	issue one or more series of preferred stock;

•	determine the distinctive serial designation for any such series; and

•	determine the number of shares in any such series.

The Board of Directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to such series the following information:

•	the dividend rate (or method for determining the rate);

•	any liquidation preference per share of that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any voting rights of that series of preferred stock in addition to those specified in our Restated Certificate of Incorporation; and

•	the terms of any other preferences or rights applicable to that series of preferred stock.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Except as set forth below, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock (including cumulative dividends still owing, if any) have been or contemporaneously are declared and a sum sufficient to pay such dividends has been set apart or has been paid. When those dividends are not paid in full, the shares of all series of preferred stock will share ratably in the payment of dividends, in accordance with the sums that would be payable on those shares if all dividends were declared and paid in full. In addition, generally, unless all dividends on the preferred stock have been declared and a sum sufficient to pay such dividends has been set apart or has been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock.

Both the 2002 Credit Facility and the Indentures, dated as of January 17, 2002, governing our 9 ¾% Senior Notes due 2009 (the “Senior Note Indentures”) contain covenants that restrict our ability to pay dividends on preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the 2002 Credit Facility and Senior Note Indentures, respectively.

Convertibility

Shares of preferred stock may be convertible or exchangeable into another series of our preferred stock, our common stock, or other securities. The Certificate of Amendment and the prospectus supplement relating to each series of convertible preferred stock, if any, will describe those conversion rights.

Redemption And Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation

In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of common stock. If the amounts payable with respect to preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

Voting

Except as indicated below or in the prospectus supplement, the holders of preferred stock will not be entitled to vote. If the equivalent of six quarterly dividends payable on any series of preferred stock is in default, whether or not consecutive, the number of directors constituting our Board of Directors will be increased by two and the holders of such series of preferred stock, voting together as a class with all other series of preferred stock entitled to vote on such election of directors, will be entitled to elect those additional directors. In the event of such a default, any holder of preferred stock may request that we call a special meeting of the holders of preferred stock for the purpose of electing the additional directors and we must call such meeting within 20 days of request. If we fail to call such a meeting upon request, then any holder of preferred stock can call a meeting. If all accumulated dividends on any series of preferred stock have been paid in full, the holders of shares of such series will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

The vote of the holders of two-thirds of the outstanding shares of each series of preferred stock voting together as a class, is required to authorize any amendment, alteration or repeal of our Restated Certificate of Incorporation or any Certificate of Amendment or our By-Laws which would adversely affect the rights, preferences, privileges or voting power of the preferred stock or any holder thereof.

Miscellaneous

The holders of preferred stock will have no preemptive rights. All our issued and outstanding preferred stock is fully paid and non-assessable. The shares of preferred stock offered, when issued, will also be fully paid and nonassessable. Shares of preferred stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. We may not repurchase or redeem less than all the preferred stock, pursuant to a sinking fund or otherwise, while there are any dividends in arrears on the preferred stock. Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indenture and other transactions we may enter into.

No Other Rights

The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the prospectus supplement, our Restated Certificate of Incorporation or Certificate of Amendment or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our Restated Certificate of Incorporation and our Shareholder Rights Plan, referred to below, which have been filed with the SEC and are incorporated by reference into this prospectus.

As of the date of this prospectus, we are authorized to issue up to 1,750,000,000 shares of common stock, $1.00 par value per share (the “common stock”). As of March 31, 2003, 741,574,841 shares of common stock were outstanding. Also, as of such date, there were 345,790,189 shares of common stock authorized, but reserved for issuance and 662,634,970 shares of common stock authorized and available for issue or reserve.

General

Dividend Rights and Restrictions

Holders of our common stock are entitled to dividends as and when declared by the Board of Directors out of the net assets legally available therefor. All shares of common stock are entitled to participate equally in such dividends. There are no restrictions on the payment of dividends or purchase or redemption of our common stock under our Restated Certificate of Incorporation or By-Laws, provided all dividends for past periods and the dividends for the current quarter on any outstanding preferred stock and retirement, purchase or sinking fund requirements thereon, if any, have been paid or provided for, and subject further to the restrictions referred to below.

The 2002 Credit Facility prohibits us from paying cash dividends on our common stock, and permits us to declare and pay dividends on our common stock solely in the form of shares of Qualified Capital Stock (as defined therein). The Senior Note Indentures contain covenants that restrict our ability to pay dividends on common stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein).

Voting Rights

Each share of common stock is entitled to one vote per share, subject, to the right of the holders of any outstanding preferred stock, if six quarterly dividends (whether or not consecutive) thereon are in default, to elect, voting as a class, two members of the Board of Directors, which right continues until the default is cured. In addition, the separate vote or consent of the holders of outstanding preferred stock may be required to authorize certain corporate action. The holders of our Series B Convertible Preferred Stock generally have voting rights equal to those of holders of common stock, each share of Series B Convertible Stock having the same number of votes per share as the total number of shares of Common Stock into which it is convertible. Currently, each share of Series B Convertible Preferred Stock has six votes per share and is convertible into six shares of Common Stock. Since the common stock and Series B Convertible Preferred Stock do not have cumulative voting rights, if they choose to do so, the holders of more than 50% of the aggregate amount of shares of those stocks can elect all of the directors. In such event, the holders of less than 50% of those shares cannot elect any directors.

Liquidation Rights

Holders of our common stock are entitled to receive our net assets, on a pro-rata basis, upon the dissolution, liquidation or winding up of the Company, after the payment in full of all preferential amounts to which the holders of any then-outstanding shares of preferred stock shall be entitled.

Preemptive Rights

Holders of our common stock do not possess preemptive rights or subscription rights as to any additional issues of any class of the capital stock or any of our other securities.

Liability To Further Calls Or Assessments

All our issued and outstanding common stock is fully paid and non-assessable. The shares of common stock offered, when issued, will be also fully paid and non-assessable.

Transfer Agent

Our common stock is listed and traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol “XRX” and is also traded on the Boston, Cincinnati, Pacific Coast, Philadelphia, London and Switzerland exchanges. The transfer agent for the common stock is Equiserve Trust Company, N.A., P.O. Box 43010, Providence, RI 02940-3010, (800) 828-6396, or reachable, via email at website www.equiserve.com.

Preferred Stock Purchase Rights

The Board of Directors of Xerox has adopted a Shareholder Rights Plan. Each share of common stock has one half of a right (a “Right”) attached to it.

Until the earlier of:

•	10 business days following the date of a public announcement that a person or group has acquired beneficial ownership of 20 percent or more of the aggregate amount of the outstanding voting common stock of Xerox (the date of such public announcement, the “Stock Acquisition Date”, and, such person or group, an “Acquiring Person”), and

•	10 business days (or such later date as may be determined by our Board of Directors) following the commencement of, or the first public announcement of the intent to commence, a tender or exchange offer by a person or group if, upon consummation of the offer, such person or group would be an Acquiring Person (the earlier of such dates, the “Distribution Date”), or earlier redemption or expiration of the Rights, the Rights will be evidenced, with respect to the shares of common stock outstanding, by the certificates representing such shares and will be transferred with and only with the common stock. Certificates representing shares of common stock (including the shares of common stock which may be offered hereby) which are issued upon transfer, replacement or new issuance of common stock prior to the Distribution Date or earlier redemption or expiration of the Rights will contain a legend evidencing the Rights and incorporating the Rights Agreement by reference. As soon as practicable following the Distribution Date, separate certificates representing the Rights (“Rights Certificates”) will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, thereafter, such separate Rights Certificates will trade separately and will alone evidence the Rights. The Rights are not exercisable until the Distribution Date and will expire on April 16, 2007. Until a Right is exercised, the holder thereof will have no rights as a shareholder of Xerox, including, without limitation, the right to vote or to receive dividends.

When the Rights become exercisable, each Right will entitle the registered holder thereof to purchase from Xerox, at a price of $250.00, subject to adjustment (the “Purchase Price”), one three-hundredth of a share of Series A Cumulative Preferred Stock. If certain types of mergers, sales of assets or other business combinations involving Xerox occur after the Rights become exercisable, each Right will represent the right to purchase, at the Purchase Price, common stock of the acquiring company having a market value then equal to twice the Purchase Price. If (i) a person or group becomes an Acquiring Person (other than pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms approved by a majority of the members of our Board of Directors who are not officers of Xerox or affiliates of such Acquiring Person), or (ii) an Acquiring Person acquires Xerox in a transaction in which Xerox and the common stock survive, each Right not owned by such Acquiring Person will be converted into the right to purchase, at the Purchase Price, the number of shares of common stock that at that time have a market value then equal to twice the Purchase Price.

Our Board of Directors may, at any time on or before the earlier of (x) the Stock Acquisition Date and (y) the date on which the Rights shall expire, authorize the redemption of all, but not less than all, of the then outstanding Rights at a redemption price of $.01 per Right, as adjusted under certain specified circumstances. Any of the provisions of the Rights Agreement may be amended by our Board of Directors before the Rights become exercisable. Thereafter, provisions of the Rights Agreement may be amended by our Board of Directors:

•	to cure any ambiguity, to lengthen or shorten any time period under the Rights Agreement or

•	in any other manner that will not adversely affect the interest of the holders of the Rights (other than the Acquiring Person).

The Rights have certain “anti-takeover” effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Xerox on terms not approved by our Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. Generally, the Rights should not interfere with any merger or other business combination approved by our Board of Directors prior to the time that there is an Acquiring Person (at which time holders of the Rights become entitled to exercise their Rights for shares of common stock at one-half the market price), since until such time the Rights generally may be redeemed by our Board of Directors at $.01 per Right.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

Xerox may issue warrants to purchase debt securities, preferred stock or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.

Debt Warrants

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

(a)  the title of the debt warrants;

(b)  the initial offering price;

(c)  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

(d)  the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e)  the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

(f)  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

(g)  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

(h)  if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

(i)  the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

(j)  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

(k)  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

(l)  anti-dilution provisions of the debt warrants, if any;

(m)    redemption or call provisions, if any, applicable to the debt warrants; and

(n)    any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

Equity Warrants

We may issue warrants for the purchase of our equity securities such as our preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, will be filed with the SEC in connection with the offering of the equity warrants.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

(a)  the title of the equity warrants;

(b)  the initial offering price;

(c)  the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

(d)  the currency or currency units in which the offering price, if any, and the exercise price are payable;

(e)  the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

(f)  the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

(g)  if applicable, the minimum or maximum number of the warrants that may be exercised at any one time;

(h)  the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

(i)  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

(j)  anti-dilution provisions of the equity warrants, if any;

(k)  redemption or call provisions, if any, applicable to the equity warrants; and

(l)  any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS AND SECURITIES PURCHASE UNITS

This section describes the general terms of the securities purchase contracts and securities purchase units that Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contract and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specified formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either (a) our senior debt securities or subordinated debt securities or, (b) our debt obligations of third parties, including U.S. Treasury securities. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates. The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as a part of units consisting of a debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either (a) our senior debt securities or subordinated debt securities or (b) our debt obligations of third parties, including U.S. Treasury securities. The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and (c) if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued. Material United States federal income tax considerations applicable to the purchase contracts and the purchase units will also be discussed in the prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms of the depositary shares Xerox may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.

General

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the applicable prospectus supplement.

Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Both the 2002 Credit Facility and the Senior Note Indentures contain covenants that restrict our ability to pay dividends on preferred stock under certain circumstances that include the occurrence and continuation of any default or event of default (as defined therein) under the 2002 Credit Facility and Senior Note Indentures, respectively.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts. Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement that (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continue to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination of holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale.

We may sell equity securities in an offering “at the market” as defined in Rule 415 under the Securities Act. One or more of Banc One Capital Markets, Inc., Credit Suisse First Boston Corporation, Deutsche Bank Securities, Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and UBS Securities LLC, may act as underwriters in connection with such an offering. None of the broker-dealers listed in the preceding sentence shall be an underwriter in connection with any offering of our equity securities unless such broker-dealer is named as an underwriter in the prospectus supplement with respect to such offering of equity securities and such prospectus supplement is filed with the SEC.

For all other offerings, the prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price, the net proceeds to Xerox, any underwriting discounts and other items constituting underwriters’ compensation, and public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

We and our respective agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities, other than our common stock issued hereunder, may be new issues of securities with no established trading market. Any underwriters, or agents to or through whom such securities are sold for public offering and sale, may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates and in the ordinary course of our business.

The brokers dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Xerox or the “Company” has filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time over approximately the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units. References to “we,” “our,” or “us” refer to Xerox Corporation and consolidated subsidiaries unless the context specifically requires otherwise.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of the documents.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents By Reference.”

MARKET SHARE, RANKING AND OTHER DATA

The market share, ranking and other data contained or incorporated by reference in this prospectus are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 1-4471. You can read and copy this information at the following locations of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You can also obtain copies of these materials from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we subsequently file will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until our offering is completed:

1.    Annual Report on Form 10-K for the year ended December 31, 2002, filed with the SEC on March 31, 2003;

2.    Amendment No. 1 to Quarterly Report on Form 10-Q for quarter ended March 31, 2002, filed with the SEC on March 27, 2003;

3.    Amendment No. 1 to Quarterly Report on Form 10-Q for quarter ended June 30, 2002, filed with the SEC on March 27, 2003;

4.    Amendment No. 2 to Quarterly Report on Form 10-Q for quarter ended September 30, 2002, filed with the SEC on March 27, 2003;

5. Quarterly Report on Form 10-Q for quarter ended March 31, 2003, filed with the SEC on April 30, 2003;

6.    Current Reports on Form 8-K dated March 21, 2003, April 21, 2003, April 23, 2003, April 30, 2003, May 12, 2003 and June 2, 2003;

7.    Description of Xerox’ Shareholders Rights Plan (the “Rights Plan”) contained in Amendment No. 2 to Form 8-A filed with the SEC on February 8, 2000; and description of the Rights Agreement dated as of April 7, 1997 between us and The First National Bank of Boston, as Rights Agent (the “Rights Agreement”), with respect to the Rights Plan, which is filed as Exhibit 4.10 to our Current Report on Form 8-K dated April 7, 1997. The Rights Plan and the Rights Agreement relate to the Rights to purchase Series A Cumulative preferred stock; and

8.    Description of Xerox’s common stock, contained in Amendment No. 5 to Form 8-A filed with the SEC on February 8, 2000.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into the filing, at no cost, and a copy of the indentures, the warrant agreements, the depositary agreement and any other agreements that we refer to in this prospectus by writing or calling our transfer agent at the following address:

Equiserve Trust Company, N.A.

P.O. Box 43010

Providence, RI 02940-3010

(800)828-6396

E-mail at website www.equiserve.com.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents they incorporate by reference may contain certain statements that are not historical fact and which are deemed to be forward-looking. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, intended or expected. We do not intend to update these forward-looking statements.

We are making investors aware that such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Such factors include, but are not limited to, those discussed in the section that follows the heading “Forward Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and under similarly captioned sections in future filings that we make with the SEC under the Exchange Act.

VALIDITY OF THE SECURITIES AND THE GUARANTEES

The validity of the securities, and the guarantees to be offered by Xerox, will be passed upon for Xerox by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Cahill Gordon & Reindel LLP, New York, New York, will pass upon the validity of the offered securities for any underwriters, dealers, purchasers or agents.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Current Report on Form 8-K dated April 30, 2003, have been so incorporated, in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

6,500,000 Shares

Xerox Corporation

            % Series C Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

June     , 2003

Joint Book-Running Managers

Citigroup

Merrill Lynch & Co.

Goldman, Sachs & Co.

JPMorgan

Co-Lead Managers

Deutsche Bank Securities	UBS Investment Bank

Co-Managers

Danske Markets	Credit Suisse First Boston

Global Coordinator

JPMorgan